                                             As Filed Pursuant to Rule 424(b)(2)
                                             Registration No. 333-21575


PROSPECTUS

                             MIKE'S ORIGINAL, INC.
                                 700,000 UNITS

    Mike's Original, Inc. (the "Company"), a Delaware corporation, is offering 700,000 units (the "Units"). Each Unit consists of one share of common stock (the "Common Stock"), $.001 par value, and two Redeemable Common Stock Class A Purchase Warrants (the "Warrants" or "Class A Warrants"). The Common Stock and the Class A Warrants comprising each Unit will not trade separately from the Unit until the earlier of ninety (90) days from the date of this Prospectus or the determination by Millennium Securities Corp. ("Millennium"), in its sole discretion, to permit such separate trading. At the time such separate trading is permitted, the Units may be delisted from separate trading on the OTC Bulletin Board. See "Description of Securities."

    The Class A Warrants shall be exercisable commencing on the date of this Prospectus. Each Class A Warrant entitles the holder to purchase one share of Common Stock, at $5.00 per share, during the three year period commencing on the date of this Prospectus. See "Description of Securities." The Warrants are redeemable by the Company, for $.01 per Warrant, on not less than thirty (30) nor more than sixty (60) days' written notice if the average closing bid price per share of Common Stock is at least $10.00 per share during a period of twenty
(20) consecutive trading days ending not earlier than three (3) days on the date the Warrants are called for redemption. Any redemption of the Warrants during the one year period commencing on the date of this Prospectus shall require the consent of Millennium. See "Description of Securities."

    Prior to this offering, there has been no public market for the Units, Common Stock or Warrants. The price of the Units, Common Stock and exercise price of the Warrants have been determined by negotiations between the Company and IAR Securities Corp. (the "Representative"), as representative of the underwriters (the "Underwriters"). For additional information regarding the factors considered in determining the initial public offering prices, see "Underwriting."

    The Company has applied for listing its Units, Common Stock and Warrants on the OTC Bulletin Board. There can be no assurance that an active trading market will develop in these securities. See "Risk Factors."

    The registration statement of which this Prospectus forms a part also covers the offering of an aggregate of 461,250 shares of Common Stock (the "Second Private Placement Shares") owned by certain private placement investors (collectively referred to as the "Second Private Placement Lenders"), and an aggregate of 399,917 shares of Common Stock which are owned by other selling securityholders (the "Investors", and together with the Second Private Placement Lenders the "Selling Securityholders"). See "Selling Securityholders." The shares of Common Stock owned by certain of the Selling Securityholders and registered hereunder may not be sold or transferred for twenty-four (24) months from the date of this Prospectus, subject to earlier release at the sole discretion of the Millennium. Pursuant to Rule 415 of the Securities Act of 1933, as amended, the shares of Common Stock owned by the Selling Securityholders may be offered on a continuing or delayed basis in the future. See "Selling Securityholders" and "Description of Securities."
                            ------------------------

     AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION IN THE SECURITIES OFFERED HEREBY. SEE "RISK FACTORS" ON PAGE 8 AND "DILUTION" ON PAGE 15.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR
  ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

=========================================================================================================
                                                  UNDERWRITING DISCOUNTS AND
                            PRICE TO PUBLIC             COMMISSIONS(1)            PROCEEDS TO COMPANY(2)
---------------------------------------------------------------------------------------------------------
Per Unit...................       $6.20                      $.62                          $5.58
---------------------------------------------------------------------------------------------------------
Total......................     $4,340,000                 $434,000                     $3,906,000
=========================================================================================================

(1) Does not include additional compensation to be received by the Representative in the form of (a) a non-accountable expense allowance of three percent of the gross proceeds of this offering ($130,200) and (b) a security, purchasable at a nominal price, giving it the right to acquire 70,000 Units at $8.06 per Unit (the "Representative's Purchase Option"). In addition, the Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Act"). See "Underwriting."

(2) Before deducting other offering expenses payable by the Company estimated at $430,000, including the Representative's non-accountable expense allowance in the amount of $130,200. See "Use of Proceeds" and "Underwriting."

    The securities are offered, subject to prior sale, when, as and if accepted by the Representative named herein and subject to approval of certain legal matters by counsel for the Representative. It is expected that the delivery of the certificates representing Common Stock and Class A Warrants will be made on or about August 6, 1997 at the offices of IAR Securities Corp.

IAR SECURITIES CORP.                                 MILLENNIUM SECURITIES CORP.

                  The date of this Prospectus is July 31, 1997

       [PHOTOGRAPHS OF THE COMPANY'S PRODUCTS, PACKAGING AND ADVERTISING]

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE EFFECT THE PRICE OF THE UNITS, COMMON STOCK AND/OR THE CLASS A WARRANTS, INCLUDING STABILIZING TRANSACTIONS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

     The Company holds the registered trademarks and service marks under the names "Mike's Original(R)", "GRAMWICH(R)", and "Graham Cracker Delight(R)". The Company has common law trademarks for "Strawberry Fantasy(TM)" and "Chocolate Tidbits(TM)". All trademarks and service marks appearing herein that do not relate to the Company's products are the property of their respective holders.

     The Company intends to furnish its shareholders and holders of Class A Warrants with annual reports containing audited financial statements, examined by an independent public accounting firm, and such interim reports as it may determine to furnish or as may be required by law.

                               PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated, the information in this Prospectus does not give effect to the exercise of any other options, warrants or other convertible securities. All references herein to the Company include its predecessor unless the context otherwise requires. Except where otherwise indicated, this Prospectus gives effect to the .153846-for-1 reverse stock split of the Common Stock effective in June 1996 and the .667-for-1 reverse stock split of the Common Stock effective in February 1997. Except for historical information contained in this Prospectus, the matters discussed are forward looking statements that involve risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: the effect of business and economic conditions; the impact of competitive products and pricing; capacity and supply constraints or difficulties; product development, commercialization or technological difficulties; and the regulatory and trade environment.


THE COMPANY

     Mike's Original, Inc. (the "Company") markets, sells and distributes Mike's Original(R) Cheesecake Ice Cream, an innovative all natural blend of super-premium ice cream with cheesecake ingredients. This product line is offered in a variety of flavors mainly to supermarkets and grocery stores and also, to a lesser extent, to convenience stores, food service outlets and warehouse clubs. The Company's products are presently sold in approximately fourteen (14) states, including New York, California, Pennsylvania and New Jersey, with sales generally concentrated on the East and West coasts of the United States. The Company believes, based on an internal study, that it incentivizes retailers to continue purchasing its products through a pricing strategy designed to provide retailers with a higher retail profit per linear foot as compared to other competitive products based on the suggested retail price.

     In October 1995, the Company entered into an agreement with the Kraft Pizza Company ("Kraft-Pizza"), formerly Tombstone Pizza Corporation, a division of Philip Morris Corporation, for the exclusive distribution of the Company's products for the Northeastern and Western regions of the United States (the "Kraft-Pizza Agreement"). The Kraft-Pizza Agreement provides the Company's products with the opportunity to gain access to the thousands of existing retail outlets already buying Tombstone Pizza, together with the use of Kraft-Pizza's commission sales force to oversee the sales and in-store presentation of the Company's products.

     In April 1996, the Company entered into an agreement with Kraft Foods, Inc. ("Kraft Military"), also a division of Philip Morris Corporation, to represent the Company in the sale of its products to military facilities throughout the world (the "Kraft Military Agreement"). Military contracts exist with DeCA (Defense Commissary Agency) and sales to the military commenced in the third quarter of 1996.

     Since October 1996, the Company has restructured its management. In this regard, Michael Rosen has replaced Daniel Kelly as President, Mr. Kelly having resigned in September 1996. The Company also has hired a Vice
President -- Finance and has entered into an agreement to hire a Vice-President -- Marketing and Sales on completion of this offering, and has retained two frozen food and ice cream consultants with a combined fifty years of experience in the sales and marketing of ice cream. These persons have redirected the Company's selling efforts to substantially increase sales in the approximately 3,200 retail outlets selling the Company's products and to expand market penetration on the East and West coasts into the institutional and food service segments. By concentrating on existing locations and segments requiring limited up-front fees, the Company intends to substantially reduce one of the major costs associated with its past operations. The Company currently has five
(5) employees.

     Net sales for the three month period ended March 31, 1997 were $356,000, a decrease of 34% from the three month period ended March 31, 1996. This decrease resulted from a build-up of inventory by Kraft-Pizza in 1996 as well as the Company's severely limited working capital in 1997 which has adversely impacted its ability to purchase products from its manufacturer to fill customer orders and has further limited its ability to engage in marketing and advertising programs to promote additional sales.

     Net sales for the year ended December 31, 1996 were approximately $2,392,000, an increase of 3% from the previous nine (9) month period ended December 31, 1995 and a decrease of 8% from the twelve (12) month period ended December 31, 1995. The increase as compared to the shorter period was significantly reduced, and the decrease as compared to the prior twelve (12) month period was, in each case, because of an initial build-up of inventory by Kraft-Pizza in the fourth quarter of calendar 1995 which reduced sales to Kraft-Pizza in 1996, an unusually cool summer in the Northeast during 1996, a temporary work stoppage at the primary facility which manufactured the Company's products and the withdrawal by the Company from certain test markets which proved to be unprofitable. The Company's limited operating resources to date also has prevented the Company's participation in certain discount promotions and in-store programs which has caused continuing reduced sales by a reduction in reorders throughout its distribution network. The proceeds from this offering should enable the Company to substantially increase sales in its existing retail outlets through participation in these programs. The Company's products are currently manufactured by one independent facility located in Buffalo, New York, which has exclusive East coast manufacturing rights for the Company's products. Upon completion of this offering, the Company may use additional manufacturing facilities as well as re-establish its relationships with former manufacturers of its products on the West coast.

     The Company was incorporated in New York in March 1993 and reincorporated in Delaware in May 1994. It maintains its principal offices at 131 Jericho Turnpike, Jericho, New York 11753 and its telephone number is (516) 334-8500.

     SEE "RISK FACTORS", "MANAGEMENT" AND "CERTAIN TRANSACTIONS" FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN EVALUATING THE COMPANY AND ITS BUSINESS.

                                  THE OFFERING

Securities Offered by the Company(1).........  700,000 Units
Price Per Unit...............................  $6.20
Shares of Common Stock Outstanding After
  Offering(2)(3).............................  3,229,929 shares
Use of Proceeds..............................  For repayment of notes issued in a private placement and other indebtedness, marketing
                                                 expenses, and for working capital and
                                                 general corporate purposes. See "Use of
                                                 Proceeds."
Proposed OTC Bulletin Board Symbols(4)
  Units......................................  MIKSU
  Common Stock...............................  MIKS
  Warrants...................................  MIKSW
Risk Factors.................................  Purchase of Units being offered hereby involves a significant degree of risk,
                                                 including intense competition, rapid
                                                 growth, and dependence on key personnel and
                                                 major distributors, among others. See "Risk
                                                 Factors."

---------------
(1) Does not include (a) 461,250 Second Private Placement Shares offered by Selling Securityholders, which securities were acquired in connection with a private placement financing of the Company from June through September 1996 and (b) 399,917 shares of Common Stock owned by the Investors. See "Selling Securityholders."
(2) Assumes no exercise of: (i) the Class A Warrants offered hereby as part of the Units; (ii) the Representative's Purchase Option to purchase up to 70,000 Units; (iii) the Class A Warrants purchasable by the Representative upon exercise of the Representative's Purchase Option; (iv) outstanding options under the Company's 1995 Long Term Incentive Plan; (v) outstanding options under the Company's 1996 Non-Qualified Stock Option Plan; and (vi) outstanding warrants in connection with interim loans. Gives effect to conversion of debt and accrued interest into an aggregate of 320,288 shares of Common Stock, which occurred in April, May and June 1997 and the issuance of 280,000 shares of Common Stock in April and May 1997. See "Description of Securities", "Underwriting" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."
(3) See "Dilution."
(4) Although the Company's Units, Common Stock and Class A Warrants have been approved for listing on the OTC Bulletin Board, there can be no assurance that the Company will be able to continue to meet the requirements for continued quotation or that a public trading market will develop or be sustained. See "Risk Factors -- Absence of Public Market; Negotiated Offering Price."

(5) The Common Stock and the Class A Warrants comprising each Unit will not trade separately from the Unit until the earlier of 90 days from the date of this Prospectus or the determination by Millennium, in its sole discretion, to permit such separate trading. At the time such separate trading is permitted, the Units may be delisted from separate trading on the OTC Bulletin Board.

                         SUMMARY FINANCIAL INFORMATION

     The following summary financial information concerning the Company has been derived from the financial statements included elsewhere in this Prospectus and should be read in conjunction with such financial statements and the notes thereto. The financial information as of and for the periods ended December 31, 1996 and 1995 and March 31, 1995 has been derived from audited financial statements. The financial information as of March 31, 1997 and the three months ended March 31, 1997 and 1996 has been derived from information prepared by the Company. See "Financial Statements."

BALANCE SHEET DATA:

                                             MARCH 31,     DECEMBER 31,    DECEMBER 31,    MARCH 31,
                                               1997            1996            1995          1995
                                            -----------    ------------    ------------    ---------
Total assets............................... $   620,032    $    443,232    $    400,014    $ 555,132
Current liabilities........................   3,360,826       2,897,727       1,901,644      704,978
Long-term liabilities net of current
  portion(1)...............................     961,394         541,916         255,722      288,333
Stockholders' deficit......................  (3,702,188)     (2,996,411)     (1,757,352)    (438,179)

STATEMENT OF OPERATIONS DATA:

                                                                                               FISCAL
                                  THREE MONTHS ENDED        FISCAL YEAR       NINE MONTHS       YEAR
                              ---------------------------      ENDED             ENDED         ENDED
                               MARCH 31,       MARCH 31,    DECEMBER 31,      DECEMBER 31,   MARCH 31,
                                 1997             1996          1996              1995          1995
                              -----------      ----------   ------------      ------------   ----------
Net sales.................... $   356,314      $  543,174   $  2,392,258      $  2,312,144   $1,086,106
Net loss.....................  (1,485,217)(2)    (516,974)    (4,050,547)(3)    (1,614,858)    (719,380)
Loss per Common Share(4).....      $(0.54)         $(0.23)        $(1.65)           $(0.74)      $(0.43)
Weighted Average Common
  Shares Outstanding(4)......   2,774,113       2,231,298      2,461,244         2,180,536    1,654,908

---------------
(1) Includes long term portion of notes to related parties with the related accrued interest, capital lease obligations and certain expense accruals not currently due.
(2) Includes approximately $1,004,000 of non-cash items, $225,000 of which is attributable to the value of issuances of stock for professional services rendered, and $779,000 of which is attributable to the value of additional stock issuable on conversion of certain outstanding indebtedness.
(3) Includes approximately $1,400,000 of non-cash compensation attributable to the issuances of stock for professional services rendered to the Company and consulting fees to related parties attributable to stock options and contractual obligations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."
(4) As adjusted to give effect to a .153846-for-1 reverse stock split effected in June 1996 and a .667-for-1 reverse stock split effected in February 1997.

                                  RISK FACTORS

     The securities offered hereby are speculative and involve a high degree of risk. Only those persons able to lose their entire investment should purchase these securities. Prospective investors, prior to making an investment decision, should carefully read this prospectus and consider, along with other matters referred to herein, the following risk factors:

     Substantial Historical Operating Losses; No Assurance of
Profitability. The Company has been incurring losses from operations since its inception in 1993 and at March 31, 1997 had an accumulated deficit, stockholders' equity deficit and working capital deficit of $8,124,220, $3,702,188 and $3,064,976, respectively. The Company also will continue to have a deficit in stockholders' equity after this offering. A significant portion of the Company's losses were incurred during the fiscal year ended December 31, 1996 as a result of intense marketing by the Company, including payment for introductory programs to supermarket and other food chain retailers incurred in connection with entering new markets and maintaining existing markets of approximately $622,000, and product advertising, promotion and marketing expenses aggregating approximately $1,526,000. Losses have continued through the three months ended March 31, 1997 primarily because of the Company's lack of working capital which has adversely impacted its ability to purchase products from its manufacturer to fill customer orders and the impact of higher product costs and sales to certain retailers at reduced prices. Although the Company believes that its business expansion will be successful, and that the Company will become profitable, no assurance can be given in this regard. See "Business."

     Going Concern Issues in Independent Auditor's Report. As a result of the Company incurring continuing losses since inception, its deficiency in working capital at December 31, 1996 and other factors, the Company's independent certified public accountants have included an explanatory paragraph in their report on the Company's financial statements, regarding having substantial doubt about the Company's ability to continue as a going concern. Management's plans in this regard are described in Note B of Notes to Financial Statements.

     Limited Operating History. The Company has a limited operating history. The Company is subject to all the general risks inherent in, and the problems, expenses, difficulties, complications and delays frequently encountered in connection with, establishing any new business and operations. The Company is currently operating with inadequate working capital which, among other things, has impaired its selling efforts, and is substantially dependent on the proceeds of this offering to maintain operations. There is still no assurance that the Company, even with such funds, will successfully maintain operations at a level sufficient for an investor to obtain a return on the Units, Common Stock or Class A Warrants.

     Dependence on Kraft-Pizza Agreement. While the Company delivers products through certain regional distributors in the Midwest and elsewhere, the major portion of the Company's revenues are derived from the Kraft-Pizza Agreement. Kraft-Pizza accounted for approximately 79% of the Company's sales for the year ended December 31, 1996 and approximately 76% for the three months ended March 31, 1997. The Kraft-Pizza Agreement is terminable by either party on sixty (60) days' prior written notice. If the Kraft-Pizza Agreement is terminated the Company may be unable to retain other comparable distributors willing to distribute ice cream in the exclusive areas, and the operations of the Company may be adversely affected. While the Company believes that the price at which its ice cream is sold to Kraft-Pizza is competitive with the prices generally paid by distributors for superpremium ice cream in the areas of distribution, it cannot predict whether it will be able to secure and maintain alternative satisfactory distribution in the marketplace. See "Business -- Distribution and Marketing."

     Security Interest by a Former Manufacturer in the Company's Assets. The Company is presently indebted to one of its former manufacturers in the sum of approximately $931,825. Pursuant to agreements, as amended, with this manufacturer, $710,000 of this indebtedness is collateralized by all of the assets of the Company. Approximately $595,000 of this indebtedness is payable from the proceeds of this offering. Approximately $135,000 is due in December 1997, and the balance is payable in December 1998. Without this offering, it is unlikely that cash generated from operations will be sufficient to fully repay this indebtedness. If this debt is not paid, this secured party could foreclose on all of the assets of the Company which would materially adversely affect the Company's business plans and financial condition. See Note H of Notes to the Financial Statements and "Use of Proceeds."

     Substantial Introductory Program Expenses Required to Enter New, and Maintain Existing, Markets. The Company has been required to incur substantial promotional and advertising expenses to gain access to shelf space to enter new markets, sell to new retail stores and maintain existing stores or markets. While the Company believes, based on an internal study, that its products provide retailers with a substantial profit per linear foot as compared to its competitors' products, there is no assurance that even after incurring these expenses, retail stores will continue to sell the Company's products.

     Dependence on Single Ice Cream Manufacturer. The Company's products are manufactured by one independent United States Food and Drug Administration ("FDA") approved facility located in Buffalo, New York, under an exclusive manufacturing agreement through March 20, 1999 for distribution East of the Mississippi River. Two facilities on the West coast have recently suspended manufacturing the Company's products due to the financial position of the Company; however, each such facility has informed the Company that it will reconsider manufacturing the Company's products upon completion of this offering and payment by the Company of all amounts owing to such manufacturer. Upon completion of this offering, the Company may use additional facilities as well as re-establish its relationships with former manufacturers located on the West coast. See "Use of Proceeds." While the Company believes that other manufacturers are available, the Company entered into an exclusive agreement for, among other reasons, the fact that changing to a new facility would result in manufacturing delays which could temporarily impair the Company's ability to deliver products to its customers, and extended delivery delays could substantially impair the Company's available shelf space in certain retail establishments. See "Business -- Distribution and Marketing."

     Possible Need for Additional Financing. The Company believes that the proceeds of this offering will enable it to maintain its operations and working capital requirements for at least the next twelve (12) months, without taking into account any internally generated funds from operations. However, the Company may require additional funds thereafter to maintain or expand its operations. Adequate funds for this purpose on terms favorable to the Company, whether through equity financing, debt financing, or other sources, may not be available when needed. The Company's inability to obtain adequate financing could have a material adverse effect on the Company. Furthermore, the Company has granted a security interest on its assets to a third party, which could adversely impact its ability to so finance its operations.

     No Additional Credit Facility. The Company has no additional credit facility or other access to debt financing. Accordingly, the Company's business could be materially adversely affected in the event that it has a need for funds that it may not be able to obtain through a debt or equity financing.

     Uncertainties Regarding Marketing of the Company's Products. The Company intends to market its cheesecake ice cream nationally and internationally. There is no assurance that the Company's products will continue to be accepted by consumers. Further, there is no assurance that the U.S. market will provide sufficient revenue and earnings to permit on-going operations or that the Company will be able to successfully penetrate existing non-U.S. markets for these products.

     Competition. The super-premium ice cream market is highly competitive and the Company faces substantial competition in connection with the marketing and sales of its products. Among its competitors are Haagen-Dazs, Inc., ("Haagen-Dazs") owned by The Pillsbury Company, Ben & Jerry's Homemade, Inc. ("Ben & Jerry's") and other numerous regional ice cream companies. Many of these competitors are well established and have substantially greater financial and other resources than the Company. Additionally, Haagen-Dazs and Ben & Jerry's manufacture their own ice cream. In the ice cream novelty segment, the Company competes with several well-known brands including Haagen-Dazs and Dove Bars(R), manufactured by a division of Mars, Inc.

     Achieving wide distribution in the ice cream business is difficult due to the substantial expenses of a national marketing program and the limitations on available space in the freezer compartments of supermarkets and other retail customers. The Company's products also may be considered to be in competition with all ice cream and other frozen desserts for discretionary food dollars. The ability of the Company to increase its market share will be dependent upon several factors, among which are the quality and price of its products, advertising and the availability of sufficient capital for product expansion.

     Possible Adverse Impact of Higher Prices for Raw Materials. The primary raw materials used in the Company's operations are dairy products, including cream cheese and milk. The Company believes that such products are readily available from many sources, though the prices thereof may fluctuate. In this regard, the Company's profit margins were reduced from May 1996 through November 1996 primarily as a result of an increase in the price for dairy products, although at the end of 1996, these prices dropped significantly. The Company believes that prices for dairy products are cyclical, and no assurance can be given that prices for dairy products will not increase. In the event that prices of raw materials increase and remain high indefinitely and if the Company is unable to pass such prices on to its customers, the Company's business operations and financial condition could be materially adversely affected.

     Seasonality. The ice cream industry generally experiences its highest volume during the spring and summer months and the lowest volume in the winter months. See "Business -- Seasonality."

     Product Liability. The Company's business exposes it to potential liability which is inherent in the marketing and distribution of food products. The Company currently maintains $2,000,000 of product liability insurance. The Company also maintains $1,000,000 of general and personal injury insurance per occurrence and $5,000,000 in the aggregate. If any product liability claim is made and sustained against the Company and is not covered by insurance, the Company's business and prospects could be materially adversely affected. See "Business -- Insurance."

     Discretion In Application of Proceeds. Management of the Company has certain discretion over the use and expenditure of $1,458,314 of the proceeds of this offering, which represents 41.9% of the gross proceeds received by the Company from this offering. The Company intends to use the funds raised in this offering for repayment of indebtedness, promotion of its products, and for working capital and general corporate purposes. Although the Company does not contemplate changes in the allocated use of proceeds, to the extent the Company finds changes are necessary or appropriate in order to address changed circumstances and/or opportunities, management may find it necessary to adjust the use of the Company's capital, including the proceeds of this offering. As a result of the foregoing, the success of the Company may be substantially dependent upon the discretion and judgment of the management of the Company with respect to the application and allocation of the net proceeds hereof. See "Use of Proceeds."

     Control by Present Stockholders. As of the date of this Prospectus, the current officers and directors (the "Management Stockholders") and 5% stockholders own 65.1% of the outstanding shares of Common Stock and, after completion of this offering, will own 52.5% of the outstanding shares of Common Stock. Accordingly, although there are no relationships or agreements between the non-officer 5% stockholders and the officers and directors of the Company, these stockholders will be able to significantly influence the election of the Company's directors, any increase in the Company's authorized and outstanding capital stock and the other policies of the Company. See "Principal Stockholders."

     Dependence on Key Personnel. The Company's business expansion plans are dependent in part upon the abilities of Michael Rosen, its Chairman, President and Chief Executive Officer. Although Mr. Rosen has entered into an employment agreement with the Company, there can be no assurance that he will remain in the employ of or continue to provide services to the Company. The loss of his services could have an adverse effect on the Company. The Company maintains a $1,000,000 life insurance policy with respect to the life of Michael Rosen, the proceeds of which are payable to the Company. See "Management -- Employment Agreements."

     Current Litigation against the Company. The Company is currently involved in one legal matter with an aggregate potential liability of approximately $60,000. If decisions unfavorable to the Company result from this matter, the Company's working capital will be negatively impacted by the payment of this judgment. The Company has recently negotiated a settlement with J.W. Messner, Inc. on a $125,000 claim, $40,000 of which is payable from the proceeds of this offering, $43,000 is due June 1998, and $43,000 is due December 1998. See "Business -- Legal Matters."

     Lack of Independent Directors; No Audit and Compensation Committees. Two of the four current members of the Company's Board of Directors, Michael Rosen and Frederic D. Heller are executive officers of the Company. In addition, another director, Martin Pilossoph, is the father-in-law of Michael Rosen. Upon completion of this offering, Myron Levy, a person who will be considered a non-employee director, has agreed to serve as a member of the Board of Directors. Thus, upon completion of this offering, two of the five directors of the Company will be non-employee directors who have no family relationship with any other directors. Accordingly, although there are no agreements or understandings to do so, Messrs. Rosen, Heller and Pilossoph, if voting as a group, will constitute a majority of the Board of Directors, and thus will be able to exert substantial influence over the Company's policies. In addition, the Company has no standing audit or compensation committee. Thus, the Board of Directors performs the functions normally delegated to such committees. In this regard, the Board of Directors has chosen, and in the future will choose, the Company's independent auditors. Also, the Board of Directors has decided in the past, and will continue in the future, to decide compensation matters such as salaries, bonuses and stock option grants which are awarded to the Company's employees. See "Management."

     Absence of Public Market; Negotiated Offering Price. Prior to the offering, there has been no market for the Units, Common Stock or Class A Warrants. Although the Company has applied for listing its Units, Common Stock and Class A Warrants for quotation on the OTC Bulletin Board, there can be no assurance that an active market will develop for the Units, Common Stock or the Class A Warrants or, if developed, that it can be maintained. The Common Stock and the Class A Warrants comprising each Unit will not trade separately from the Unit until the earlier of 90 days from the date of this Prospectus or the determination by Millennium in its sole discretion, to permit such trading. At the time such separate trading is permitted, the Units may be delisted from separate trading on the OTC Bulletin Board. The initial public offering price of the Units and Common Stock and the exercise price of the Class A Warrants have been established by negotiations between the Company and the Representative and will not necessarily bear any relationship to the Company's book value, assets, past operating results, financial condition, or other established criteria of value. See "Underwriting."

     Dependence of Warrant Holders on Maintenance of Current Registration Statement; Possible Loss of Value of Warrants. In order for holders of the Class A Warrants to exercise such warrants there must be a current registration statement (or an exemption therefrom) in effect with the Securities and Exchange Commission ("Commission") and with the various state securities authorities in the States where warrant holders reside. The Company has undertaken to use its best efforts to keep (and intends to keep) the registration statement effective with respect to the Class A Warrants for as long as the Class A Warrants remain exercisable. However, maintenance of an effective registration statement will subject the Company to substantial continuing expenses for legal and accounting fees, and there can be no assurance that the Company will be able to maintain a current registration statement through the period during which the Class A Warrants remain exercisable. The Class A Warrants may become unexercisable and deprived of value by the Company's inability to maintain an effective registration statement (or an exemption therefrom) with respect to the underlying shares or by the non-qualification of the underlying shares in the jurisdiction of such holder's residence. See "Description of Securities -- Class A Warrants."

     Potential Adverse Effect of Redemption of Class A Warrants. The Class A Warrants may be redeemed by the Company at a price of $.01 per warrant, at any time, on not less than thirty (30) days' nor more than sixty (60) days' prior written notice provided that the average closing bid price of the Common Stock for all twenty (20) consecutive trading days ending within three (3) days of the notice of redemption has equaled or exceeded $10.00 and further provided that any redemption during the one year period commencing on the date of this Prospectus shall require the consent of Millennium. Redemption of the Class A Warrants could force the warrant holders to exercise the warrants at a time when it may be disadvantageous for the holders to do so or to sell the Class A Warrants at their then current market price when the holders might otherwise wish to hold the Class A Warrants for possible appreciation. Any holders who do not exercise warrants prior to their expiration or redemption, as the case may be, will forfeit the right to purchase the shares of Common Stock underlying the Class A Warrants. See "Description of Securities -- Class A Warrants."

     Substantial and Immediate Dilution. Purchasers of the Common Stock offered hereby will incur immediate substantial dilution in the net tangible book value of approximately $6.14 or 102% per share. The present shareholders of the Company have acquired their respective equity interests at a cost substantially below the offering price. Accordingly, the public investors will bear a disproportionate risk of loss per share. See "Dilution."

     No Dividends on Common Stock. The Company has never declared or paid any dividends on its shares of Common Stock. The Company intends to utilize its earnings, if any, to facilitate the expansion of its business for the foreseeable future. Accordingly, it has no intention of declaring or paying dividends on its Common Stock for the foreseeable future. Further, pursuant to a credit agreement with one of its former manufacturers, the Company is prohibited from paying dividends until the full repayment of its indebtedness thereunder. See "Dividend Policy."

     Possible Dilutive Effect of the Issuance of Substantial Amounts of Additional Shares Without Stockholder Approval. After this offering, the Company will have an aggregate of approximately 13,988,388 shares of Common Stock authorized but unissued and not reserved for specific purposes including 2,781,683 shares of Common Stock unissued but reserved for issuance pursuant to
(i) exercise of the Class A Warrants, (ii) the Company's Long Term Incentive Plan, (iii) the Company's 1996 Non-Qualified Stock Option Plan, (iv) exercise of the Representative's Purchase Option, (v) the exercise of certain warrants to purchase 122,500 shares of Common Stock, and (vi) the possible issuance of up to 115,850 shares to the Company's former product manufacturers and a product advertiser. All of such shares may be issued without any action or approval by the Company's shareholders. Any shares issued would further dilute the percentage ownership of the Company held by the investors in this offering. The terms on which the Company could obtain additional capital during the life of these securities may be adversely affected because of such potential dilution and because the holders thereof might be expected to convert or exercise them if the market price of the Common Stock exceeds their conversion or exercise price. See "Description of Securities", "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Underwriting."

     Potential Anti-Takeover Effects of Delaware Law and Certificate of Incorporation; Possible Issuances of Preferred Stock. Certain provisions of Delaware law and the Company's Certificate of Incorporation and By-laws could make more difficult a merger, tender offer or proxy contest involving the Company, even if such events could be beneficial to the interests of the stockholders. These provisions include Section 203 of the Delaware General Corporation Law, the classification of the Company's Board of Directors into three classes and the requirement that 66 2/3% of the stockholders of the Company entitled to vote thereon approve certain transactions, including mergers and sales or transfers of all or substantially all the assets of the Company. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock or preferred stock. In addition, the Company's Certificate of Incorporation allows for the issuance of up to 500,000 shares of preferred stock by the Board of Directors without stockholder approval on such terms as the Board may determine. The rights of the holders of Common Stock and preferred stock will be subject to, and may be adversely affected by, the rights of the holders of additional or other classes of preferred stock that may be issued in the future. Moreover, although the ability to issue other classes of preferred stock may provide flexibility in connection with possible acquisitions and other corporate purposes, such issuance may make it more difficult for a third party to acquire, or may discourage a third party from acquiring, a majority of the voting stock of the Company. The Company has not issued any shares of preferred stock and has no current plans to issue any shares of any classes of capital stock other than as described herein. See "Description of Capital Stock."

     Limitations on Personal Liability of Directors. The Company's Certificate of Incorporation and By-laws contain provisions which reduce the potential personal liability of directors for certain monetary damages and provide for indemnity of directors and other persons. The Company is unaware of any pending or threatened litigation against the Company or its directors that would result in any liability for which such director would seek indemnification or similar protection. The Company has entered into Indemnification Agreements with certain of its officers and directors. The Indemnification Agreements provide for reimbursement for all direct and indirect costs of any type or nature whatsoever (including attorneys' fees and related disbursements) actually and reasonably incurred in connection with either the investigation, defense or appeal of a proceeding, (as defined) including amounts paid in settlement by or on behalf of an indemnitee thereunder. See "Description of Securities -- Certain Provisions of the Certificate of Incorporation."

     Governmental Regulation. As a marketer and distributor of ice cream, the Company's products are subject to regulation by the FDA and other government agencies relating to the safety of its product. While the Company believes that its marketing and distributing operations comply with all existing applicable laws and regulations, no assurance can be given that compliance with such laws, regulations or other restrictions, as well as any new laws or regulations, will not impose additional costs on the Company which could adversely affect its financial performance and results of operations. See "Business -- Government Regulation."

     Unspecified Acquisitions. After this offering, the Company will have approximately $1,458,314 for working capital and general corporate purposes. Although the Company has no present intention to do so, the Company has the right to use these funds for possible unspecified acquisitions. Stockholders will not vote upon any acquisition nor will stockholders have any opportunity to review the financial status of any potential acquisition. See "Use of Proceeds."

     Penny Stock Regulation. The Securities and Exchange Commission (the "Commission") has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with other information. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. If the Company's Units, Common Stock or Warrants becomes subject to the penny stock rules, investors in this offering may find it more difficult to sell such securities in the event it becomes otherwise freely resalable.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the Units offered hereby (after deducting underwriting discounts and estimated offering expenses) are estimated to be $3,476,000. These proceeds, excluding the exercise price of any Warrants, are intended to be utilized substantially as follows:

                                                                  APPROXIMATE     APPROXIMATE
                      APPLICATION OF PROCEEDS                       AMOUNT        PERCENTAGE
    ------------------------------------------------------------  -----------     -----------
    Working capital and general corporate purposes(1)...........  $ 1,458,314         41.9%
    Repayment of Indebtedness(2)................................  $ 2,017,686         58.1%
                                                                   ----------        -----
                                                                  $ 3,476,000        100.0%
                                                                   ==========        =====

---------------
(1) It is presently anticipated that the balance of the proceeds attributable to working capital will be used to fund current operations through calendar 1997, at which time the Company anticipates being able to generate positive cash flow from operations. These proceeds can also be used by the Company for future unspecified acquisitions, even though the Company has no present intention to make any such acquisition. See "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(2) Includes the repayment of various promissory notes with interest accrued to March 31, 1997 and certain accounts payable as follows: (i) $595,795 for open accounts payable, including payments to present product manufacturer;
    (ii) $264,804 to Steven A. Cantor, the Company's largest stockholder including interest at 8% per annum; (iii) $133,951 to holders of Second Private Placement Notes including interest at 12% per annum; (iv) $6,772 in payment of interest on the Convertible Notes; (v) $594,163 to a product manufacturer including interest at 9.25% per annum; (vi) $140,749 to a product manufacturer including interest at 10% per annum; (vii) $15,805 to a product manufacturer including interest at 8% per annum; (viii) $27,939 to a product advertiser including interest at 10%; (ix) salaries to a former employee of $12,500 accrued through March 31, 1997; and (x) $25,208 in payment of a short-term loan received in March 1997; (xi) $150,000 in payment of three interim loans received in May and June 1997; and (xii) $50,000 in payment of an interim demand loan received during May 1997. See "Certain Transactions."

     The amounts set forth above, other than for repayment of indebtedness are estimates. The actual amount expended to finance any category of expenses may be increased or decreased by the Company's Board of Directors, in its discretion, if required by the operating experience of the Company or if a reapportionment or redirection of funds, including acquisitions consistent with the business strategy of the Company, is deemed to be in the best interest of the Company. The Company has no specific plans, arrangements, understandings or commitments with respect to any such acquisition at the present time. See "Risk
Factors -- Discretion in Application of Proceeds."

     All proceeds of debt incurred by the Company during the one year period prior to the date of this Prospectus (approximately $1,189,000), were used for working capital purposes, including payment of then existing trade payables. Approximately $683,000 of this indebtedness will be paid from these proceeds.

     The net proceeds to the Company from this offering are expected to be adequate to fund the Company's working capital needs for at least the next twelve (12) months. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." Pending use of the proceeds from this offering as set forth above, the Company may invest all or a portion of such proceeds in short-term, interest-bearing securities, U.S. Government securities, money market investments and short-term, interest-bearing deposits in major banks.

                                    DILUTION

     As of March 31, 1997, the net negative tangible book value of the Company was ($4,002,576) or ($2.07) per share of Common Stock. Net negative tangible book value per share represents the amount the liabilities exceed the amount of total tangible assets divided by 1,929,641, the number of shares of Common Stock outstanding on March 31, 1997, (after giving effect to a .153846-for-1 reverse stock split in June 1996 and a .667-for-1 reverse stock split in February 1997). See "Capitalization." Thus, as of March 31, 1997, the net negative tangible book value per share of Common Stock owned by the Company's current stockholders would have increased by $3,724,207 or $1.93 per share after giving effect to this offering without any additional investment on their part and the purchasers of the Units offered hereby would have incurred an immediate dilution of $6.14 per share from the offering price. The following table illustrates this per share dilution:

    Public offering price per share of Common Stock offered hereby.......            $6.00
    Net tangible book value per share before offering....................  (2.07)
      Increase per share attributable to new investors...................   1.93
                                                                           -----
    Adjusted net tangible book value per share after this offering.......            $(.14)
                                                                                     -----
    Dilution per share to new investors(1)...............................            $6.14
                                                                                     =====

     The following table summarizes the relative investments of investors pursuant to this offering and the current stockholders of the Company:

                                                       CURRENT          PUBLIC
                                                     STOCKHOLDERS     INVESTORS        TOTAL
                                                     ------------     ----------     ----------
    Number of Shares of Common Stock Purchased.....     1,929,641        700,000      2,629,641
    Percentage of Outstanding Common Stock After
      Offering.....................................          73.4%          26.6%           100%
    Gross Consideration Paid.......................   $ 4,232,860     $4,200,000     $8,432,860
    Percentage of Consideration Paid...............          50.2%          49.8%           100%
    Average Consideration Per Share of Common
      Stock(1).....................................         $2.19          $6.00          $3.21

---------------
(1) Assumes that $6.00 of the purchase price of the Units is attributable to the Common Stock.

(2) Assumes no exercise of (i) the Class A Warrants offered hereby; (ii) the Representative's Purchase Option to purchase up to 70,000 Units; (iii) the Class A Warrants purchasable by the Representative upon exercise of the Representative's Purchase Option; or (iv) any options to purchase shares of Common Stock granted under the Company's 1995 Incentive Plan or the 1996 Non-Qualified Plan. See "Description of Securities", "Management" and "Underwriting." Does not give effect to conversion of debt and accrued interest into an aggregate of 320,288 shares of Common Stock, which occurred in April, May and June 1997 and the issuance of 280,000 shares of Common Stock in April and May 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                 CAPITALIZATION

     The following table sets forth the cash and capitalization of the Company as of March 31, 1997 and the as adjusted capitalization which gives effect to the consummation of this offering as if it occurred on March 31, 1997. This table should be read in conjunction with the financial statements and related notes included elsewhere in this prospectus.

                                                                           MARCH 31, 1997
                                                                   ------------------------------
                                                                     ACTUAL        AS ADJUSTED(1)
                                                                   -----------     --------------
Cash and cash equivalents........................................  $    15,636         1,833,950(5)
Short-term borrowings and current portion of capital lease
  obligations
  Accounts payable...............................................      862,350           426,515
  Accrued Expenses...............................................      740,423           683,686
  Convertible notes(2)(3)........................................      325,000           325,000
  Notes payable(2)...............................................       50,000            25,000
  Notes payable to related parties...............................      407,500            30,000
  Obligations under capital leases...............................        9,861             9,861
  Notes payable trade............................................      932,388           180,787
  Line of credit.................................................       22,251            22,251
  Accrued interest on notes......................................       11,053                 0
                                                                   -----------       -----------
  Total short-term borrowings and current portion of capital
     lease obligations...........................................    3,360,826         1,703,140
                                                                   -----------       -----------
  Long term notes payable and capital lease obligations
     Notes payable to related parties............................      486,250           486,250
     Accrued interest............................................       61,656            61,656
     Notes payable...............................................      413,486           413,486
     Obligations under capital leases............................           --                --
                                                                   -----------       -----------
  Total long term notes payable and capital lease obligations....  $   961,392      $    961,392
                                                                   -----------       -----------
Stockholders' deficit:
  Preferred stock, $.01 par value; 500,000 shares authorized, no
     shares issued or outstanding (actual and as adjusted).......           --                --
  Common stock, $.001 par value; 20,000,000 shares authorized,
     1,929,641 shares (actual) and 2,604,641 shares, as
     adjusted(2)(3)(4)(6)........................................        1,929             2,604
Additional paid-in capital.......................................    4,420,103         7,895,430
Accumulated deficit..............................................   (8,124,220)       (8,124,220)
                                                                   -----------       -----------
     Total stockholders' equity (deficit)........................  $(3,702,188)     $   (226,186)
                                                                   -----------       -----------
          Total capitalization...................................  $   620,030      $  2,438,348
                                                                   ===========       ===========

---------------
(1) Adjusted to give effect to the consummation of this offering as if it occurred on March 31, 1997.

(2) Does not include (i) the conversion of a $100,000 Convertible Note in April 1997 which was converted into 78,431 shares of Common Stock, and (ii) the conversion of a $25,000 of short-term loan in April 1997, which was converted into 12,500 shares of Common Stock.

(3) Does not include the conversion during April 1997 of (i) a $225,000 Convertible Note into 200,000 shares of Common Stock and (ii) $32,100 of notes payable and accrued interest owed as of March 31, 1997 into 16,050 shares of Common Stock.

(4) Adjusted to give effect to a .153846-for-1 reverse stock split effected in June 1996 and a .667-for-1 reverse stock split effected in February 1997.

(5) Does not include the receipt of $150,000 in short-term loans received in May and June 1997 which has been included under "Use of Proceeds."

(6) Does not include the issuance in April and May 1997 of (i) 150,000 shares of Common Stock to Steven A. Cantor as consideration for the termination of his consulting agreement, (ii) 30,000 shares of Common Stock to the Company's current product manufacturer in connection with its manufacturing agreement and (iii) 100,000 shares of Common Stock to the Company's legal counsel.

                                DIVIDEND POLICY

     Holders of the Company's Common Stock are entitled to dividends when, as and if declared by the Board of Directors out of funds legally available therefor. The Company has never declared or paid any cash dividends and currently does not intend to pay cash dividends in the foreseeable future on the shares of Common Stock. Further, pursuant to a credit agreement with one of its former manufacturers, the Company is prohibited from paying dividends on any of its capital stock until the indebtedness to such manufacturer is repaid. The Company intends to retain earnings, if any, to finance the development and expansion of its business. Payment of future dividends on the Common Stock will be subject to the discretion of the Board of Directors and will be contingent upon future earnings, if any, the Company's financial condition, capital requirements, general business conditions and other factors. Therefore, there can be no assurance that any dividends on the Common Stock will ever be paid.

                            SELECTED FINANCIAL DATA

     The following selected financial information concerning the Company has been derived from the financial statements included elsewhere in this Prospectus and should be read in conjunction with such financial statements and the notes thereto. The financial information as of and for the periods ended December 31, 1996 and 1995 and March 31, 1995 has been derived from audited financial statements. The financial information as of March 31, 1997 and the three months ended March 31, 1997 and 1996 has been derived from information prepared by the Company. See "Financial Statements."

     The selected financial data should be read in conjunction with and is qualified in its entirety by, the Company's financial statements, related notes and other financial information included elsewhere in this Prospectus.

BALANCE SHEET DATA:

                                             MARCH 31,     DECEMBER 31,    DECEMBER 31,    MARCH 31,
                                               1997            1996            1995          1995
                                            -----------    ------------    ------------    ---------
Total assets............................... $   620,032    $    443,232    $    400,014    $ 555,132
Current liabilities........................   3,360,826       2,897,727       1,901,644      704,978
Long-term liabilities net of current
  portion(1)...............................     961,394         541,916         255,722      288,333
Stockholders' deficit......................  (3,702,188)     (2,996,411)     (1,757,352)    (438,179)

STATEMENT OF OPERATIONS DATA:

                                   THREE MONTHS
                                       ENDED              FISCAL YEAR       NINE MONTHS     FISCAL YEAR
                                     MARCH 31,               ENDED             ENDED           ENDED
                             -------------------------    DECEMBER 31,      DECEMBER 31,     MARCH 31,
                                1997           1996           1996              1995           1995
                             -----------     ---------    ------------      ------------    -----------
Net sales................... $   356,314     $ 543,174    $  2,392,258      $  2,312,144    $ 1,086,106
Net loss....................  (1,485,217)(2)  (516,974)     (4,050,547)(3)    (1,614,858)      (719,380)
Loss per Common Share(4)....     $(0.54)       $(0.23)         $(1.65)           $(0.74)        $(0.43)
Supplemental net loss per
  common share(4)(5)........     $(0.42)            --         $(1.27)                --             --
Weighted Average Common
  Shares Outstanding(4).....   2,774,113     2,231,298       2,461,244         2,180,536      1,654,908

---------------
(1) Includes long term portion of notes to related parties with the related accrued interest, capital lease obligations and certain expense accruals not currently due.
(2) Includes approximately $1,004,000 of non-cash items, $225,000 of which is attributable to the value of issuances of stock for professional services rendered, and $779,000 of which is attributable to the value of additional stock issuable on conversion of certain outstanding indebtedness.
(3) Includes approximately $1,400,000 of non-cash compensation attributable to the issuances of stock for professional services rendered to the Company and consulting fees to related parties attributable to stock options and contractual obligations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."
(4) As adjusted to give effect to a .153846-for-1 reverse stock split effected in June 1996 and a .667-for-1 reverse stock split effected in February 1997.
(5) Supplemental net loss per common share is computed based on the weighted average number of common and common equivalent shares outstanding during the period, as if the shares issuable pursuant to this offering were outstanding at the beginning of the period after giving retroactive effect to the reduction to interest expense applicable to the reduction of the Company's indebtedness.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the historical financial statements of the Company included elsewhere in this Prospectus.

RESULTS OF OPERATIONS

     The Company has incurred losses from operations since its inception in 1993 and at March 31, 1997 had an accumulated deficit and working capital deficit of $8,124,220 and $3,064,976, respectively. A significant portion of these amounts were incurred during the year ended December 31, 1996 as a result of intense marketing by the Company, including payment of introductory programs in connection with the entry by the Company into new markets and expansion of existing markets of approximately $672,000 to supermarket and other food chain retailers and product advertising, promotion and marketing expenses of approximately $1,687,000. Losses have continued through the three months ended March 31, 1997 primarily because of the Company's lack of working capital and its inability to purchase products from its manufacturer to fill customer orders and the impact of higher product costs and sales to certain retailers at reduced prices. The Company will continue to sustain losses at least until the closing of this offering since its limited working capital without the proceeds of this offering has adversely impacted its ability to purchase products from its manufacturer to fill customer orders.

     Effective December 31, 1995, the Company changed its fiscal year end from March 31 to December 31. Consequently, set forth below is a table illustrating the Company's results of operations for its fiscal year ended December 31, 1996 compared to its nine month "fiscal year" ended December 31, 1995, as well as compared to the twelve (12) month calendar year ended December 31, 1995, which twelve (12) month comparison the Company believes more accurately reflects the trends in, and seasonality of, the Company's business.

PROFIT AND LOSS ANALYSIS

                                     THREE            THREE            FISCAL            NINE            TWELVE
                                  MONTHS ENDED     MONTHS ENDED      YEAR ENDED      MONTHS ENDED     MONTHS ENDED
                                   MARCH 31,        MARCH 31,       DECEMBER 31,     DECEMBER 31,     DECEMBER 31,
                                      1997             1996             1996             1995             1995
                                  ------------     ------------     ------------     ------------     ------------
Net Sales.......................  $   356,314       $  543,174      $  2,392,258     $ 2,312,144      $ 2,593,077
Cost of Sales...................      305,364          380,688         1,439,635       1,312,792        1,498,411
                                  ------------     ------------     ------------     ------------     ------------
Gross Profit....................       50,950          162,486           952,623         999,352        1,094,666
Operating Expenses
  Selling and Shipping..........      249,765          459,367         2,596,500       1,864,890        2,175,619
  General and Administrative....      442,681          203,933         2,193,602         717,315        1,006,182
  Research and Development......        9,720           12,214            70,632          19,529           19,529
                                  ------------     ------------     ------------     ------------     ------------
Total Operating Expenses........      702,166          675,514         4,860,734       2,601,734        3,201,330
                                  ------------     ------------     ------------     ------------     ------------
Loss from Operations............     (651,216)        (513,028)       (3,908,111)     (1,602,382)      (2,106,664)
Net Interest Expense............      834,001            3,946           142,436          12,476           30,458
                                  ------------     ------------     ------------     ------------     ------------
Net Loss........................  $(1,485,217)      $ (516,974)     $ (4,050,547)    $(1,614,858)     $(2,137,122)
                                  ============     ============     ============     ============     ============

                                                                      AS PERCENT OF SALES
                                            ------------------------------------------------------------------------
                                               THREE          THREE          FISCAL          NINE          TWELVE
                                            MONTHS ENDED   MONTHS ENDED    YEAR ENDED    MONTHS ENDED   MONTHS ENDED
                                             MARCH 31,      MARCH 31,     DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                                1997           1996           1996           1995           1995
                                            ------------   ------------   ------------   ------------   ------------
Net Sales.................................      100.00%        100.00%        100.00%       100.00%        100.00%
Cost of Sales.............................       85.70%         70.09%         60.18%        56.78%         57.79%
                                            ------------      -------        -------        ------         ------
Gross Profit..............................       14.30%         29.91%         39.82%        43.22%         42.21%
Operating Expenses
  Selling and Shipping....................       70.10%         84.57%        108.54%        80.66%         83.90%
  General and Administrative..............      124.24%         37.54%         91.70%        31.02%         38.80%
  Research and Development................        2.73%          2.25%          2.95%         0.84%          0.75%
                                            ------------      -------        -------        ------         ------
Total Operating Expenses..................      197.06%        124.36%        203.19%       112.52%        123.46%
                                            ------------      -------        -------        ------         ------
Loss from Operations......................     (182.76)%       (94.45)%      (163.36)%      (69.30)%       (81.24)%
Net Interest Expense......................      234.06%          0.73%          5.95%         0.54%          1.17%
                                            ------------      -------        -------        ------         ------
Net Loss..................................     (416.83)%       (95.18)%      (169.32)%      (69.84)%       (82.42)%
                                            ============      =======        =======        ======         ======

  Three Months Ended March 31, 1997 Compared to Three Months Ended March 31,
1996

     Net sales for the three months ended March 31, 1997 were approximately $356,000, a decrease of 34.4% from approximately $543,000 for the three months ended March 31, 1996. This decrease resulted from the initial fill of product into the distributors inventory pipeline which took place early in 1996 as well as the Company's limited working capital in 1997 which adversely impacted its ability to purchase product from its manufacturer to fill existing customer orders and limited its ability to engage in marketing and advertising programs to promote additional sales. The proceeds from this offering should enable the Company to substantially increase sales in its existing retail outlets through advertising, marketing and promoting the product to its customer base.

     Gross profit for the three months ended March 31, 1997 declined 69% to $51,000 from $162,000 for the three months ended March 31, 1996. Gross profit as a percentage of sales for the three months ended March 31, 1997 declined to 14% of net sales compared to 30% for the three months ended March 31, 1996. The decrease in gross profit dollars is primarily attributable to the decline in net sales and gross profit percentage. Gross profit as a percentage of net sales declined partly as a result of higher raw material costs associated with the manufacture of the Company's ice cream products and reduced selling prices to certain area retailers. The Company expects this trend to reverse itself due to a recent decline in the cost of raw materials as well as the Company concentrating its efforts on sales to retailers at higher gross profit margins.

     General and administrative expenses ("G&A") for the three months ended March 31, 1997 increased 117% to $443,000 from $204,000 for the three months ended March 31, 1996. This increase was principally from professional fees incurred during the three months ended March 31, 1997 in the form of Common Stock to be issued to legal counsel for services rendered to the Company which, although restricted, has been valued by the Company at $225,000 based upon a 25% discount from the public offering price. The Company continues to incur significant general and administrative expenses in support of its efforts to introduce and market its products in the retail marketplace and to gain market share.

     Selling and shipping expenses for the three months ended March 31, 1997 decreased 45% to $250,000 from $459,000 for the three months ended March 31, 1996. The decrease was primarily from decreases in retail introductory programs from $235,000 to $50,000 and store and media price reduction coupons and media events from $151,000 to $84,000 offset by increases in advertising programs with store chains from $11,000 to $66,000. The Company continues to incur significant selling and shipping expenses in support of its efforts to introduce and market its products in the retail marketplace and to gain market share.

     Interest expense, net of interest income, for the three months ended March 31, 1997 increased to $834,000 from $4,000 for the three months ended March 31, 1996. The increase was primarily attributable to non-cash charges of $779,000 in the three months ended March 31, 1997 for the convertibility of short term loans and notes to various vendors into the Company's Common Stock and the issuance of Common Stock to a vendor and a lender in connection with the obligations to them as well as additional borrowings from related parties subsequent to March 31, 1996 and the conversion of open accounts payable into interest-bearing notes.

     Net loss for the three months ended March 31, 1997 increased to $1,485,000 as compared to a net loss of $517,000 for the three months ended March 31, 1996. The net loss is attributed to the aforementioned increases in general and administrative expenses, higher interest expense as well as lower net sales and gross profits offset by the decrease in selling and shipping expenses.

  Fiscal Year Ended December 31, 1996 Compared to Nine Months Ended December 31, 1995.

     Net sales for the year ended December 31, 1996 were approximately $2,392,000, an increase of 3% from the nine month period ended December 31, 1995. This increase was significantly reduced due to an initial build-up of inventory by Kraft-Pizza in the fourth quarter of calendar 1995 which reduced sales to Kraft-Pizza in 1996, an unusually cool summer in the Northeast during calendar 1996, a temporary work stoppage at one of the facilities which manufactures the Company's products during calendar 1996 and the withdrawal by the Company from certain test markets which proved to be unprofitable. The Company's limited operating resources to date also has prevented the Company's participation in certain discount promotions and in-store programs which has caused a reduction in reorders throughout its distribution network. The proceeds from this offering should enable the Company to substantially increase sales in its existing retail outlets through participation in these programs. The Company's products are currently manufactured by one independent facility.

     Gross profit for the year ended December 31, 1996 declined 5% to $953,000 from $999,000 for the nine months ended December 31, 1995. Gross profit as a percentage of net sales for the year ended December 31, 1996 declined to 40% of net sales compared to 43% for the year ended December 31, 1995. The decrease in gross profit dollars was primarily attributable to the decline in net sales and gross profit percentage. Gross profit as a percentage of net sales declined as a result of higher dairy raw material costs associated with the manufacture of the Company's ice cream products. However, as of the end of 1996, the prices of these raw materials have dropped significantly.

     General and administrative expenses ("G&A") for the year ended December 31, 1996 increased 206% from $717,000 for the nine months ended December 31, 1995 to $2,193,000. The increase was primarily as a result of the following: increases in salaries and payroll taxes from $289,000 to $361,000, increases in professional fees from $93,000 to $457,000, increases in consulting fees from $140,000 to $1,134,000, and increases in rent, telephone and other administrative expenses from $195,000 to $241,000. $364,000 of the professional fees incurred during the year ended December 31, 1996 was in the form of Common Stock issued to professionals for services rendered to the Company. $1,013,000 of the consulting fees incurred during the year ended December 31, 1996 represented non-cash compensation attributable to stock options, shares of Common Stock issued to a consultant, and the release of shares previously held in escrow to the Company's largest stockholder, Steven A. Cantor. (See Notes K and L to Notes to Financial Statements.) The Company continues to incur significant general and administrative expenses in support of its efforts to introduce its products in the retail marketplace and to gain market share.

     Selling and shipping expenses for the year ended December 31, 1996 increased 39% from $1,865,000 for the nine months ended December 31, 1995 to $2,597,000. The increase was primarily as a result of the following: increases in advertising programs with store chains from $91,000 to $346,000, increases in store and media price reduction coupons from $172,000 to $402,000, increases in the cost of product demonstrations and media events from $163,000 to $299,000, increases in brokerage commissions and freight from $218,000 to $350,000 and increases in samples and other selling expenses from $153,000 to $276,000. The Company continues to incur significant selling and shipping expenses in support of its efforts to introduce products in the retail marketplace and to gain market share.

     Interest expense, net of interest income, for the year ended December 31, 1996 increased to $142,000 from $12,500 for the nine months ended December 31, 1995. The increase was primarily attributed to an additional borrowing from related parties, and the conversion of open accounts payables due to two principal product manufacturers into interest bearing notes.

     Net loss for the year ended December 31, 1996 increased to $4,051,000 as compared to a net loss of $1,615,000 for the nine months ended December 30, 1995. The net loss is attributed to the aforementioned increases in selling, shipping, general and administrative expenses, as well as lower gross profits and net sales and higher interest expense.

     Impact of New Accounting Standards. The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 128, Earnings Per Share, which is effective for financial statements issued after December 15, 1997. Early adoption of the new standard is not permitted. The new standard eliminates primary and fully diluted earnings per share and requires presentation of basic and diluted earnings per share together with disclosure of how the per share amounts were computed. The effect of adopting this new standard has not been determined.

     The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 129 ("SFAS No. 129"), Disclosure of Information About Capital Structure. The Company does not anticipate that SFAS No. 129 will have a material impact on the financial statements.

  Fiscal Year Ended December 31, 1996 Compared to Twelve Months Ended December 31, 1995.

     Net sales for the year ended December 31, 1996 were $2,392,000, a decrease of 8% from the twelve month period ended December 31, 1995. This decrease was due to an initial build-up of inventory by Kraft-Pizza in the fourth quarter of calendar 1995 which reduced sales to Kraft-Pizza in 1996, an unusually cool summer in the Northeast during calendar 1996, a temporary work stoppage at one of the facilities which manufactures the Company's products during calendar 1996 and the withdrawal by the Company from certain test markets which proved to be unprofitable. The Company's limited operating resources to date also has prevented the Company's participation in certain discount promotions and in-store programs which has caused a reduction in reorders throughout its distribution network. The proceeds from this offering should enable the Company to substantially increase sales in its existing retail outlets through participation in these programs.

     Gross profit for the year ended December 31, 1996 declined 13% to $953,000 from $1,095,000 for the twelve months ended December 31, 1995. Gross profit as a percentage of net sales for the year ended December 31, 1996 declined to 40% of net sales compared to 42% for the twelve months ended December 31, 1995. The decrease in gross profit dollars was primarily attributable to the decline in net sales and gross profit percentage. Gross profit as a percentage of net sales declined as a result of higher dairy raw material costs associated with the manufacture of the Company's ice cream products. However, as of the end of 1996, the prices of these raw materials have dropped significantly.

     G & A expenses for the year ended December 31, 1996 increased 118% from $1,007,000 for the twelve months ended December 31, 1995 to $2,193,000. The increase was primarily as a result of the following: increases in professional fees from $209,000 to $457,000 and increases in consulting fees from $161,000 to $1,134,000. $364,000 of the professional fees incurred during the year ended December 31, 1996 was in the form of Common Stock issued to professionals for services rendered to the Company. $1,013,000 of the consulting fees incurred during the year ended December 31, 1996 represented non-cash compensation attributable to stock options, shares of Common Stock issued to a consultant, and the release of shares previously held in escrow to the Company's largest stockholder, Steven A. Cantor. (See Notes K and L to Notes to Financial Statements.) The Company continues to incur significant general and administrative expenses in support of its efforts to introduce its products in the retail marketplace and to gain market share.

     Selling and shipping expenses for the year ended December 31, 1996 increased 19% from $2,176,000 for the twelve months ended December 31, 1995 to $2,597,000. The increase was primarily as a result of the following: increases in advertising programs with chain stores from $125,000 to $346,000, increases in store and media price reduction coupons from $172,000 to $402,000, increases in product demonstration and media events from $194,000 to $299,000, increases in brokerage commissions and freight from $256,000 to $350,000 and increases in samples and other selling expenses from $210,000 to $276,000. The Company continues to incur significant selling and shipping expenses in support of its efforts to introduce products in the retail marketplace and to gain market share.

     Interest expense, net of interest income, for the twelve months ended December 31, 1996 increased to $142,000 from $30,000 for the twelve months ended December 31, 1995. The increase was primarily attributed to an additional borrowing from related parties, and the conversion of open accounts payables to two principal product manufacturers into interest bearing notes.

     Net loss for the year ended December 31, 1996 increased to $4,051,000 as compared to a net loss of $2,137,000 for the twelve months ended December 30, 1995. The net loss is attributed to the aforementioned increases in selling, general and administrative expenses, as well as lower gross profits and net sales and higher interest expenses, reduced by an extraordinary credit to income from the forgiveness by related parties of accrued salaries and consulting fees.

  Nine Months Ended December 31, 1995 Compared to Year Ended March 31, 1995.

     Net sales for the nine months ended December 31, 1995 increased 113% to $2,312,000 as compared to $1,086,000 for the twelve months ended March 31, 1995. The increase in net sales was primarily attributable to increased market penetration and to a greater number of supermarket and food chain retailers selling the Company's products as well as a material change in the way the Company distributes is products. In October 1995, the Company entered into an agreement with Kraft-Pizza for the exclusive distribution of the Company's products for the northeastern and western regions of the United States. This agreement provided the Company with access to thousands of existing retail outlets already buying Tombstone Pizza, together with the use of Kraft-Pizza's commissioned sales force to oversee the sales and store presentation of the Company's products.

     Gross profit for the nine months ended December 31, 1995 increased 102% to $999,000 from $494,000 for the twelve months ended March 31, 1995. Gross profit as a percentage of net sales for the nine months ended December 31, 1995 decreased to 43% of net sales compared to 45% for the twelve months ended March 31, 1995. The increase in gross profit was primarily attributable to the increase in net sales. The decline in gross profit as a percentage of net sales was the result of increases in certain dairy raw materials utilized in the Company's products as well as the redesign to a higher quality of the Company's retail packaging material.

     Selling, shipping, general and administrative expenses increased 116% to $2,582,000 for the nine months ended December 31, 1995 as compared to $1,198,000 for the twelve months ended March 31, 1995. The increase in selling, general and administrative expenses was primarily attributable to increased net sales an increased expenses associated with the Company's sales and marketing efforts, which management believes will facilitate future growth.

     Interest expense net of interest income for the nine months ended December 31, 1995 decreased to $12,000 from $15,000 for the twelve months ended March 31, 1995. The decrease in interest expenses was primarily attributable to a decrease in average principal loan balances outstanding during the nine months ended December 31, 1995 as compared to the twelve months ended March 31, 1995.

     Net loss for the nine months ended December 31, 1995 increased to $1,615,000 from $719,000 for the twelve months ended March 31, 1995. The increase in net loss was attributable to the aforementioned increase in selling, general and administrative expenses, offset by an increase in net sales and gross profits, coupled with a decrease in interest expense.

  Seasonality

     The Company typically experiences more demand for its products during the summer than during the winter. The ice cream industry generally experiences its highest volume during the spring and summer months and the lowest volume in the winter months. In this regard, according to statistics published by the International Ice Cream Association, 35.5% of sales of novelty ice cream products and 29.5% of sales of packaged ice cream products were made during the third quarter (July -- September) of calendar 1996 while only 18.0% of sales of novelty ice cream products and 22.4% of sales of packaged ice cream were made during the first quarter (January -- March) of calendar 1996. Similarly, the Company's quarterly sales for calendar year 1996 followed a seasonal pattern. Sales were stronger in the second and third quarters of 1996 and weaker in the cooler months of the first and fourth quarters.

     Several factors negatively impacted sales on a quarterly basis. During the first quarter of 1996 the Company's distribution was in transition to its new distributor. In the second quarter, extensive marketing and initial product fill at store level was occurring to boost sales. In third quarter the Company's East coast manufacturer endured a work stoppage, limiting the quantities of product available while simultaneously the Company halted much of its marketing efforts due to its poor financial condition. In the fourth quarter the continued lack of consumer marketing and the Company's decision to withdraw from certain test markets caused a sharp decline in sales.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's cash requirements have been significantly exceeding its resources due to the substantial promotional expenses incurred in connection with the entry by the Company into new markets and expansion into new locations in existing markets, which historically have not resulted in sales sufficient to offset these expenditures. As a result of the Company's limited operating resources, the Company also has been unable to participate in certain programs which may have increased sales. This offering is an integral part of the Company's plans to meet its cash requirements. Until the Company completes this offering, the Company will be dependent on short-term borrowings, to the extent available, and other sales of securities to continue its operations. The Company believes that based upon its current plans, its resources, including the proceeds of this offering, will be sufficient to meet its cash requirements for at least the next twelve (12) months. The Company also believes that certain long-term indebtedness due on December 31, 1998 (approximately $413,000) will be payable from internally generated funds, if any, or debt financing or from the sale of additional debt or equity securities. Other than this offering, the Company has no commitments or arrangements for any future financing and there can be no assurance that financing can otherwise be obtained on satisfactory terms, if at all. In the event that the offering is delayed, management recognizes that the Company must generate additional resources to enable it to continue operations. Management's plans include consideration of the additional sale of additional equity securities to private investors under appropriate market conditions or other similar capital raising transactions which would generate sufficient resources to assure continuation of the Company's operations.

     The Company has historically raised capital through the private equity markets, and through debt financing and short-term loans, and will continue to pursue these opportunities, if necessary. Prior transactions have involved officers, directors, stockholders and affiliates of the Company, as may future transactions.

     In May and June 1997, the Company received $150,000 in short-term loans evidenced by three promissory notes; one in the principal amount of $100,000 and two each in the principal amount of $25,000. In connection therewith, each noteholder received warrants to purchase shares of Common Stock at an exercise price of $3.00 per share; 50,000 warrants for the $100,000 loan and 12,500 warrants for each $25,000 loan.

     In May and June 1997, the Company issued 13,307 shares of Common Stock to three vendors in exchange for $39,921 of indebtedness.

     In April and May 1997, the Company reached agreements with three vendors to extend obligations totalling $347,550 until December 31, 1998. These obligations are convertible, in whole or in part, into 115,850 shares of Common Stock.

     In March 1997, the Company entered into a two-year exclusive manufacturing agreement expiring in March 1999. The manufacturing agreement, dated as of March 20, 1997, provides that Fieldbrook shall be the exclusive supplier of all products manufactured by Fieldbrook and distributed by the Company East of the Mississippi River for a period of two years. As partial consideration for this agreement, the Company has issued to Fieldbrook 35,000 shares of Common Stock. While Fieldbrook is obligated to sell existing products to the Company, it is not obligated to manufacture or sell new or different products. In the event Fieldbrook declines to manufacture, sell or produce any new product, the Company is free to obtain such product from another supplier. The manufacturing agreement further provides for payment to Fieldbrook of $150,000 for open accounts which, since not paid by April 30, 1997, caused the Company to issue an additional 30,000 shares of Common Stock to Fieldbrook. The Company's present credit line with Fieldbrook is $250,000, for which 21-day credit terms have been provided. As of May 31, 1997, $179,232 of the credit line has been used. This credit line shall be redetermined by the parties at the time of the Company's initial public offering, based upon the Company's creditworthiness.

     In March 1997, the Company received a $50,000 short-term loan which was evidenced by a promissory note in the principal amount of $50,000 and in connection therewith, the Company issued 2,000 shares of Common Stock to the noteholder. In April 1997, one-half of this loan was converted into 12,500 shares of Common Stock.

     In December 1996 and January 1997, the Company issued two convertible promissory notes to two investors bearing interest at the rate of 8% per annum in the principal amount of $225,000 and $100,000, respectively, (individually, "Convertible Note" or collectively, the "Convertible Notes"). The Convertible Notes were payable in full the earlier of five days after the closing date of an initial public offering or December 31, 1997 and January 31, 1998, respectively. In lieu of receiving payment, the investors had the right to convert the Convertible Notes within five (5) days of the closing of such initial public offering into 200,000 and 78,431 shares of Common Stock, respectively. In April 1997, the Convertible Notes were converted into 278,431 shares of Common Stock.

     In December 1996, the Company issued two additional promissory notes in the aggregate amount of $56,680 in exchange for certain trade accounts payable.

     In October 1996, the Company issued 19,231 shares of Common Stock to two consultants as payment for services rendered during the year ended December 31, 1996. These shares were valued at $3.00 per share, the estimated fair market value of the Common Stock at the date of issuance.

     On August 20, 1996, the Company issued a promissory note in the amount of $289,482 in exchange for certain trade accounts payable and inventories. The note, as amended, bears interest at the rate of 10% per annum. $134,283 with accrued interest is payable on the earlier of (i) July 20, 1997 or the closing of this offering. The balance is payable in December 1998.

     On August 28, 1996, the founder of the Company was issued a promissory note in the principal amount of $206,250. The funds that the founder loaned the Company were the proceeds of a sale by the founder to an investor of 183,333 shares of his Common Stock at a price of $1.12 per share. This loan bears interest at a rate of 8% and initially was payable the earlier of (i) thirteen months from the date of the loan, or (ii) the date the Company successfully consummates an initial public offering of securities of the Company, but only to the extent that the over-allotment option is exercised in such offering and only from the proceeds received by the Company from the exercise of the over-allotment option. In September 1996, the maturity date of this promissory note was revised to September 30, 1998. In addition, the revised promissory note provides that one-half of the outstanding principal amount of the note will be paid with accrued interest thereon in the event the Company successfully consummates an initial public offering of securities of the Company, but only to the extent that the over-allotment option is exercised in such offering and only from the proceeds received by the Company from the exercise of the over-allotment option.

     In August, September and October 1996, the Company received three loans from the Company's largest stockholder aggregating $253,750. A portion of the funds that this stockholder loaned the Company was a result of the stockholder selling shares of his Common Stock to an investor. In August 1996, this shareholder sold 38,889 shares of his Common Stock at a price of $1.12 per share. In September 1996, this shareholder sold 23,333 shares of his Common Stock at a price of $1.50 per share. These loans, which were consolidated into one note in September 1997, bear interest at a rate of 8% and are payable the earlier of (i) June 1, 1997, or (ii) with respect to $130,000 of the principal amount, the date the Company successfully consummates an initial public offering of securities of the Company, but only to the extent that the over-allotment option is either exercised in such offering, or ninety (90) days after the Representative elects not to exercise the over-allotment option.

     In September 1996, the Company completed a private placement offering pursuant to Rule 506 of the Securities Act of 1933, as amended (the "Securities Act") consisting of the sale of 61.5 units (the "Second Private Placement Units"), with each Second Private Placement Unit consisting of $2,500 principal amount of 12% promissory notes due on the earlier of July 31, 1997 or the closing date of an initial public offering of securities of the Company (provided that in the event of a default as defined therein, the entire sum will be accelerated), and 7,500 shares of the Company's Common Stock at an offering price of $25,000 per Second

Private Placement Unit. As of September 30, 1996, the Company issued a total of 461,250 shares of Common Stock and notes payable of $153,750, for which it received proceeds of an aggregate $1,537,500. In April 1997, the holders of $30,000 of such notes converted the principal and accrued interest into 16,050 shares of Common Stock.

     On May 30, 1996, the Company received loans totaling $100,000 from two stockholders. The loans bear interest at an annual rate of 10% and initially were due on demand. In September 1996, the maturity date of these promissory notes was revised to occur the earlier of (i) May 30, 1998 or (ii) the date the Company successfully consummates an initial public offering of securities of the Company, but only to the extent that the over-allotment option is exercised in such offering and only from the proceeds received by the Company from the exercise of the over-allotment option.

     On May 30, 1996, the Company issued 50,000 shares of its Common Stock to certain individuals for services rendered on behalf of the Company. These shares were valued at $3.00 per share, the fair market value of the Common Stock at the date of issuance.

     In April 1996, the Company issued a promissory note (the "Penn Note") in exchange for certain trade accounts payable of $830,275. As of March 31, 1997, this outstanding balance was $710,275. $595,000 together with accrued interest is payable from the proceeds of this offering and the balance is payable in December 1997. If such initial public offering does not occur on or before July 31, 1997, the Penn Note is due in full on that date. Interest on the Penn Note accrues at the prime rate plus 1% per annum. The Penn Note is collateralized by all of the assets of the Company.

     In February 1996, the Company issued $325,000 of 12% convertible promissory notes which were payable on the earlier of August 31, 1996 or upon the consummation of an interim financing as contemplated by a Letter of Intent with an investment banker for an initial public offering of the Company's securities. In June 1996, in lieu of receiving payment in such event, the holders of the notes exchanged the notes, based on a conversion price determined by the notes, into Second Private Placement Units.

     During November 1994 through May 1995, the Company completed a private placement offering of the Company's Common Stock pursuant to Rule 504 of the Securities Act. During the nine month period ended December 31, 1995 and the year ended March 31, 1995 the Company issued a total of 27,487 and 62,824 units, respectively, at $9.75 per unit, each unit consisting of two shares of Common Stock and one warrant. All such warrants expired on January 10, 1997.

     In April 1995, the Company issued 5,128 shares of its Common Stock to a consultant in consideration of his efforts in assisting in various matters for the Company during the fiscal years ended March 31, 1994 and 1995. These shares were valued at $2.45 per share, the estimated fair market value of the Common Stock at the date the Company committed to issue the shares.

     In September 1995, the Company issued 7,179 shares of its Common Stock to certain individuals for services rendered on behalf of the Company during the nine month period ending December 31, 1995. These shares were valued at $4.88 per share, the estimated fair market value of the Common Stock at the date of issuance.

     During the fiscal year ended March 31, 1995, the Company issued two promissory notes of $25,000 each to an investor, who is related to the founder of the Company, which were originally due in November and December 1998, respectively. The Company repaid one of these notes in April 1995. In September 1995, the maturity date of the outstanding promissory note was revised to occur the earlier of the date on which the Company receives proceeds from a securities offering or June 1, 1996. In April 1996, the maturity date of the outstanding promissory note was revised to occur subsequent to the repayment of the Penn
Note issued in April 1996. In September 1996, the maturity date of this promissory note was revised to occur the earlier of: (i) February 1, 1998 or
(ii) upon the occurrence of events defined by the note as a "Change in Control." Interest accrues at an annual rate of 6% and is payable at the maturity of the note.

     In May 1994, the Company issued 30,769 and 5,128 shares of its Common Stock to its legal counsel and an independent consultant, respectively, for services rendered. These shares are valued at $.001 per share, the estimated fair market value of the Common Stock as determined by the Company's Board of Directors at the date of issuance.

     During the fiscal year ended March 31, 1994, the Company borrowed $100,000 from a relative of the Company's largest stockholder. The loan, which was originally due on demand, was formalized in the form of a promissory note during September 1995. In April 1996, the maturity date of the $100,000 obligation was revised to occur subsequent to the repayment of the Penn Note issued in April 1996. The loan was non-interest bearing through April 1994. From May 1994 through maturity interest accrues at an annual rate of 6% and is payable upon maturity. In September 1996, the maturity date of this promissory note was revised to occur the earlier of (i) February 1, 1998 or (ii) upon the occurrence of events defined by the note as a "Change in Control." During the fiscal year ended March 31, 1995, the Company borrowed an additional $100,000 from the same relative of the Company's largest stockholder. The loan was due on demand with interest at an annual rate of 6%. The Company repaid $50,000 of this loan in March 1995, and repaid the remaining $50,000 during April 1995.

     During the fiscal year ended March 31, 1994, the Company obtained loans from the founder and issued promissory notes of $40,000 and $15,000 which are payable in May and June 1998, respectively. Interest accrues at an annual rate of 8% and is payable at the maturity date of the notes.

     The following schedule lists the principal and interest payments due during the twelve month period immediately following the date of this Prospectus:

                                                  PRINCIPAL      PAYMENT
                          DUE DATE   INTEREST      BALANCE     OWING AFTER       REPAYMENT TERMS
                          OF NOTE      RATE       AT 3/31/97    OFFERING         NEXT 12 MONTHS
                         ----------  --------     ----------   -----------   -----------------------
Penn Traffic Company...  See Terms   Prime +1%     $ 710,275    $ 115,275    $595,000 principal
                                                                             balance with accrued
                                                                             interest is payable on
                                                                             July 31, 1997 or from
                                                                             proceeds of offering;
                                                                             balance, including
                                                                             interest, is payable in
                                                                             December 1997

Crystal Cream &          See Terms      10.00%     $ 230,283    $  96,000    $134,283 principal
  Butter...............                                                      balance with accrued
                                                                             interest is payable on
                                                                             July 31, 1997 or from
                                                                             proceeds of offering;
                                                                             balance, including
                                                                             interest, is payable in
                                                                             December 1998
DariGold, Inc..........  5/1/97          8.00%     $  30,000            0    Payable $5,000 per
                                                                             month including
                                                                             interest, balance due
                                                                             May 1, 1997 or from
                                                                             proceeds of offering

PIA Merchandising......  See Terms      10.00%     $   8,497    $   8,497    Payable $1,000 per
                                                                             month including
                                                                             interest until paid in
                                                                             full (assumed February
                                                                             1998)

Demo Deluxe............  See Terms      10.00%     $  27,318            0    Payable in full from
                                                                             proceeds of offering

News America FSI,        See Terms      10.00%     $  60,000    $  30,000    $30,000 principal
  Inc. ................                                                      balance with accrued
                                                                             interest is payable
                                                                             from the proceeds of
                                                                             this offering; balance,
                                                                             including interest, is
                                                                             payable in December
                                                                             1998.

                                                  PRINCIPAL      PAYMENT
                          DUE DATE   INTEREST      BALANCE     OWING AFTER       REPAYMENT TERMS
                          OF NOTE      RATE       AT 3/31/97    OFFERING         NEXT 12 MONTHS
                         ----------  --------     ----------   -----------   -----------------------

Annette Cantor.........  2/1/98          6.00%     $ 100,000    $ 100,000    Payable at due date
                                                                             together with accrued
                                                                             interest

Elizabeth Pilossoph....  2/1/98          6.00%     $  25,000    $  25,000    Payable at due date
                                                                             together with accrued
                                                                             interest

Steven A. Cantor.......  See Terms       8.00%     $ 253,750            0    $123,750 is payable
                                                                             from proceeds of
                                                                             offering. The balance
                                                                             is due from net
                                                                             proceeds of
                                                                             over-allotment option,
                                                                             if any, or if not
                                                                             exercised, ninety (90)
                                                                             days after offering

Suzanne Frank..........  7/31/97        10.00%     $  25,000            0    Payable at due date
                                                                             together with accrued
                                                                             interest or from
                                                                             proceeds of offering

Alan Brooks............  7/31/97        12.00%     $ 100,000            0    Payable at due date
                                                                             together with accrued
                                                                             interest or from
                                                                             proceeds of offering

Jeffrey Streader.......  7/31/97        12.00%     $  25,000            0    Payable at due date
                                                                             together with accrued
                                                                             interest or from
                                                                             proceeds of offering

Mr. and Mrs. Ronald
  Nilson...............  7/31/97        12.00%     $  25,000            0    Payable at due date
                                                                             together with accrued
                                                                             interest or from
                                                                             proceeds of offering

                                    BUSINESS

GENERAL

     The Company markets, sells and distributes Mike's Original(R) Cheesecake Ice Cream, an innovative all natural blend of super-premium ice cream with cheesecake ingredients. This product line is offered in a variety of flavors mainly to supermarkets and grocery stores and also, to a lesser extent, to convenience stores, food service outlets and warehouse clubs. The Company's products are presently sold in approximately fourteen (14) states, including New York, California, Pennsylvania and New Jersey, with sales generally concentrated on the East and West coasts of the United States. The Company believes, based on an internal study, that it incentivizes retailers to continue purchasing its products through a pricing strategy designed to provide retailers with a higher retail profit per linear foot as compared to other competitive products based on the suggested retail price.

     In October 1995, the Company entered into the Kraft-Pizza Agreement for the exclusive distribution of the Company's products for the Northeastern and Western regions of the United States. The Kraft-Pizza Agreement provides the Company's products with the opportunity to gain access to the thousands of existing retail outlets already buying Tombstone Pizza, together with the use of Kraft-Pizza's commission sales force to oversee the sales and in-store presentation of the Company's products.

     In April 1996, the Company entered into an agreement with Kraft Foods, Inc., pursuant to which Kraft Foods, Inc. has agreed to represent the Company in the sale of its products to military facilities throughout the world. Military contracts exist with DeCA (Defense Commissary Agency) and sales to the military commenced in the third quarter of 1996.

     Since October 1996, the Company has restructured its management. In this regard, Mr. Rosen has replaced Daniel Kelly as President, Mr. Kelly having resigned in September 1996. The Company also has hired a Vice
President -- Finance and has entered into an agreement to hire a Vice-President -- Marketing and Sales on completion of this offering, and has retained two frozen food and ice cream consultants with a combined fifty years of experience in the sales and marketing of ice cream. These persons have redirected the Company's selling efforts to substantially increase sales in the approximately 3,200 retail outlets selling the Company's products and to expand market penetration on the East and West coasts into the institutional and food service segments. By concentrating on existing locations and segments requiring limited up-front fees, the Company intends to substantially reduce one of the major costs associated with its prior operations.

     Net sales for the three month period ended March 31, 1997 were $356,000, a decrease of 34% from the three month period ended March 31, 1996. This decrease resulted from a build-up of inventory by Kraft-Pizza in 1996 as well as the Company's severely limited working capital in 1997 which has adversely impacted its ability to purchase products from its manufacturer to fill customer orders and has further limited its ability to engage in marketing and advertising programs to promote additional sales.

     Net sales for the year ended December 31, 1996 were approximately $2,392,000, an increase of 3% from the previous nine month period ended December 31, 1995 and a decrease of 8% from the twelve month period ended December 31, 1995. The increase as compared to the shorter period was significantly reduced, and the decrease as compared to the prior twelve month period was, in each case, because of an initial build-up of inventory by Kraft-Pizza in the fourth quarter of calendar 1995 which reduced sales to Kraft-Pizza in 1996, an unusually cool summer in the Northeast during 1996, a temporary work stoppage at the primary facility which manufactures the Company's products and the withdrawal by the Company from certain test markets which proved to be unprofitable. The Company's limited operating resources to date also has prevented the Company's participation in certain discount promotions and in-store programs which has caused continuing reduced sales by a reduction in reorders throughout its distribution network. The proceeds from this offering should enable the Company to substantially increase sales through participation in these programs. The Company's products are currently manufactured by one independent facility located in Buffalo, New York, which has exclusive East coast manufacturing rights for the Company's products. Upon completion of this offering, the Company may use additional manufacturing facilities as well as to re-establish its relationships with former manufacturers of its products on the West coast.

     The Company was incorporated in New York in March 1993 and reincorporated in Delaware in May 1994. It maintains its principal offices at 131 Jericho Turnpike, Jericho, New York 11753 and its telephone number is (516) 334-8500.

PRESENT AND FUTURE PRODUCTS

     According to the International Ice Cream Association, ice cream was part of a $10.5 billion nationwide frozen dessert industry in 1995 and has wide appeal, with over 93% of households in the United States consuming these products. The super-premium ice cream category in particular has grown dramatically in recent years despite diet conscious consumers. This has been proven in the marketplace by an increase in the market share of the super-premium ice cream segment of 94% from 1985 to 1994. In 1995, sales of ice cream in pints increased by 4%, from $282 million in 1994 to $293 million in 1995, in contrast to a 4% decrease in the sales of frozen yogurt pints, which decreased from $115 million in 1994 to $107 million in 1995. In the first six months of 1996, ice cream sales in pints increased by 4.6% to $149 million, in contrast with sales of frozen yogurt sales pints, which declined 7.1% to $51 million. With respect to novelty ice cream products, premium ice cream bars represented the largest dollar market share with sales approximating $270 million in 1995, of which 96% of these sales were classified "regular" while only 4% were classified as reduced fat or diet products. In the first six months of 1996, premium ice cream bars had sales of $126 million of which 93.3% were classified as "regular" while only 6.7% were classified as "reduced or nonfat." Premium ice cream bars were the second largest dollar segment during this period. Ice cream sandwiches represented the third largest market share of novelty products with sales of $210 million in 1995, of which 88.5% of these sales were classified "regular" compared to only 11.5% classified as reduced fat or diet. In the first six months of 1996, ice cream sandwiches had sales of $121 million, an increase of 14%. 86.3% of these sales remained classified as "regular" compared to 13.7% classified as "reduced fat or nonfat."

     Super-premium ice cream is generally characterized by a greater richness and density than other kinds of ice cream with a butter fat content of at least 14%. This category of ice cream was created in 1959 by Ruben Mattus, founder of Haagen-Dazs, and expanded by Ben & Jerry's. According to available information, Haagen-Dazs had annual sales in 1994 exceeding $900 million with Ben & Jerry's reporting sales in 1995 in excess of $155 million.

     The Company competes in the packaged ice cream category with three flavors of pints. The three flavors of cheesecake ice cream offered in pints are Graham Cracker Delight(R), Strawberry Fantasy(TM) and Chocolate Tidbits(TM). The Company also competes in the novelty category of premium ice cream bars and ice cream sandwiches. Its premium ice cream bar products are all cheesecake ice cream with either a graham cracker crunch coating or strawberry sorbet coating, using high quality California strawberries. The Company's newest product is a sandwich version trademarked GRAMWICH(R), which is cheesecake ice cream surrounded by two specially made graham cracker wafers. The GRAMWICH(R) is available in four-pack as well as twenty-four count "bulk" pack for retail single serve sales. The Company also produces an eighteen (18) count "bulk" pack of both the graham cracker crunch and strawberry sorbet bars for warehouse club stores and single serve sales. The Company has four-ounce Dixie cups and 1.5 gallon drum containers of the three pint flavors for future expansion into food service and ice cream parlor opportunities.

     The Company plans to expand its product line to include additional variations of its existing products, a variety of retail sizes and creative food service applications. While the Company makes no representations that it will be marketing and selling other products, the potential product types include:

     - A deluxe line of pints featuring a broader variety of flavors
     - "Lite" or reduced calorie extensions of existing products
     - Additional fruit coatings for novelty sticks
     - Additional GRAMWICH(R) flavors
     - Bon-bon style products
     - Premium novelty cone products

     In this regard, the Company has recently created a new line of pint products which is marketed under the tradename "Sorbet Blends." The "Sorbet Blends" consist of a nearly equal mixture of sorbet and cheesecake ice cream and have been introduced in two flavors, "Raspberry Romance" and "Lemon Lace." These products have approximately half the calories and fat content of the Company's other pint varieties, and are being test marketed in California.

MANUFACTURING AGREEMENT

     The Company's products are presently manufactured by Fieldbrook Farms ("Fieldbrook"), an independent FDA approved facility located in Buffalo, New York, under a two-year exclusive manufacturing agreement expiring in March 1999. The manufacturing agreement, dated as of March 20, 1997, provides that Fieldbrook shall be the exclusive supplier of all products manufactured by Fieldbrook and distributed by the Company East of the Mississippi River for a period of two years. As partial consideration for this agreement, the Company has issued to Fieldbrook 35,000 shares of Common Stock. While Fieldbrook is obligated to sell existing products to the Company, it is not obligated to manufacture or sell new or different products. In the event Fieldbrook declines to manufacture, sell or produce any new product, the Company is free to obtain such product from another supplier. The manufacturing agreement further provides for payment to Fieldbrook of $150,000 for open accounts which, since not paid by April 30, 1997, has caused the Company to issue an additional 30,000 shares of Common Stock to Fieldbrook. The Company's present credit line with Fieldbrook is $250,000, for which 21-day credit terms have been provided. As of May 31, 1997, $179,232 of the credit line has been used. This amount shall be redetermined by the parties after the Company's initial public offering based upon the Company's creditworthiness.

     Two facilities on the West coast have recently suspended manufacturing the Company's products due to the financial position of the Company, however, each such facility has informed the Company that they will reconsider manufacturing the Company's products upon completion of this offering and payment by the Company of all amounts owing to such manufacturer. Upon completion of this offering, the Company may use additional facilities as well as reestablish its relationships with its former manufacturers on the West coast. See "Use of Proceeds." The Company's products have been certified as Kosher by the Kuf-K, the Company having adhered to strict standards for both its ingredients and processing procedures.

DISTRIBUTION AND MARKETING

     The Company, through its officers, consultants and other representatives, currently markets the Company's products to supermarkets and grocery stores and also, to a lesser extent, to convenience stores, food service outlets and warehouse clubs in an effort to obtain authorization for sale in these various retail outlets. The Company has incurred substantial promotional expenses for freezer space in connection with entering new markets, maintaining existing markets, entering new retailers and maintaining shelf space in existing retailers. The Company receives no assurance that these retailers will continue to allocate freezer space for the Company's products even after the payment of these fees. Once the Company obtains authorization from retailers and satisfies the substantial initial promotional expenses, the Company then directs Kraft-Pizza to distribute the Company's products to the appropriate authorized retailers.

     In October 1995, the Company entered into the Kraft-Pizza Agreement pursuant to which Kraft-Pizza serves as the Company's exclusive distributor in nine northeastern states, including New York, New Jersey and Pennsylvania, in California, Oregon and in parts of Washington and Nevada. The Kraft-Pizza Agreement commenced on October 1, 1995, automatically renews, and is terminable by either party on sixty (60) days' prior written notice. Under the terms of the Kraft-Pizza Agreement, the Company will pay Kraft-Pizza 25% of a previously agreed upon suggested wholesale price for all sales of the Company's products sold by Kraft-Pizza. The Company believes that the Kraft-Pizza Agreement has provided an opportunity for the Company to sell its products in thousands of retail locations presently serviced by Kraft-Pizza as well as "hands on" servicing of these locations by Kraft-Pizza employees. Additional distributors may be retained as the Company continues to expand its market penetration.

     In April 1996, the Company entered into the Kraft-Military Agreement with Kraft Military pursuant to which Kraft Military acts as a broker with respect to the Company's products for sales to the United States military facilities throughout the world. Kraft Military is presently the largest worldwide supplier of food products to military facilities. The Kraft Military Agreement commenced on April 1, 1996, continues for a period of one year, and is renewable for consecutive one year periods unless terminated by either party on thirty (30) days prior written notice. The Company pays a commission of 5% of net sales, as defined in the Kraft Military Agreement, for sales made by Kraft Military to military customers.

     The Company promotes its products through trade and consumer advertising, trade show participation, in-store demonstrations, circular advertisements and special event sampling/couponing. Print advertising is the primary vehicle used by the Company with its initial approach being to target regional areas of distribution. The Company's products have also been promoted on the radio through means such as the sponsorship of Shadow Traffic(R) reports on various stations in the New York metropolitan area, Southern California and Philadelphia.

     In December 1996, Mike's Original(R) Cheesecake Ice Cream was featured in New York magazine. In 1994, the Company's products were mentioned on CBS-TV's "This Morning" show and America's Talking, a nationally syndicated show, featured Mike's Original(R) products in their daily morning show called "What's New?". The TV Food Network also invited the Company's founder, Mr. Rosen to introduce the Company's product line on TVFN's "Food, News & Views" show. In 1995, Mr. Rosen was chosen by Dairy Field Magazine as one of the year's top twenty "movers and shakers" in the industry. Mr. Rosen was also featured in the November 1996 issue of Entrepreneur Magazine.

COMPETITION

     The super-premium ice cream market is highly competitive and the Company faces substantial competition in connection with the marketing and sales of its products. Among its competitors are Haagen-Dazs, owned by The Pillsbury Company, Ben & Jerry's and numerous other regional ice cream companies. Many of these competitors are well established and have substantially greater financial and other resources than the Company. Additionally, Haagen-Dazs and Ben & Jerry's manufacture their own ice cream. In the ice cream novelty segment, the Company competes with several wellknown brands including Haagen-Dazs and Dove Bars(R), manufactured by a division of Mars, Inc.

     Achieving wide distribution in the ice cream business is difficult due to the substantial expense of a national marketing program and the limitations on available space in the freezer compartments of retailers. The Company's products also may be considered in competition with all ice cream and other frozen desserts for discretionary food dollars.

     The ability of the Company to increase its market share will be dependent upon several factors, among which are consumer acceptance of the products, the quality and price of its products, advertising and the availability of sufficient capital for product expansion.

GOVERNMENT REGULATION

     The Company is subject to regulation by various governmental agencies regarding the distribution and sale of food products, including the FDA and various state agencies. The Company believes that its marketing and distributing operations comply with all existing applicable laws and regulations.

     The Company cannot predict the impact of possible changes that may be required in response to future legislation, rules or inquiries made from time to time by governmental agencies. FDA regulations may, in certain circumstances, affect the ability of the Company, as well as others in the industry, to develop and market new products. However, the Company does not presently believe that existing applicable legislative and administrative rules and regulations will have a significant impact on its operations.

TRADEMARKS AND PATENTS

     The Company owns registered trademarks and service marks under the names "Mike's Original(R)", "GRAMWICH(R)" and "Graham Cracker Delight(R)". The Company has common law trademarks for "Strawberry Fantasy(TM)", "Chocolate Tidbits(TM)", "Sorbet Blends(TM)", "Raspberry Romance(TM)" and "Lemon Lace(TM)." It also has filed a patent application on its formulated process to manufacture cheesecake ice cream.

INSURANCE

     The Company's business exposes it to potential liability which is inherent in the marketing and distribution of food products. The Company currently maintains $2,000,000 of product liability insurance. The Company also maintains $1,000,000 of general and personal injury insurance per occurrence and $5,000,000 in the aggregate. If any product liability claim is made and sustained against the Company and is not covered by insurance, the Company's business and prospects could be materially adversely affected.

EMPLOYEES

     The Company employs five full time employees, all of whom are located in the Company's Jericho, New York headquarters and serve in selling and administrative capacities. None of the Company's employees are represented by a labor union. The Company has never had a work stoppage and considers its relationships with its employees to be satisfactory.

SEASONALITY

     The ice cream industry generally experiences its highest volume during the spring and summer months and the lowest volume in the winter months. In this regard, according to statistics published by the International Ice Cream Association, 35.5% of sales of novelty ice cream products and 29.5% of sales of packaged ice cream products were made during the third quarter
(July -- September) of calendar 1996 while only 18.0% of sales of novelty ice cream products and 22.4% of sales of packaged ice cream were made during the first quarter (January -- March) of calendar 1996. Similarly, the Company's quarterly sales for calendar year 1996 followed a seasonal pattern. Sales were stronger in the second and third quarters of 1996 and weaker in the cooler months of the first and fourth quarters.

     Several factors negatively impacted sales on a quarterly basis. During the first quarter of 1996 the Company's distribution was in transition to its new distributor. In the second quarter, extensive marketing and initial product fill at store level was occurring to boost sales. In third quarter the Company's East coast manufacturer endured a work stoppage, limiting the quantities of product available while simultaneously the Company halted much of its marketing efforts due to its poor financial condition. In the fourth quarter of 1996 and the first quarter of calendar 1997, the continued lack of consumer marketing and the Company's decision to withdraw from certain test markets caused a sharp decline in sales.

LEGAL MATTERS

     In December 1996, the Company entered into a stipulation of entry of judgment with Crystal Cream & Butter Co. ("Crystal Cream"), whereby the Company acknowledged an obligation in the amount of $539,482 to Crystal Cream. Entry of the judgment has been stayed as long as the Company continues to make payments with respect to this obligation. Based on payments made to date, this obligation has been reduced to $230,283 (excluding $15,500 of open accounts payable) of which $134,283 is due and payable from the proceeds of this offering and the balance is payable in December 1998. See "Note N" of Notes to Financial Statements.

     In December 1996, Suiza Dairy Corp. ("Suiza") commenced an action in the United States District Court for the District of Puerto Rico. Suiza seeks damages in the amount of $61,510 plus interest accrued, costs and attorneys fees arising from advertising and promotion services which Suiza claims to have performed for the Company. The Company has not been formally served with a summons and complaint. When, and if, the Company is served, the Company intends to file an answer denying the allegations of the complaint, claiming, among other things, that any services performed by Suiza were without authorization from the Company.

     Except as set forth above, the Company is not involved in any material pending legal proceedings.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The By-Laws of the Company provide for a Board of Directors of between three and nine members classified into three classes as nearly equal in number as possible, whose terms expire in successive years.

     The directors and executive officers of the Company are as follows:

              NAME                 AGE            POSITION(S) WITH THE COMPANY
---------------------------------  ---    ---------------------------------------------
Michael Rosen....................  39     Chairman of the Board, Chief Executive
                                          Officer, President and Director

Michael Mitchell.................  57     Vice-President -- Marketing and Sales
                                          (nominee)

Frederic D. Heller...............  59     Vice-President -- Finance, Chief Financial
                                          Officer and Director

Rachelle Rosen...................  37     Secretary and Treasurer

Martin Pilossoph.................  66     Director

Arthur G. Rosenberg..............  57     Director

Myron Levy.......................  56     Director (nominee)

     Michael Rosen has been the Chief Executive Officer of the Company and a director since its inception in March 1993 and President since September 1996. For six years prior to the formation of the Company, Mr. Rosen was President and sole shareholder of Progressive Personnel, Inc., a career search firm in New York City. Mr. Rosen graduated from the State University of New York, Brockport with a Bachelor of Science degree in Business and Sports Administration. Mr. Rosen is the husband of Rachelle Rosen and the son-in-law of Martin Pilossoph.

     Michael Mitchell has been appointed as Vice-President -- Marketing and Sales effective on the closing of this offering. From 1989 to date, Mr. Mitchell has been an independent consultant under the name Mitchell Associates. From 1986 to 1989, Mr. Mitchell was Vice President of Dunkirk Ice Cream in Dunkirk, New York. From 1980 to 1985, he served in various capacities for Atlantic Processing, including Sales and Operations Manager of their ice cream division. From 1979 to 1980, Mr. Mitchell was Vice President -- Sales and Marketing for Schraffts Ice Cream. Mr. Mitchell has over thirty years experience in the ice cream industry and has specialized in successfully developing troublesome operations.

     Frederic D. Heller has been Vice President of Finance and director of the Company since January 1997. Mr. Heller is a CPA licensed in the State of New York for over the last ten years. Prior to joining the Company, from November 1994 through January 1997, he practiced as an independent financial consultant including rendering such services to the Company in that capacity from August 1996 to January 1997. From September 1992 through October 1994, Mr. Heller was Vice President of Finance and director of Vasomedical, Inc., formerly Future Medical Products, Inc., a publicly owned business involved in the merchandising of certain medical technology. From October 1990 through September 1992, Mr. Heller was president and chief operating officer of FDH Enterprises, Inc., a company rendering financial consulting services to business clients.

     Martin Pilossoph has been a director of the Company since September 1995. For the past five years, Mr. Pilossoph has been a Senior Sales Executive of the Ingram Companies, a national video wholesaler. Mr. Pilossoph is the father of Rachelle Rosen and the father-in-law of Michael Rosen.

     Arthur G. Rosenberg has been a director of the Company since September 1995. Mr. Rosenberg has been a practicing attorney for more than the past ten years. Since June 1, 1987, he has been Vice President of Acquisitions of The Associated Companies, a residential land and commercial developer located in Bethesda, Maryland. Mr. Rosenberg also is a director of EcoTyre Technologies, Inc., a publicly owned manufacturer of remolded tires.

     Myron Levy has been elected a director of the Company to take office upon the closing of this offering. Since June 1993, Mr. Levy has been President of Herley Industries, Inc., a publicly owned designer and manufacturer of flight instrumentation products. From May 1991 to June 1993, Mr. Levy served as Executive Vice President and Treasurer of Herley Industries, Inc. Mr. Levy also has been a director of Herley since 1992.

     Rachelle Rosen has been Secretary and Treasurer of the Company since its formation in 1993. Ms. Rosen served as a director of the Company from 1993 until January 1997. It was Ms. Rosen's cheesecake that gave her husband, Mike, the idea and concept for Mike's Original(R) Cheesecake Ice Cream. She received a Bachelor of Science degree from Queens College. Ms. Rosen is the daughter of Martin Pilossoph and the wife of Michael Rosen.

     The Company's Board of Directors is classified into three classes. The directors in each class serve for three year terms. Arthur Rosenberg is a member of Class I which serves until the Company's 1997 Annual Meeting of Stockholders. Martin Pilossoph is a member of Class II which serves until the Company's 1998 Annual Meeting of Stockholders and Myron Levy has been elected to serve as a member of Class II upon completion of this offering. Michael Rosen and Frederic
D. Heller are members of Class III which serves until the Company's 1999 Annual Meeting of Stockholders. Directors who are not employees of the Company, of which there are presently two, and upon consummation of this offering will be three, receive no cash compensation for their services to the Company as directors, but are reimbursed for expenses actually incurred in connection with attending meetings of the Board of Directors. All members of the Board of Directors are eligible to participate in the Company's stock option plans. Each director attended or participated in at least 75% of the meetings of the Board of Directors during his or her tenure in fiscal 1996.

     Pursuant to the terms of the Underwriting Agreement relating to this offering, the Representative has the right to nominate either one member of the Board of Directors or a non-voting observer for the year after the Closing Date of this offering. The Representative has informed the Company that it does not intend to exercise this right upon consummation of this offering or in the near future. See "Underwriting."

EXECUTIVE COMPENSATION

     The following table sets forth the cash and other compensation paid or accrued by the Company during the year ended December 31, 1996, the nine months ended December 31, 1995 and the fiscal year ended March 31, 1995 to the Company's Chief Executive Officer and former president. No other executive officer earned over $100,000 in any fiscal year.

                                                                               LONG TERM
                                                                              COMPENSATION
                                         ANNUAL COMPENSATION                  ------------
                           ------------------------------------------------    SECURITIES
   NAME AND PRINCIPAL                                        OTHER ANNUAL      UNDERLYING     ALL OTHER
        POSITION            YEAR        SALARY      BONUS   COMPENSATION(2)     OPTIONS      COMPENSATION
-------------------------  -------     --------     -----   ---------------   ------------   ------------
Michael Rosen............     1996     $112,250(1)   --           --             200,000(3)       --
  Chairman of the Board,   9/30/95(4)    81,000(1)   --           --                  --          --
  President, Chief         3/31/95(5)     9,000(1)   --           --                  --          --
  Executive Officer

Daniel B. Kelly(6).......     1996     $104,166      --           --              29,530(6)       --
  Former President         9/30/95(4)    93,750      --           --                  --          --
                           3/31/95(5)    25,833      --           --                  --          --

---------------
(1) Does not include an aggregate of $62,648 of salary which was accrued and not paid to Mr. Rosen during the period from inception through September 30, 1996, to which Mr. Rosen has waived all rights.

(2) The value of all perquisites provided to the Company's officers did not exceed the lesser of $50,000 or 10% of the officer's salary and bonus.

(3) Represents ten-year options granted in May 1996 and September 1996 pursuant to the Company's 1995 Long Term Incentive Plan.

(4) Represents the nine month period ended December 31,1995.

(5) Represents the fiscal year ended March 31, 1995.

(6) Mr. Kelly resigned as an officer and director of the Company on September 16, 1996. His long-term compensation represents ten year options granted in February 1995 which were terminated due to his resignation.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following table sets forth all stock options granted to the executive officers named in the Executive Compensation table during the fiscal year ended December 31, 1996.

                                                        INDIVIDUAL GRANTS
                            -------------------------------------------------------------------------
                             NUMBER OF        % OF TOTAL
                             SECURITIES      OPTIONS/SARS
                             UNDERLYING       GRANTED TO
                            OPTIONS/SARS     EMPLOYEES IN     EXERCISE OR BASE
           NAME              GRANTED(#)      FISCAL YEAR        PRICE ($/SH)        EXPIRATION DATE
--------------------------  ------------     ------------     ----------------     ------------------
Michael Rosen.............      33,333           12.5%             $ 3.00                May 31, 2006(1)
                               166,667           62.5%             $ 1.50          September 11, 2006(2)

---------------
(1) Represents ten year options granted in May 1996, pursuant to the Company's 1995 Long Term Incentive Plan. Options became fully vested on November 30, 1996.

(2) Represents ten year options granted in September 1996, pursuant to the Company's 1995 Long Term Incentive Plan. Options vest on March 12, 1997.

EMPLOYMENT AGREEMENTS

  Michael Rosen

     The Company has entered into an employment agreement with Michael Rosen pursuant to which Mr. Rosen has agreed to serve as Chairman of the Board and Chief Executive Officer of the Company, at an annual base salary of $100,000 for the first year of the agreement and an annual base salary of $125,000 for each of the remaining five years of the agreement. Mr. Rosen is also entitled to a $50,000 bonus for each of the third through sixth years of the Agreement in the event the Company's pretax income for such year exceeds $1,000,000. Mr. Rosen's employment agreement is for six (6) years, which commenced on June 1, 1995. The employment agreement provides that Mr. Rosen may be terminated only for a material breach of the terms of the agreement which is not cured after he receives five (5) days written notice.

     Mr. Rosen's employment agreement restricts him from engaging in competition with the Company for the term thereof and contains provisions protecting the Company's proprietary rights and information, including the use of the name "Mike's Original(R)". The agreement also provides for the payment to Mr. Rosen of three times his previous year's total compensation, less $1.00, upon the termination of his employment in the event of a change in control of the Company. For those purposes, a change in control is defined to mean (a) change in control as such term is defined on Regulation 240.12b-2 of the Securities Exchange Act of 1934, as amended or (b) if during the term of the agreement, individuals who at the beginning of such agreement constitute the board of directors of the Company cease for any reason to constitute at least a majority thereof, unless the election of each director who is not a director at the beginning of such period has been approved in advance by the directors representing at least two-thirds of the directors then in office who were directors at the beginning of the term of the agreement.

  Michael Mitchell

     The Company also has entered into an employment agreement with Michael Mitchell. This agreement provides that Mr. Mitchell will serve as Vice President of the Company, and will receive as compensation therefor an annual base salary of $115,000 per year, up to $25,000 in travel expenses, plus an incentive bonus equal to 3% of the Company's pre-tax income, as defined. This agreement is for an initial term which terminates one year from the effective date of this offering and provides that if Mr. Mitchell is terminated after the initial term other than for "cause" (as defined), or dies or becomes permanently disabled, the Company will pay to him certain severance. This agreement contains the same change of control provision as set forth in Mr. Rosen's employment agreement and also restricts Mr. Mitchell from engaging in competition with the Company for the term thereof and for one year thereafter and contains provisions protecting the Company's proprietary rights and information.

  Frederic D. Heller

     The Company has entered into an employment agreement with Frederic D. Heller pursuant to which Mr. Heller has agreed to serve as Vice
President -- Finance of the Company, at an annual base salary of $95,000 for the first year of the agreement and an annual base salary of $105,000 for the remaining year of the agreement. In addition, pursuant to this agreement, Mr. Heller received options to purchase 25,000 shares of Common Stock with an exercise price of $1.50 per share. Mr. Heller's employment agreement is for two years, which commenced on March 1, 1997. The employment agreement provides that Mr. Heller may be terminated only for a material breach of the terms of the agreement which is not cured after he receives thirty (30) days written notice.

     Mr. Heller's employment agreement restricts him from engaging in competition with the Company for the term thereof and contains provisions protecting the Company's proprietary rights and information. The agreement also provides for the payment to Mr. Heller of three times his previous year's total compensation, less $1.00, upon the termination of his employment in the event of a change in control of the Company. For those purposes, a change in control is defined to mean (a) change in control as such term is defined on Regulation 240.12b-2 of the Securities Exchange Act of 1934, as amended or (b) if during the term of the agreement, individuals who at the beginning of such agreement constitute the board of directors of the Company cease for any reason to constitute at least a majority thereof, unless the election of each director who is not a director at the beginning of such period has been approved in advance by the directors representing at least two-thirds of the directors then in office who were directors at the beginning of the term of the agreement.

CONSULTING AGREEMENTS

     The Company has entered into a consulting agreement with Alma Management Corp. ("Alma"), as of November 1, 1996. Under this agreement, which is for an initial term of one year, Alma has agreed to cause its two principals (the "Principals"), to provide sales and marketing advisory and consulting services to the Company. Alma receives an annual consulting fee of $50,000 payable in equal installments over the term of the agreement. In addition, Alma has received options to purchase 133,333 shares of Common Stock at an exercise price of $1.50 per share. One-third of the options vest on May 1, 1997, one-third six months thereafter and the balance vest on May 1, 1998. The Company may terminate the services of either Principal under the consulting agreement with Alma if such Principal cannot adequately perform his duties thereunder because of mental or physical disability, death or for "Just Cause" (as defined). The consulting agreement provides that if one of the Principals is terminated by the Company, the consulting fee paid to Alma will be reduced by one half and if both Principals are terminated by the Company, no further compensation will be paid to Alma. The consulting agreement with Alma expires in May 1998 and restricts Alma and the Principals from engaging in competition with the Company for the term thereof and for one year thereafter and contains provisions protecting the Company's trade secrets and proprietary rights and information.

1995 LONG TERM INCENTIVE PLAN

     In August 1995, the Company adopted The Mike's Original, Inc. 1995 Long Term Incentive Plan (the "1995 Incentive Plan") in order to motivate qualified employees of the Company, to assist the Company in attracting employees and to align the interests of such persons with those of the Company's stockholders.

     The 1995 Incentive Plan provides for the grant of "incentive stock options" within the meaning of the Section 422 of the Internal Revenue Code of 1986, as amended, "non-qualified stock options," restricted stock, performance grants and other types of awards to officers, key employees, consultants and independent contractors of the Company and its affiliates.

     The 1995 Incentive Plan, which is administered by the Board of Directors, authorizes the issuance of a maximum of 433,333 shares of Common Stock. If any award under the 1995 Incentive Plan terminates, expires unexercised, or is canceled, the Common Stock that would otherwise have been issuable pursuant thereto will be available for issuance pursuant to the grant of new awards. To date, the Company has granted an aggregate of 306,667 options to purchase Common Stock under the 1995 Incentive Plan, of which 250,000 options have been granted to Michael Rosen, the Company's Chairman of the Board and Chief Executive Officer. 33,333 of these options are exercisable for ten years from the date of grant at a price of $3.00 per share and 216,667 of these options are exercisable for ten years from the date of grant at a price of $1.50 per share. Another 56,667 options have been granted to Steven A. Cantor. Each of the options granted to Mr. Cantor are exercisable for a ten year term at a price of $1.50 per share. As of the date of this Prospectus, none of these options had been exercised.

1996 NON-QUALIFIED STOCK OPTION PLAN

     In October 1996, the Company's Board of Directors approved a 1996 Non-Qualified Stock Option Plan (the "Non-Qualified Plan") which covers 500,000 shares of the Company's Common Stock. The options become exercisable in installments as determined at the time of grant by the Board of Directors. As of the date of this Prospectus, the Company had granted 478,333 options to purchase shares of Common Stock under the Non-Qualified Plan at an exercise price of $1.50 per share. Arthur G. Rosenberg, Martin Pilossoph and Myron Levy have been granted options to purchase 23,333 shares of Common Stock each at the exercise price of $1.50 per share pursuant to the Non-Qualified Plan. Frederic D. Heller has been granted options to purchase 58,333 shares of Common Stock at the exercise price of $1.50 per share pursuant to the Non-Qualified Plan. Alma has been granted options to purchase 133,333 shares of Common Stock at an exercise price of $1.50 per share pursuant to the Non-Qualified Plan. Steven A. Cantor has been granted options to purchase 76,667 shares of Common Stock at an exercise price of $1.50 per share. As of the date of this Prospectus, none of these options had been exercised.

PERSONAL LIABILITY AND INDEMNIFICATION OF DIRECTORS

     The Company's Certificate of Incorporation and By-laws contain provisions which reduce the potential personal liability of directors for certain monetary damages and provide for indemnity of directors and other persons. The Company is unaware of any pending or threatened litigation against the Company or its directors that would result in any liability for which such director would seek indemnification or similar protection.

     Such indemnification provisions are intended to increase the protection provided directors and, thus, increase the Company's ability to attract and retain qualified persons to serve as directors. Because directors liability insurance is only available at considerable cost and with low dollar limits of coverage and broad policy exclusions, the Company does not currently maintain a liability insurance policy for the benefit of its directors, although the Company may attempt to acquire such insurance in the future. The Company believes that the substantial increase in the number of lawsuits being threatened or filed against corporations and their directors and the general unavailability of directors liability insurance to provide protection against the increased risk of personal liability resulting from such lawsuits have combined to result in a growing reluctance on the part of capable persons to serve as members of boards of directors of companies, particularly of companies which intend to become public companies. The Company also believes that the increased risk of personal liability without adequate insurance or other indemnity protection for its directors could result in overcautious and less effective direction and management of the Company. Although no directors have resigned or have threatened to resign as a result of the Company's failure to provide insurance or other indemnity protection from liability, it is uncertain whether the Company's directors would continue to serve in such capacities if improved protection from liability were not provided.

     The provisions affecting personal liability do not abrogate a director's fiduciary duty to the Company and its stockholders, but eliminate personal liability for monetary damages for breach of that duty. The provisions do not, however, eliminate or limit the liability of a director for failing to act in good faith, for engaging in intentional misconduct or knowingly violating a law, for authorizing the illegal payment of a dividend or repurchase of stock, for obtaining an improper personal benefit, for breaching a director's duty of loyalty (which is generally described as the duty not to engage in any transaction which involves a conflict between the interests of the Company and those of the director) or for violations of the federal securities laws. The provisions also limit or indemnify against liability resulting from grossly negligent decisions including grossly negligent business decisions relating to attempts to change control of the Company.

     The provisions regarding indemnification provide, in essence, that the Company will indemnify its directors against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding arising out of the director's status as a director of the Company, including actions brought by or on behalf of the Company (stockholder derivative actions). The provisions do not require a showing of good faith. Moreover, they do not provide indemnification for liability arising out of willful misconduct, fraud, or dishonesty, for "short-swing" profits violations under the federal securities laws, or for the receipt of illegal remuneration. The provisions also do not provide indemnification for any liability to the extent such liability is covered by insurance. One purpose of the provisions is to supplement the coverage provided by such insurance. However, as mentioned above, the Company does not currently provide such insurance to its directors, and there is no guarantee that the Company will provide such insurance to its directors in the near future, although the Company may attempt to obtain such insurance.

     These provisions diminish the potential rights of action which might otherwise be available to stockholders by limiting the liability of officers and directors to the maximum extent allowable under Delaware law and by affording indemnification against most damages and settlement amounts paid by a director of the Company in connection with any stockholders derivative action. However, the provisions do not have the effect of limiting the right of a stockholder to enjoin a director from taking actions in breach of his fiduciary duty, or to cause the Company to rescind actions already taken, although as a practical matter courts may be unwilling to grant such equitable remedies in circumstances in which such actions have already been taken. Also, because the Company does not presently have directors liability insurance and because there is no assurance that the Company will procure such insurance or that if such insurance is procured it will provide coverage to the extent directors would be indemnified under the provisions, the Company may be forced to bear a portion or all of the cost of the director's claims for indemnification under such provisions. If the Company is forced to bear the costs for indemnification, the value of the Company's stock may be adversely affected.

     The Company has entered into Indemnification Agreements with certain of its officers and directors. The Indemnification Agreements provide for reimbursement for all direct and indirect costs of any type or nature whatsoever (including attorneys' fees and related disbursements) actually and reasonably incurred in connection with either the investigation, defense or appeal of a Proceeding, (as defined) including amounts paid in settlement by or on behalf of an indemnitee thereunder.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that such indemnification, in the opinion of the Commission, is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth the beneficial ownership of the Company's Common Stock as of June 6, 1997 (taking into effect a .153846-for-1 reverse stock split effected in June 1996 and a .667-for-1 reverse stock split effected in February 1997) of (i) each person known by the Company to beneficially own 5% or more of the Company's outstanding Common Stock, (ii) each of the Company's executive officers, directors and director nominees, and (iii) all of the Company's executive officers and directors as a group. Except as otherwise indicated, all shares of Common Stock are beneficially owned, and investment and voting power is held, by the persons named as owners.

                                                                                        PERCENTAGE
                                                                                       OWNERSHIP(8)
                                                               AMOUNT AND          ---------------------
                                                            NATURE OF SHARES        BEFORE       AFTER
          NAME AND ADDRESS OF BENEFICIAL OWNER             BENEFICIALLY OWNED*     OFFERING     OFFERING
---------------------------------------------------------  -------------------     --------     --------
Michael Rosen(1).........................................        283,333(2)          10.4%         8.3%
Rachelle Rosen(1)........................................        283,333(3)          10.4%         8.3%
Steven A. Cantor(1)......................................        432,295(4)          16.2%        12.9%
Annette Cantor...........................................        298,650             11.9%         9.2%
Frederic D. Heller(1)....................................         16,667                *            *
Michael Mitchell.........................................              0(5)             *            *
Arthur G. Rosenberg(1)...................................         23,333(6)             *            *
Martin Pilossoph(1)......................................         23,333(6)             *            *
Myron Levy(1)............................................         24,167              1.0%           *
Louis P. Solferino(9)....................................        180,034              7.1%         5.6%
Michael Jones(10)........................................        146,342              5.8%         4.5%
The Moshe Isaac Foundation(11)...........................        200,000              7.9%         6.2%
Food Commodities Limited(12).............................        266,667             10.5%         8.3%
All officers and directors as a group (6 persons)........        370,833(7)          13.4%        10.7%

---------------
  *  less than one percent (1%) unless otherwise indicated.

 (1) The address for each of these persons is 131 Jericho Turnpike, Jericho, New York 11753.

 (2) Includes options to purchase 33,333 shares of Common Stock granted under the 1995 Incentive Plan in May 1996 and options to purchase 166,667 shares of Common Stock granted under the 1995 Incentive Plan in October 1996. Does not include options to purchase 50,000 shares of Common Stock granted under the 1995 Incentive Plan in May 1997, which are not exercisable within sixty
     (60) days from the date hereof.

 (3) Represents Common Stock and options to purchase Common Stock owned by Michael Rosen, Ms. Rosen's husband. Rachelle Rosen otherwise owns no shares of Common Stock.

 (4) Includes options to purchase 56,667 shares of Common Stock granted under the 1995 Incentive Plan and options to purchase 76,666 shares of Common Stock granted under the Non-Qualified Plan.

 (5) Does not include options to purchase 66,667 shares of Common Stock granted under the 1996 Non-Qualified Plan, which are not exercisable within sixty
     (60) days from the date hereof.

 (6) Includes options to purchase 23,333 shares of Common Stock granted under the Non-Qualified Plan.

 (7) Includes 246,667 shares issuable upon the exercise of options granted pursuant to the Company's stock option plans.

 (8) Assumes no exercise of the over-allotment option.

 (9) The address for Mr. Solferino is 115 Blue Spruce Road, Levittown, New York 11756.

(10) The address for Mr. Jones is 86 West Main Street, East Islip, New York
     11730.

(11) The address for The Moshe Isaac Foundation is c/o Teaneck Nursing Center, 1104 Teaneck Road, Teaneck, New Jersey 07666. The principal of this entity is Michael Koenig.

(12) The address for Food Commodities Limited is Bel Royal House, Hilgrove Street, St. Helier, Jersey JE24WG, British Isles. The principal of this entity is Robert S. Fraley.

                              CERTAIN TRANSACTIONS

     In April 1997, the Company issued 150,000 shares of Common Stock to Steven
A. Cantor, the Company's largest stockholder, as consideration for the termination of his three year consulting agreement providing for payments of $125,000 annually, which would have commenced on the closing of this offering.

     In December 1996, the Company issued a convertible promissory note to The Moshe Isaac Foundation bearing interest at the rate of 8% per annum in the principal amount of $225,000 (the "Convertible Note"). The Convertible Note was to paid in full the earlier of five days after the closing date of an initial public offering or December 31, 1997. In lieu of receiving payment, the holder of the Convertible Note has the right to convert within five (5) days of the closing of such initial public offering into 200,000 shares of Common Stock. In April 1997, such note was converted into 200,000 shares of Common Stock.

     In October 1996, the Company issued 16,667 shares of Common Stock to Frederic D. Heller, the Company's Vice President-Finance, Treasurer and a director, as payment for services rendered during the year ended December 31, 1996. These shares were valued at $3.00 per share, the estimated fair market value of the Common Stock at the date of issuance.

     On August 28, 1996, Michael Rosen, the Company's Chairman of the Board, President and Chief Executive Officer was issued a promissory note in the principal amount of $206,250. The funds that Mr. Rosen loaned the Company were the proceeds of a sale by Mr. Rosen to investors of 183,333 shares of his Common Stock at a price of $1.12 per share. This loan bears interest at a rate of 8% and initially was payable the earlier of (i) thirteen (13) months from the date of the loan, or (ii) the date the Company successfully consummates an initial public offering of securities of the Company, but only to the extent that the over-allotment option is exercised in such offering and only from the proceeds received by the Company from the exercise of the over-allotment option. In September 1996, the maturity date of this promissory note was revised to September 30, 1998. In addition, the revised promissory note provides that one-half of the outstanding principal amount of the note will be paid with accrued interest thereon in the event the Company successfully consummates an initial public offering of securities of the Company, but only to the extent that the over-allotment option is exercised in such offering and only from the proceeds received by the Company from the exercise of the over-allotment option.

     In August, September and October 1996, the Company received three loans from Steven A. Cantor aggregating $253,750. A portion of the funds that this stockholder loaned the Company was a result of the stockholder selling shares of his Common Stock to an investor. In August 1996, this shareholder sold 38,889 shares of his Common Stock at a price of $1.12 per share. In September 1996, this shareholder sold 23,333 shares of his Common Stock at a price of $1.50 per share. These loans, which were consolidated into one note in September 1997, bear interest at a rate of 8% and are payable the earlier of (i) June 1, 1997, or (ii) with respect to $123,750 of the principal amount, the date the Company successfully consummates an initial public offering of securities of the Company, but only to the extent that either the over-allotment option is exercised in such offering or within ninety (90) days after the underwriter elects not to exercise the over-allotment option.

     On May 30, 1996, the Company received loans of $50,000 each from Louis P. Solferino and Michael P. Jones. The loans bear interest at an annual rate of 10% and initially were due on demand. In September 1996, the maturity date of these promissory notes was revised to occur the earlier of (i) May 30, 1998 or (ii) the date the Company successfully consummates an initial public offering of securities of the Company, but only to the extent that the over-allotment option is exercised in such offering and only from the proceeds received by the Company from the exercise of the over-allotment option. In addition, the Company issued 6,667 shares of its Common Stock to each of Mr. Solferino and Mr. Jones. These shares were valued at $3.00 per share, the fair market value of the Common Stock at the date of issuance.

     In February 1996, the Company issued $150,000 and $75,000 of 12% convertible promissory notes to Mr. Solferino and Mr. Jones, respectively, which were payable on the earlier of August 31, 1996 or upon the consummation of an interim financing as contemplated by a letter of intent with an investment banker for an initial public offering of the Company's securities. In June 1996, in lieu of receiving payment in such event, the holders of the notes exchanged the notes, based on a conversion price determined by the notes, into Second Private Placement Units. In April 1997, Mr. Solferino and Mr. Jones converted $16,050 and $8,025 of the principal and accrued interest into 8,025 and 4,013 shares of Common Stock, respectively.

     During the fiscal year ended March 31, 1995, the Company issued two promissory notes of $25,000 each to Elizabeth Pilossoph, who is the mother of Rachelle Rosen, the mother-in-law of Michael Rosen, and the wife of Martin Pilossoph. See "Management". These notes were originally due in November and December 1998, respectively. The Company repaid one of these notes in April 1995. In September 1995, the maturity date of the outstanding promissory note was revised to occur the earlier of the Company receiving proceeds from a securities offering or June 1, 1996. In April 1996, the maturity date of the outstanding promissory note was revised to occur subsequent to the repayment of the Penn Note issued in April 1996. In September 1996, the maturity date of this promissory note was revised to occur the earlier of (i) February 1, 1998 or (ii) upon the occurrence of events defined by the note as a "Change in Control." Interest accrues at an annual rate of 6% and is payable at the maturity of the note.

     During the fiscal year ended March 31, 1994, the Company borrowed $100,000 from the mother of Steven A. Cantor. See "Principal Stockholders". The loan, which was originally due on demand, was formalized in the form a promissory note during September 1995. In April 1996, the maturity date of the $100,000 obligation was revised to occur subsequent to the repayment of the Penn Note issued in April 1996. The loan was non-interest bearing through April 1994. From May 1994 through maturity interest accrues at an annual rate of 6% and is payable upon maturity. In September 1996, the maturity date of this promissory note was revised to occur the earlier of: (i) February 1, 1998 or (ii) upon the occurrence of events defined by the note as a "Change in Control." During the fiscal year ended March 31, 1995, the Company borrowed an additional $100,000 from Ms. Cantor. The loan was due on demand with interest at an annual rate of 6%. The Company repaid $50,000 of this loan in March 1995, and repaid the remaining $50,000 during April 1995.

     During the fiscal year ended March 31, 1994, the Company obtained loans from Rachelle Rosen and issued promissory notes of $40,000 and $15,000 which are payable in May and June 1998, respectively. Interest accrues at an annual rate of 8% and is payable at the maturity date of the notes.

     As a general rule, all transactions among the Company and its officers, directors or stockholders have been, and in the future will be, made on terms no less favorable to the Company than those available from unaffiliated parties.

                            SELLING SECURITYHOLDERS


     This Prospectus may also be used for the possible offering of additional shares of Common Stock owned by the Selling Securityholders. Certain Selling Securityholders have agreed that the shares of Common Stock owned by such persons registered for resale hereunder may not be sold for twenty-four (24) months from the date of this Prospectus without the prior written consent of Millennium. The Company will not receive any proceeds from such sales. Millennium may release such restriction at any time after completion of this offering, although there are no understandings or arrangements in this regard. The resale of the securities by the Selling Securityholders is subject to Prospectus delivery and other requirements of the Securities Act.


     The Shares are being offered by the following persons in the amounts set forth below:

                                          BENEFICIAL OWNERSHIP   NUMBER OF SHARES   BENEFICIAL OWNERSHIP
              STOCKHOLDER                  PRIOR TO OFFERING         OFFERED          AFTER OFFERING*
----------------------------------------  --------------------   ----------------   --------------------
Dental Investment Study Group...........          52,500               52,500                   --
James C. LaVigne........................          30,000               30,000                   --
Paul Greenstein.........................          30,000               30,000                   --
Ashok Chaudhari.........................          15,000               15,000                   --
Paul A. Kaye, Family Trust..............          15,000               15,000                   --
Gregory J. and Toni Marie Shottenkirk...          15,000               15,000                   --
Achyut Sahasra..........................          15,000               15,000                   --
Bruce Evanter...........................           7,500                7,500                   --
Steven Watson...........................           7,500                7,500                   --
Marvin and Ellen Ochs...................           7,500                7,500                   --
Lawrence A. Rosenstadt..................           7,500                7,500                   --
Richard Rubenstein......................           7,500                7,500                   --
Marvin and Linda Watsky.................           7,500                7,500                   --
Michael Ring............................           7,500                7,500                   --
Grahm de la Garza Grahm Limited
  Family Partnership....................           7,500                7,500                   --
Robert G. Morris, DDS, Inc. Pension.....           7,500                7,500                   --
Marque of Distinction, Inc. Retirement
  Trust.................................           7,500                7,500                   --
Gulfstream Asset Management Corp.
  Retirement Trust......................           7,500                7,500                   --
Ted Cohen...............................           7,500                7,500                   --
Paul E. Gavin...........................           7,500                7,500                   --
Alan Bush...............................          33,333               33,333                   --
Sally Miglio............................          15,000               15,000                   --
Paul Rubin..............................           7,500                7,500                   --
Barry Weintraub.........................           7,500                7,500                   --
J. Scott Murphy.........................           7,500                7,500                   --
Raymond Hancock.........................           7,500                7,500                   --
Jane Kirschner..........................           3,750                3,750                   --
David and Elaine Johnson................           3,750                3,750                   --
Glenn Koebel............................           3,750                3,750                   --
Irving Wagner...........................           3,750                3,750                   --

                                          BENEFICIAL OWNERSHIP   NUMBER OF SHARES   BENEFICIAL OWNERSHIP
              STOCKHOLDER                  PRIOR TO OFFERING         OFFERED          AFTER OFFERING*
----------------------------------------  --------------------   ----------------   --------------------
Frederic D. Heller(2)...................          16,667               16,667                   --
Food Commodities Limited................         266,667              266,667                   --
The Moshe Isaac Foundation(3)...........         200,000              200,000                   --
Suzanne Frank...........................          14,500               14,500                   --

---------------
 *  less than 1% unless otherwise indicated

(1) See "Legal Matters."

(2) See "Management" and "Principal Stockholders."

(3) See "Principal Stockholders" and "Certain Transactions."

     The securities offered hereby may be sold from time to time directly by the Selling Securityholders. Alternatively, the Selling Securityholders may from time to time offer such securities through underwriters, dealers or agents. The distribution of securities by the Selling Securityholders may be effected in one or more transactions that may take place on the over-the-counter market, including ordinary broker's transactions, privately-negotiated transactions or through sales to one or more broker-dealers for resale of such shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Securityholders in connection with such sales of securities. The Selling Securityholders and intermediaries through whom such securities are sold may be deemed "underwriters" within the meaning of the Securities Act with respect to the securities offered, and any profits realized or commissions received may be deemed underwriting compensation. The Company is not aware of any present intentions of any Selling Stockholders to engage in any transactions with either of the Representatives of this offering.

     At the time a particular offer of securities is made by or on behalf of a Selling Securityholder, to the extent required, a prospectus will be distributed which will set forth the number of shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, if any, the purchase price paid by any underwriter for shares purchased from the Selling Securityholder and any discounts, commissions or concessions allowed or reallowed or paid to dealers, and the proposed selling price to the public.

     Under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the regulations thereunder, any person participating in a distribution of the securities of the Company offered by this Prospectus may not simultaneously engage in market-making activities with respect to such securities of the Company during the applicable restricted period (one or five business days) before the day of pricing of this offering, and until the distribution is over. In addition, and without limiting the foregoing, the Selling Securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation, Regulation M, and Rules 100 through 105 thereunder, in connection with transactions in such securities, which provisions may limit the time of purchases and sales of such securities by the Selling Securityholders.

     Sales of securities by the Selling Securityholders or even the potential of such sales would likely have an adverse effect on the market prices of the securities offered hereby. As of the date of this Prospectus, the freely tradeable securities of the Company (the "public float") will be (i) 700,000 shares of Common Stock, and (ii) 1,400,000 Class A Warrants.

                           DESCRIPTION OF SECURITIES
CAPITAL STOCK


     The Company's authorized capital stock consists of 20,000,000 shares of Common Stock, $.001 par value per share and 500,000 shares of Preferred Stock, $.01 par value per share.



  Units



     The securities offered hereby consist of Units, with each Unit including one share of the Company's Common Stock and two redeemable Class A Warrants. Prior to this offering, there has been no public market for the Units, Common Stock or Class A Warrants. The Common Stock and the Class A Warrants comprising each Unit will not trade separately from the Unit until the earlier of 90 days from the date of this Prospectus or the determination by Millennium, in its sole discretion, to permit such separate trading. At the time such separate trading is permitted, the Units may be delisted from separate trading on the OTC Bulletin Board.


  Common Stock


     General. The Company has 20,000,000 authorized shares of Common Stock, 2,529,929 of which were issued and outstanding prior to the offering. All shares of Common Stock currently outstanding are validly issued, fully paid and non-assessable, and all shares which are the subject of this Prospectus, when issued and paid for pursuant to this offering, will be validly issued, fully paid and non-assessable.



     Voting Rights. Each share of Common Stock entitles the holder thereof to one vote, either in person or by proxy, at meetings of stockholders. The Company's Board consists of three classes each of which serves for a term of three years. At each annual meeting of the stockholders the directors in only one class will be elected. The holders are not permitted to vote their shares cumulatively. Accordingly, the holders of more than fifty percent (50%) of the issued and outstanding shares of Common Stock can elect all of the directors of the Company. See "Principal Stockholders."



     Dividend Policy. All shares of Common Stock are entitled to participate ratably in dividends when and as declared by the Company's Board of Directors out of the funds legally available therefor. Any such dividends may be paid in cash, property or additional shares of Common Stock. The Company has not paid any dividends since its inception and presently anticipates that all earnings, if any, will be retained for development of the Company's business and that no dividends on the shares of Common Stock will be declared in the foreseeable future. Further, pursuant to a credit agreement with one of its former manufacturers, the Company is prohibited from paying dividends on any of its capital stock until the repayment of the indebtedness thereunder. Payment of future dividends will be subject to the discretion of the Company's Board of Directors and will depend upon, among other things, future earnings, the operating and financial condition of the Company, its capital requirements, general business conditions and other pertinent facts. Therefore there can be no assurance that any dividends on the Common Stock will be paid in the future. See "Dividend Policy."



     Miscellaneous Rights and Provisions. Holders of Common Stock have no preemptive or other subscription rights, conversion rights, redemption or sinking fund provisions. In the event of the liquidation or dissolution, whether voluntary or involuntary, of the Company, each share of Common Stock is entitled to share ratably in any assets available for distribution to holders of the equity of the Company after satisfaction of all liabilities, subject to the rights of holders of Preferred Stock.



     Shares Eligible for Future Sale. Upon completion of this offering, the Company will have 3,229,929 shares of Common Stock outstanding. Of these shares, the 700,000 shares sold in this offering will be freely tradeable without restriction or further registration under the Securities Act, except for any shares purchased by an "affiliate" of the Company (in general, a person who has a control relationship with the Company) which will be subject to the limitations of Rule 144 adopted under the Securities Act. Another 861,167 shares are registered under the registration statement of which this Prospectus forms a part and are freely saleable under the Securities Act, but may not be transferred for twenty-four (24) months from the date of this Prospectus (except for approximately 300,000 shares owned by participants in the Company's Second Private Placement for which the holding period is eighteen (18) months and 200,000 shares for which the holding period is twelve (12) months) or at such earlier date as may be permitted by the Representative. All of the remaining shares are deemed to be "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act.

     In general, under Rule 144 as effective on April 29, 1997, subject to the satisfaction of certain other conditions, commencing ninety (90) days after the effective date of the registration statement of which this prospectus is a part, a person, including an affiliate of the Company (or persons whose shares are aggregated), who has owned restricted shares of Common Stock beneficially for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class or the average weekly trading volume of the Company's Common Stock on all exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. A person who has not been an affiliate of the Company for at least the three months immediately preceding the sale and who has beneficially owned shares of Common Stock for at least two years is entitled to sell such shares under Rule 144 without regard to any of the limitations described above.


     809,772 of the shares of restricted stock presently outstanding have been held at least one year. Accordingly, commencing three months following the completion of the offering these shares would be eligible for resale pursuant to Rule 144. However, pursuant to the terms of the Underwriting Agreement, certain Selling Securityholders owning an aggregate of 861,167 shares of Common Stock have agreed not to sell any of their shares for a period of twelve (12) to twenty-four (24) months following the date of this Prospectus, as previously set forth, without the prior written consent of Millennium. The sale of any substantial number of these shares in the public market could adversely affect prevailing market prices following the offering.


     No predictions can be made as to the effect, if any, that sales of shares under Rule 144 or otherwise or the availability of shares for sale will have on the market, if any, prevailing from time to time. Sales of substantial amounts of the Common Stock pursuant to Rule 144 or otherwise may adversely affect the market price of the Common Stock or the Warrants offered hereby.

  Class A Warrants


     The Class A Warrants included in the Units offered hereby will be issued in registered form under a warrant agreement (the "Warrant Agreement") between the Company and American Stock Transfer & Trust Company, as Warrant Agent (the "Warrant Agent"). The following summary of the provisions of the Warrants is qualified in its entirety by reference to the Warrant Agreement, a copy of which is filed as an exhibit to the registration statement of which this Prospectus is a part.



     Rights to Purchase Common Stock. Following the earlier of 90 days after the date of this Prospectus or earlier if permitted by Millennium in its sole discretion, each Class A Warrant will be separately transferable. Each Class A Warrant will entitle the registered holder thereof to purchase one share of Common Stock (subject to adjustment as described below) for a period of three years commencing on the effective date of this Prospectus at a price of $5.00 per share of Common Stock. A holder of Class A Warrants may exercise such warrants by surrendering the certificate evidencing such warrants to the Warrant Agent, together with the form of election to purchase on the reverse side of such certificate properly completed and executed and the payment of the exercise price and any transfer tax. If less than all of the warrants evidenced by a warrant certificate are exercised, a new certificate will be issued for the remaining number of warrants. Following the earlier of 90 days after the date of this Prospectus or earlier if permitted by Millennium in its sole discretion, holders of the Class A Warrants may sell the Class A Warrants if a market exists rather than exercise them. However, there can be no assurance that a market will develop or continue as to such Class A Warrants.


     For a holder of a warrant to exercise the Class A Warrants, there must be a current registration statement on file with the Commission and various state securities commissions. The Company will be required to file post-effective amendments to the registration statement when events require such amendments. While it is the Company's intention to file post-effective amendments when necessary, there is no assurance that the registration statement will be kept effective. If the registration statement is not kept current for any reason, the

Class A Warrants will not be exercisable, and holders thereof may be deprived of value. Moreover, if the shares of Common Stock underlying the Class A Warrants are not registered or qualified for sale in the state in which a Class A Warrant holder resides, such holder might not be permitted to exercise the Class A Warrants. If the Company is unable to qualify the Common Stock underlying such Class A Warrants for sale in certain states, holders of the Company's Class A Warrants in those states will have no choice but to either sell such Class A Warrants or allow them to expire.

     The Company has authorized and reserved for issuance a number of underlying shares of Common Stock sufficient to provide for the exercise of the Class A Warrants. When issued, each share of Common Stock will be fully paid and nonassessable.

     Class A Warrant holders will not have any voting or other rights as shareholders of the Company unless and until Class A Warrants are exercised and shares issued pursuant thereto.


     Redemption Rights. Any or all of the Class A Warrants may be redeemed by the Company at a price of $.01 per warrant, upon the giving of not less than thirty (30) days' nor more than sixty (60) days' written notice at any time after the date of this Prospectus, provided that the average closing bid price of the Common Stock for twenty (20) consecutive trading days ending three (3) days of the notice of redemption has equaled or exceeded $10.00 per share. The right to purchase the Common Stock represented by the Class A Warrants so called for redemption will be forfeited unless the Class A Warrants are exercised prior to the date specified in the foregoing notice of redemption. Any redemption of the Class A Warrants during the one year period commencing on the date of this Prospectus shall require the consent of the Representative.


     Adjustments. The exercise price and the number of shares of Common Stock issuable upon the exercise of each Class A Warrant are subject to adjustment in the event of a stock dividend, recapitalization, merger, consolidation or certain other events.

     For the life of the Class A Warrants, the holders thereof are given the opportunity, at nominal cost, to profit from a rise in the market price of the Common Stock of the Company. The exercise of the Class A Warrants will result in the dilution of the then book value of the Common Stock of the Company held by the public investors and would result in a dilution of their percentage ownership of the Company. The terms upon which the Company may obtain additional capital may be adversely affected through the period that the Class A Warrants remain exercisable. The holders of these Class A Warrants may be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain equity capital on terms more favorable than those provided for by the Class A Warrants.

  Second Private Placement


     From June through September 1996, the Company issued an aggregate of 61.5 Second Private Placement Units, each Second Private Placement Unit consisting of a $2,500 principal amount of Second Private Placement Notes and 7,500 Second Private Placement Shares. The proceeds from the sale of the Second Private Placement Units were used to pay promotional expenses incurred in connection with entering new markets and maintaining existing markets and to fund working capital. The Company has registered under the registration statement of which this prospectus forms a part all of the 461,250 Second Private Placement Shares included in the Second Private Placement Units. The Second Private Placement Shares are not transferable until a minimum of eighteen (18) months following the date of this Prospectus or at such earlier date as may be permitted by the Representative. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Underwriting."


     The Second Private Placement Notes bear interest at a rate equal to 12% per annum, payable one year after the issuance of the Second Private Placement Notes and monthly in arrears thereafter. The Second Private Placement Notes mature on the earlier of (i) July 31, 1997, or (ii) the closing date of this offering; provided, that the maturity of the Second Private Placement Notes will be accelerated upon an Event of Default (as defined therein).

     The purchasers of the Second Private Placement Units also received 7,500 shares of Common Stock for each $2,500 principal amount of Second Private Placement Units purchased. These shares of Common Stock are registered for resale hereunder and also have piggyback registration rights with respect to all other registration statements filed by the Company with the SEC (other than on forms S-4 or S-8), subject to customary underwriter's or board of director's rights to limit such participation. However, all holders of Second Private Placement Shares are prohibited from selling these Second Private Placement Shares for a minimum of eighteen (18) months after the date of this Prospectus, subject to the prior consent of the Representative.


  Preferred Stock

     The Company's Certificate of Incorporation, as amended, authorizes the issuance of up to 500,000 shares of preferred stock, par value $.01 per share. Currently there are no shares of preferred stock issued or outstanding.

     The issuance of Preferred Stock by the Board of Directors could adversely affect the rights of holders of shares of Common Stock by, among other things, establishing preferential dividends, liquidation rights or voting power. The issuance of Preferred Stock could be used to discourage or prevent efforts to acquire control of the Company through the acquisition of shares of Common Stock.

CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION

     The Company's Certificate of Incorporation contains certain provisions which may be deemed to be "anti-takeover" in nature in that such provisions may deter, discourage or make more difficult the assumption of control of the Company by another entity or person. In addition to the ability to issue Preferred Stock, these provisions are as follows:

     A vote of 66 2/3% of the stockholders is required by the Certificate of Incorporation in order to approve certain transactions including mergers and sales or transfers of all or substantially all of the assets of the Company.

     The Company's By-laws provide that the members of the Board of Directors of the Company be classified into three classes: Class I (which consists of Arthur
G. Rosenberg) will serve until the Company's 1997 Annual Meeting of Stockholders. Class II (which consists of Martin Pilossoph) will serve until the Company's 1998 Annual Meeting of Stockholders. Class III (which consists of Michael Rosen and Frederic D. Heller) will serve until the Company's 1999 Annual Meeting of Stockholders. After their initial staggered terms, the term of each class will run for three years and expire at successive annual meetings of stockholders. Accordingly, it is expected that it would take a minimum of two annual meetings of stockholders to change a majority of the Board of Directors. Further, directors may only be removed for cause prior to the expiration of their term of office. Upon completion of this offering, Myron Levy will be a director in Class II, to serve until the Company's 1998 Annual Meeting of Stockholders.

     The Delaware General Corporation Law further contains certain anti-takeover provisions. Section 203 of the Delaware General Corporation Law provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person who owns 15% or more of the corporation's outstanding voting stock (an "interested stockholder") for a period of three years from the date that such person became an interested stockholder unless: (i) the transaction resulting in a person's becoming an interested stockholder, or the business combination is approved by the board of directors of the corporation before the person becomes an interested stockholder; (ii) the interested stockholder acquires 85% or more of the outstanding voting stock of the corporation (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans); or (iii) the business combination is approved by the corporation's board of directors and by the holders of at least 66 2/3% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder.

  Transfer Agent

     The transfer agent and registrar for the Company's Common Stock is American Stock Transfer and Trust Company, 6201 15th Avenue, Brooklyn, New York 11219.

                                  UNDERWRITING


     Subject to the terms and conditions contained in the underwriting agreement between the Company and the underwriters named below (the "Underwriters"), for which IAR Securities Corp. is acting as Representative (a copy of which agreement is filed as an exhibit to the Registration Statement of which this Prospectus forms a part), the Company has agreed to sell to each of the Underwriters named below, and each of such Underwriters has severally agreed to purchase the number of Units set forth opposite its name. All 700,000 Units offered must be purchased by the several Underwriters if any are purchased. The Units are being offered by the Underwriters subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to approval of certain legal matters by counsel and to certain other conditions.



                                                                                  NUMBER
                                    UNDERWRITER                                  OF UNITS
    ---------------------------------------------------------------------------  --------
    Millennium Securities Corp.................................................   523,000
    IAR Securities Corp........................................................   117,000
    VTR Capital, Inc...........................................................    60,000
                                                                                  -------
                                                                                  700,000
                                                                                  =======



     The Representative has advised the Company that the Underwriters propose to offer the Units to the public at the offering price set forth on the cover page of this Prospectus. The Representative has further advised the Company that the Underwriters propose to offer the Units to selected dealers who are members of the National Association of Securities Dealers, Inc. ("NASD"), at that price less concessions of not more than $.31 per Unit. The public offering price, the concession to selected dealers, and the reallowance may be changed by the Representative.



     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments it may be required to make in respect thereof. It is the position of the Commission that indemnification for liabilities under the Securities Act is against public policy as expressed in the Securities Act and is, therefore, unenforceable.



     The Company has agreed to pay the Underwriters a non-accountable expense allowance of 3% of the aggregate offering price (of which $50,000 has already been received) with respect to the Units offered hereby.



     The Company has also agreed to pay the Underwriters a consulting fee of $40,000 for financial consulting services to be performed over a period of four
(4) years.



     Upon the exercise after one year following the date of this offering of any Warrant included in the Units, the Company has agreed to pay the Underwriters a fee of 5% of the aggregate exercise price of such warrant if (i) the market price of the Company's Common Stock is greater than the exercise price of such Warrant on the date of exercise; (ii) the exercise of such Warrant was solicited by the Representative and the holder of such Warrant so states in writing and designates in writing that the Representative is entitled to receive such compensation, (iii) such Warrant is not held in a discretionary account; and
(iv) the solicitation of such Warrant was not in violation of Regulation M, and Rules 100 through 105 thereunder promulgated under the Exchange Act.



     The Company has agreed to sell to the Representative or its designees the Representative's Purchase Option to purchase 70,000 Units at an exercise price of $8.06 per Unit. Other than a higher exercise price and the redemption feature, the Warrants offered to the public hereby will be treated pari passu with the public Warrants. The Warrants issuable upon exercise of the Representative's Warrants will entitle the holder to purchase shares of Common Stock at a price of $7.80 per share or 130% of the price of the Common Stock offered to the public hereby, for a period of three years commencing on the date hereof. The Representative's Warrants will not be transferable for one year from the date hereof except to officers and partners of the Underwriters or members of the selling group and are exercisable during the four year period commencing one year from the date of this Prospectus. Any profit realized upon any resale of the Representative's Warrants or upon the sale of the underlying securities thereof may be deemed to be an additional underwriter's compensation. The Company has agreed to register (or file a post-effective registration amendment with respect to any registration statement registering) the securities underlying the Representative's Purchase Option under the Securities Act at its expense on one occasion during the five years following the date of this Prospectus and at the expense of the holders thereof. The Company has also agreed to "piggy-back" registration rights for the securities underlying the Representative's Purchase Option at the Company's expense during the six (6) years following the date of this Prospectus.

     The Company has also agreed, for a period of not less than two years commencing on the date of this offering, at the request of the Representative, to nominate and use its best efforts to elect a designee of the Representative to the Board of Directors of the Company or to appoint a designee of the Representative as a non-voting observer of the Board of Directors. The Representative has informed the Company that it does not intend to exercise this right upon consummation of this offering or in the near future.

     The foregoing does not purport to be a complete statement of the terms and conditions of the Underwriting Agreement and related documents, copies of which are on file at the offices of the Representative, the Company and the Commission, and forms of which have been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

     The Representative has informed the Company that the Representative does not intend to confirm sales to any accounts over which it exercises discretionary authority.

     The Company, and its officers and directors, have agreed not to offer, pledge, sell, contract to sell, grant any option for the sale of, or otherwise dispose of, directly or indirectly, any securities of the Company for a period of twenty-four (24) months after the date of this Prospectus, without the prior written consent of Millennium, except for the exercise of the Warrants or currently outstanding stock options.

     Prior to this offering, there has been no market for the Units, Common Stock or the Warrants. Although the Company will apply to list the Units, Common Stock and the Warrants on the OTC Bulletin Board, there can be no assurance that an active trading market will develop for the Common Stock or the Warrants, or, if developed, that it will be maintained. The Common Stock and the Class A Warrants comprising each Unit will not trade separately from the Unit until the earlier of 90 days from the date of this Prospectus or the determination by Millennium, in its sole discretion, to permit such separate trading. At the time such separate trading is permitted, the Units may be delisted from separate trading on the OTC Bulletin Board.

     The initial public offering price has been arbitrarily determined by negotiations between the Company and the Representative. Among the factors contained in determining the initial public offering price, in addition to prevailing market conditions, were the Company's capital structure, estimates of its business potential and earnings prospects, an assessment of its management, and the consideration of the above factors in relation to market valuation of companies in related businesses.

     In connection with the Second Private Placement, the Company paid Millennium Securities Corp., one of the underwriters, as Placement Agent, 3% of the gross proceeds of the entire offering as a non-accountable expense allowance and a 10% commission on the sales of the Second Private Placement Units.

                                 LEGAL MATTERS

     The validity of the issuance of the securities offered hereby will be passed upon for the Company by the law firm of Blau, Kramer, Wactlar & Lieberman, P.C., Jericho, New York. The law firm of Beckman & Millman, P.C., New York, New York will pass on certain aspects of this offering on behalf of the Representative. Employees of Blau, Kramer, Wactlar & Lieberman, P.C. own an aggregate of 193,269 shares of Common Stock, and options to purchase 73,334 shares of Common Stock issued under the 1996 Non-Qualified Stock Option Plan.

                                    EXPERTS

     The audited financial statements of the Company for the fiscal year ended December 31, 1996 and the nine month period ended December 31, 1995, are included herein and in the registration statement in reliance upon the report, which report includes an emphasis paragraph regarding the ability of the Company to continue as a going concern, of Grant Thornton LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                             CHANGE IN ACCOUNTANTS

     Price Waterhouse LLP served as the Company's independent auditors for the fiscal years ended March 31, 1994 and March 31, 1995 and the nine month period ended December 31, 1995. On September 23, 1996, Price Waterhouse LLP advised the Company that they had resigned as the Company's independent auditors. Subsequently, the Company's Board of Directors replaced Price Waterhouse LLP in favor of Grant Thornton LLP as its independent certified public accountants. Price Waterhouse LLP's report on the Company's financial statements for the fiscal years ended March 31, 1994 and March 31, 1995 and the nine-month period ended December 31, 1995, did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles, except that the opinion included an explanatory paragraph that there were conditions that raise substantial doubt about the Company's ability to continue as a going concern. During this period there was no disagreement with Price Waterhouse LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to Price Waterhouse's LLP's satisfaction, would have caused Price Waterhouse LLP to make reference to the subject matter of the disagreement in connection with its report.

                             AVAILABLE INFORMATION

     The Company has filed with the Commission a registration statement on Form SB-2, pursuant to the Securities Act, with respect to the securities offered by this Prospectus. This Prospectus does not contain all of the information set forth in said registration statement, and the exhibits thereto. For further information with respect to the Company and the securities offered hereby, reference is made to said registration statement and exhibits which may be inspected without charge at the Commission's principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

     As of the date of this Prospectus, the Company will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, shall file reports and other information with the Commission. Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its following regional offices: Suite 788, 1375 Peachtree St. N.E., Atlanta, Georgia 30367, Northwestern Atrium Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60621-2511 and 7 World Trade Center, 13th Floor, New York, New York 10048. Also, copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, or at the Commission's Web site located at http://www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS


                                                                                    PAGE
                                                                                  ---------
Report of Independent Certified Public Accountants..............................  F-2
Financial Statements
  Balance Sheets................................................................  F-3
  Statements of Operations......................................................  F-4
  Statement of Changes in Stockholders' Deficit.................................  F-5
  Statements of Cash Flows......................................................  F-6
  Notes to Financial Statements.................................................  F-7-F-22

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and Stockholders
  Mike's Original, Inc.

     We have audited the accompanying balance sheets of Mike's Original, Inc. as of December 31, 1996 and 1995 and the related statements of operations, changes in stockholders' deficit and cash flows for the year ended December 31, 1996 and for the nine-month period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mike's Original, Inc. as of December 31, 1996 and 1995 and the results of its operations and its cash flows for the year ended December 31, 1996 and for the nine-month period ended December 31, 1995 in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the financial statements, the Company incurred a net loss of $4,050,547 during the year ended December 31, 1996, and, as of that date, the Company's current liabilities exceeded its current assets by $2,539,788 and the Company's stockholders' deficit was $2,996,411. These factors, among others, as discussed in Note B to the financial statements, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note B. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

GRANT THORNTON LLP

Melville, New York
April 17, 1997 (except for Note H, as to which the date is June 20, 1997, and Note C-10, as to which the date is July 21, 1997)

                             MIKE'S ORIGINAL, INC.

                                 BALANCE SHEETS

                                     ASSETS

                                                                                       DECEMBER 31,
                                                                 MARCH 31,      ---------------------------
                                                                   1997            1996            1995
                                                                -----------     -----------     -----------
                                                                (UNAUDITED)
CURRENT ASSETS
  Cash........................................................  $    15,636     $    32,523     $    15,716
  Accounts receivable, less allowance for doubtful accounts of
    $20,751 (unaudited), $20,751 and $6,888 at March 31, 1997,
    December 31, 1996 and 1995, respectively..................      191,417          61,219         153,402
  Inventories.................................................       88,797         247,608         176,885
  Other receivables...........................................           --          16,589              --
                                                                   --------        --------        --------
         Total current assets.................................      295,850         357,939         346,003
FIXED ASSETS, NET.............................................       11,724          14,478          25,494
OTHER ASSETS
  Deferred offering costs.....................................      294,592          45,000              --
  Trademarks and organizational costs, net of accumulated
    amortization of $12,713 (unaudited) $11,787 and $8,085 at
    March 31, 1997, December 31, 1996 and 1995,
    respectively..............................................        5,798           6,724          10,426
  Security deposits...........................................       12,068          18,091          18,091
  Other.......................................................           --           1,000              --
                                                                   --------        --------        --------
                                                                $   620,032     $   443,232     $   400,014
                                                                   ========        ========        ========

                                   LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES
  Accounts payable............................................  $   862,350     $ 1,104,336     $ 1,468,610
  Accrued expenses and other liabilities......................      740,423         140,629         249,772
  Notes payable to related parties............................      253,750         253,750         125,000
  Subordinated notes payable -- stockholders..................      153,750         153,750              --
  Note payable -- convertible.................................      325,000         225,000              --
  Notes payable -- trade......................................      932,388         980,821          49,114
  Note payable................................................       50,000              --              --
  Accrued interest payable to related parties.................       11,053           5,978              --
  Line of credit..............................................       22,251          23,506              --
  Obligations under capital lease.............................        9,861           9,957           9,148
                                                                   --------        --------        --------
         Total current liabilities............................    3,360,826       2,897,727       1,901,644
ACCRUED COMPENSATION EXPENSE..................................           --              --         158,333
OBLIGATIONS UNDER CAPITAL LEASE...............................           --           3,611          13,567
NOTES PAYABLE -- TRADE........................................      413,486              --              --
NOTES PAYABLE TO RELATED PARTIES..............................      486,250         486,250          55,000
ACCRUED INTEREST PAYABLE TO RELATED PARTIES...................       61,658          52,055          28,822
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' DEFICIT
  Preferred stock, $.01 par value; 500,000 shares authorized;
    no shares issued or outstanding...........................           --              --              --
  Common stock, $.001 par value; 20,000,000 shares authorized;
    1,929,641 shares (unaudited), 1,892,641 shares and
    1,362,160 shares issued and outstanding at March 31, 1997,
    December 31, 1996 and 1995, respectively..................        1,929           1,892           1,362
  Additional paid-in capital..................................    4,420,103       4,000,700         829,742
  Deferred financing costs....................................           --        (360,000)             --
  Accumulated deficit.........................................   (8,124,220)     (6,639,003)     (2,588,456)
                                                                   --------        --------        --------
                                                                 (3,702,188)     (2,996,411)     (1,757,352)
                                                                   --------        --------        --------
                                                                $   620,032     $   443,232     $   400,014
                                                                   ========        ========        ========

        The accompanying notes are an integral part of these statements.

                             MIKE'S ORIGINAL, INC.

                            STATEMENTS OF OPERATIONS

                                            THREE MONTHS ENDED                          NINE MONTHS
                                                 MARCH 31,              YEAR ENDED         ENDED
                                         -------------------------     DECEMBER 31,     DECEMBER 31,
                                            1997           1996            1996             1995
                                         -----------     ---------     ------------     ------------
                                                (UNAUDITED)
Sales, net.............................  $   356,314     $ 543,174     $  2,392,258     $  2,312,144
Cost of sales..........................      305,364       380,688        1,439,635        1,312,792
                                         -----------     ---------      -----------      -----------
  Gross profit.........................       50,950       162,486          952,623          999,352
Operating expenses
  Selling and shipping.................      249,765       459,367        2,596,500        1,864,890
  General and administrative...........      442,681       203,933        2,193,602          717,315
  Research and development.............        9,720        12,214           70,632           19,529
                                         -----------     ---------      -----------      -----------
                                             702,166       675,514        4,860,734        2,601,734
                                         -----------     ---------      -----------      -----------
  Loss from operations.................     (651,216)     (513,028)      (3,908,111)      (1,602,382)
Interest expense.......................     (834,604)       (4,358)        (142,983)         (12,954)
Interest income........................          603           412              547              478
                                         -----------     ---------      -----------      -----------
  NET LOSS.............................  $(1,485,217)    $(516,974)    $ (4,050,547)    $ (1,614,858)
                                         -----------     ---------      -----------      -----------
Net loss per share.....................  $      (.54)    $    (.23)    $      (1.65)    $       (.74)
                                         -----------     ---------      -----------      -----------
Weighted average common shares
  outstanding..........................    2,774,113     2,231,298        2,461,244        2,180,536
                                         ===========     =========      ===========      ===========

        The accompanying notes are an integral part of these statements.

                             MIKE'S ORIGINAL, INC.

                 STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIT

                                                            ADDITIONAL    DEFERRED                       TOTAL
                                        NUMBER               PAID-IN      FINANCING    ACCUMULATED   STOCKHOLDERS'
                                       OF SHARES   AMOUNT    CAPITAL        COSTS        DEFICIT        DEFICIT
                                       ---------   ------   ----------   -----------   -----------   -------------
Balance at April 1, 1995.............  1,294,878   $1,295   $  534,124                 $  (973,598)   $   (438,179)
Issuance of common stock for services
  rendered...........................     12,307       12       47,488                                      47,500
Sale of common stock to investors,
  net of issuance costs of $19,815...     54,975       55      248,130                                     248,185
Net loss.............................                                                   (1,614,858)     (1,614,858)
                                       ---------   ------   ----------   -----------   -----------     -----------
Balance at December 31, 1995.........  1,362,160    1,362      829,742                  (2,588,456)     (1,757,352)
Issuance of common stock for services
  rendered...........................     69,231       69      207,623                                     207,692
Sale of common stock to investors,
  net of issuance costs of
  $330,437...........................    461,250      461    1,052,853                                   1,053,314
Compensation attributable to the
  issuance of stock options..........                          812,000                                     812,000
Compensation attributable to the
  release of shares held in escrow...                          265,000                                     265,000
Compensation attributable to the
  transfer of common stock owned by
  the founder for services
  rendered...........................                          100,000                                     100,000
Waiver of compensation payable to
  stockholders and founders..........                          358,482                                     358,482
Imputed interest -- convertible
  debt...............................                          375,000   $  (375,000)
Amortization of imputed interest --
  convertible debt...................                                         15,000                        15,000
Net loss.............................                                                   (4,050,547)     (4,050,547)
                                       ---------   ------   ----------   -----------   -----------     -----------
Balance at December 31, 1996.........  1,892,641    1,892    4,000,700      (360,000)   (6,639,003)     (2,996,411)
Amortization of imputed interest --
  convertible debt (unaudited).......                                        360,000                       360,000
Imputed interest -- convertible
  debt -- (unaudited)................                          252,940                                     252,940
Issuance of common stock for imputed
  interest (unaudited)...............     37,000       37      166,463                                     166,500
Net loss (unaudited).................                                                   (1,485,217)     (1,485,217)
                                       ---------   ------   ----------   -----------   -----------     -----------
Balance at March 31, 1997
  (unaudited)........................  1,929,641   $1,929   $4,420,103   $        --   $(8,124,220)   $ (3,702,188)
                                       =========   ======   ==========   ===========   ===========     ===========

         The accompanying notes are an integral part of this statement.

                             MIKE'S ORIGINAL, INC.

                            STATEMENTS OF CASH FLOWS

                                                          THREE MONTHS ENDED                      NINE MONTHS
                                                               MARCH 31,            YEAR ENDED       ENDED
                                                       -------------------------   DECEMBER 31,   DECEMBER 31,
                                                          1997          1996           1996           1995
                                                       -----------   -----------   ------------   ------------
                                                              (UNAUDITED)
Cash flows from operating activities
  Net loss...........................................  $(1,485,217)  $  (516,974)  $(4,050,547)   $(1,614,858)
  Adjustments to reconcile net loss to net cash used
    in operating activities
    Imputed interest.................................      779,440            --        15,000             --
  Depreciation and amortization......................        3,680         3,644        14,718         10,114
  Provision for doubtful accounts....................           --            --        13,863         21,378
  Compensation expense attributable to the issuance
    of common stock for services rendered............           --            --       207,692         47,500
  Compensation expense attributable to the release of
    common stock from escrow account.................           --            --       265,000             --
  Compensation expense attributable to the issuance
    of stock options.................................           --            --       812,000             --
  Compensation expense attributable to the transfer
    of common stock by the founder for services
    rendered.........................................           --            --       100,000             --
  Changes in operating assets and liabilities
    Accounts receivable..............................     (130,198)        9,597        78,320        (33,513)
    Inventories......................................      158,811        87,510       (70,723)        10,043
    Prepaid expenses.................................           --            --        (4,500)        22,941
    Other current assets.............................       16,589                     (16,589)            --
    Accounts payable.................................      163,330       159,958       812,163        975,711
    Accrued expenses and other liabilities...........      374,472       (10,217)       79,717        240,629
                                                       -----------   -----------   -----------    -----------
         Net cash used in operating activities.......     (119,093)     (266,482)   (1,743,886)      (320,055)
                                                       -----------   -----------   -----------    -----------
Cash flows from investing activities
  Intangible assets..................................           --            --            --           (916)
  Security deposit...................................        6,023            --            --        (14,023)
  Other assets.......................................        1,000            --        (1,000)            --
                                                       -----------   -----------   -----------    -----------
         Net cash used in investing activities.......        7,023            --        (1,000)       (14,939)
                                                       -----------   -----------   -----------    -----------
Cash flows from financing activities
  Proceeds from convertible note payable.............      100,000       325,000       225,000             --
  Proceeds from 12% subordinated notes payable --
    stockholders.....................................           --            --       153,750             --
  Net proceeds from issuance of common stock.........           --            --     1,053,314        248,185
  Proceeds from notes payable........................       50,000            --            --             --
  Proceeds from notes payable to related parties.....           --            --       560,000             --
  Payment of notes payable to related parties........           --            --            --        (75,000)
  Payment of capital lease obligations...............       (3,707)       (2,215)       (9,147)        (5,682)
  Payment of notes payable...........................      (40,263)           --      (244,730)            --
  Proceeds from line of credit.......................           --            --        24,134             --
  Payment of line of credit..........................       (1,255)           --          (628)            --
  Payment of deferred offering costs.................       (9,592)           --            --             --
                                                       -----------   -----------   -----------    -----------
         Net cash provided by financing activities...       95,183       322,785     1,761,693        167,503
                                                       -----------   -----------   -----------    -----------
         NET INCREASE (DECREASE) IN CASH.............      (16,887)       56,303        16,807       (167,491)
Cash at beginning of period..........................       32,523        15,716        15,716        183,207
                                                       -----------   -----------   -----------    -----------
Cash at end of period................................  $    15,636   $    72,019   $    32,523    $    15,716
                                                       ===========   ===========   ===========    ===========

        The accompanying notes are in integral part of these statements.

                             MIKE'S ORIGINAL, INC.

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1996 AND 1995

              (INFORMATION WITH RESPECT TO THE THREE MONTHS ENDED
                     MARCH 31, 1997 AND 1996 IS UNAUDITED)

NOTE A -- ORGANIZATION OF BUSINESS

     Mike's Original, Inc. (the "Company") was incorporated in Delaware in May 1994 as successor to Melanie Lane Farms, Inc. ("Melanie Farms"), a New York corporation formed in 1993. In June 1994, Melanie Farms was merged into the Company. As both entities were under common control, the merger has been accounted for in a manner similar to a pooling of interests.

     Effective December 31, 1995, the Company changed its fiscal year-end from March 31 to December 31.

     Since April 1, 1993, the Company has been engaged in the marketing and distribution of super-premium ice cream products. The Company markets, sells and distributes Mike's Original(R) Cheesecake Ice Cream, a blend of ice cream and cheesecake ingredients. This product line is offered in a variety of flavors mainly to supermarkets and grocery stores and also, to a lesser extent, to convenience stores, food service outlets and warehouse clubs. The Company's products are sold in approximately fourteen states, including New York, California, Pennsylvania and New Jersey with sales generally concentrated on the East and West Coasts of the United States. (See Note M.)

NOTE B -- BASIS OF PRESENTATION

     The Company has incurred losses from operations since its inception in 1993 and, at March 31, 1997, has a stockholders' deficit and a working capital deficit of $3,702,188 (unaudited) and $3,064,976 (unaudited), respectively. At December 31, 1996, the Company had a stockholders' deficit and a working capital deficit of $2,996,411 and $2,539,788, respectively. A significant portion of these amounts was incurred during the year ended December 31, 1996 as a result of intense marketing by the Company, including the payment for introductory programs with supermarkets and other food chain retailers of approximately $622,000 and product advertising, promotion and marketing of approximately $1,526,000. Further, the Company is continuing to incur losses from operations.

     In addition, the Company has incurred both short- and long-term debt in order to finance its continuing operations. A substantial portion of these borrowings is currently due or is past due. The Company is currently negotiating with its creditors in order to defer payment of these obligations to future periods.

     In the event these creditors do not continue to extend credit to the Company, the Company's ability to operate would be further hampered.

     As described further in Note H, a creditor of the Company amended the terms of a loan agreement to permit the Company to be in compliance with the agreement at December 31, 1996. At March 31, 1997 and December 31, 1996, the balance of this obligation to this creditor was $710,275.

     As described in Note N, the Company maintains an unsecured line of credit aggregating $25,000, of which $22,251 (unaudited) and $23,506 was outstanding at March 31, 1997 and December 31, 1996, respectively. The Company has no additional credit facility.

     The Company has signed a letter of intent with an investment banker for a proposed public offering (the "Offering") by the Company of $4,340,000. It is the underwriters' intent, immediately prior to the effective date of the Offering to enter into a "firm commitment" Underwriting Agreement with the Company and, upon execution thereof, to immediately commence a public offering of shares. It is anticipated that the net proceeds of this Offering of $3,476,000 will be used for the repayment of certain debt and working capital needs, including marketing and product line expansions. The net proceeds to the Company from this Offering are

                             MIKE'S ORIGINAL, INC.

              (INFORMATION WITH RESPECT TO THE THREE MONTHS ENDED
                     MARCH 31, 1997 AND 1996 IS UNAUDITED)

expected to be adequate to fund the Company's working capital needs for the twelve months following the Offering.

     In the event that the Offering is delayed, management recognizes that the Company must generate additional resources to enable it to continue operations. Management's plans include consideration of the sale of additional equity securities to private investors under appropriate market conditions or other business transactions which would generate sufficient resources to assure continuation of the Company's operations. On January 25, 1997, the Company obtained additional debt financing in the amount of $100,000. On March 13, 1997, the Company obtained additional debt financing in the amount of $50,000 and in connection therewith, issued 2,000 shares of the Company's common stock. On April 3, 1997, the holder of such note converted $25,000 of principal into 12,500 shares of the Company's common stock. (See Note H.) In May and June 1997, the Company obtained additional debt financing in the amount of $150,000. (See Note H.)

NOTE C -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

1. USE OF ESTIMATES IN FINANCIAL STATEMENT PREPARATION

     The preparation of these financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in these financial statements and related notes. Actual results could differ from these estimates.

2. REVENUE RECOGNITION

     Revenue from the sale of ice cream products is recognized upon shipment. Effective October 1, 1995, a significant portion of the Company's sales are made to one distributor pursuant to a distribution agreement which provides for the payment of distribution fees based upon a percent of sales, price protection and certain rights of return on product unsold by third parties. Net sales are presented net of distribution fees of $93,824 (unaudited) $142,011 (unaudited), $527,540 and $129,373 for the three months ended March 31, 1997 and 1996, the year ended December 31, 1996 and the nine months ended December 31, 1995, respectively. A provision for such costs is made as revenue is recognized; however, costs relating to price protection and returned product have not been material to date.

3. INVENTORIES

     Inventories are stated at the lower of cost or market value, with cost determined on a first-in, first-out basis.

4. FIXED ASSETS

     Fixed assets are stated at cost less accumulated depreciation. Depreciation of fixed assets is recorded on a straight-line basis over their estimated useful lives ranging from three to five years. Certain leased computer equipment with future rental payments for periods through 1998 has been capitalized. These amounts are included in fixed assets within the accompanying balance sheets and are being depreciated over the estimated useful life of the equipment or the term of the lease, whichever is shorter.

5. OTHER ASSETS

     Costs relating to trademark and organizational expenditures have been deferred and are being amortized on a straight-line basis over five years. Costs relating to the Company's planned initial public offering have

                             MIKE'S ORIGINAL, INC.

              (INFORMATION WITH RESPECT TO THE THREE MONTHS ENDED
                     MARCH 31, 1997 AND 1996 IS UNAUDITED)

been deferred and will be applied against the proceeds of the Offering. In the event the Offering is unsuccessful, such costs will be charged to operations.

6. RESEARCH AND DEVELOPMENT

     Research and development expenditures primarily for product development are expensed as incurred.

7. INTRODUCTORY PROGRAMS

     Payments for introductory programs are made to certain customers (supermarkets and other food chain retailers) in exchange for the Company obtaining retail shelf space and are charged to operations when the Company initially ships products to customers under such agreement. No costs of introductory programs are deferred as of March 31, 1997, and December 31, 1996 and 1995.

8. ADVERTISING

     Advertising costs are charged to operations when incurred. Advertising costs charged to operations were $66,331 (unaudited), $10,500 (unaudited), $346,000 and $92,000 for the three months ended March 31, 1997 and 1996, the year ended December 31, 1996 and the nine months ended December 31, 1995.

9. INCOME TAXES

     Deferred income taxes are recognized for temporary differences between the financial statement and income tax bases of assets and liabilities and loss carryforwards for which income tax benefits are expected to be realized in future years. A valuation allowance has been established to offset the deferred tax assets as it is more likely than not that such deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

10. PER SHARE INFORMATION

     In May 1996, the Company approved a 1-for-6.5 reverse stock split and, in February 1997, the Company approved a 2-for-3 reverse stock split. Accordingly, all share and per share amounts have been retroactively restated for these transactions.

     Net loss per common share is based on the weighted average number of common shares outstanding during the periods. Considered in the calculation of earnings per share are options to purchase 718,332 shares of the Company's common stock with an average exercise price of $1.57 issued within a one-year period preceding the Company's planned initial public offering, warrants to purchase 75,000 shares of the Company's common stock with an exercise price of $3.00 and 422,831 shares issuable upon the conversion of notes payable (Notes H and O).

     The incremental common equivalent shares of 869,139 considered outstanding for all periods presented have been determined using the treasury stock method and an estimated initial public offering price of $6.00. All other options and warrants have been excluded as their inclusion would be antidilutive. Further, certain shares previously held in escrow (Note K) have been excluded from the calculation of net loss per common share during such period.

     As described more fully in Note B, the Company signed a letter of intent with an investment banker for a proposed public offering by the Company of 700,000 units (the "Units"). Each Unit consists of one share of common stock, $.001 par value and two redeemable common stock purchase warrants. Had the proposed

                             MIKE'S ORIGINAL, INC.

              (INFORMATION WITH RESPECT TO THE THREE MONTHS ENDED
                     MARCH 31, 1997 AND 1996 IS UNAUDITED)

public offering occurred on January 1, 1996, the reported net loss per common share for the three months ended March 31, 1997 would have decreased $.12 to $.42 and for the year ended December 31, 1996 would have decreased $.38 to $1.27, after giving effect to the issuance of additional shares of common stock and the application of $964,466 of proceeds to reduce outstanding indebtedness.

11. NEW ACCOUNTING STANDARDS

     The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 128, Earnings Per Share, which is effective for financial statements issued after December 15, 1997. Early adoption of the new standard is not permitted. The new standard eliminates primary and fully diluted earnings per share and requires presentation of basic and diluted earnings per share together with disclosure of how the per share amounts were computed. The effect of adopting this new standard has not been determined.

     The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 129 ("SFAS No. 129"), Disclosure of Information About Capital Structure. The Company does not anticipate that SFAS No. 129 will have a material impact on the financial statements.

12. INTERIM FINANCIAL INFORMATION

     The interim financial data as of March 31, 1997 and for the three-month periods ended March 31, 1997 and 1996, is unaudited. The information reflects all adjustments, consisting only of normal recurring adjustments that, in the opinion of management, are necessary to present fairly the financial position and results of operations of the Company for the periods indicated. Results of operations for the interim periods are not necessarily indicative of the results of operations for the full year.

NOTE D -- SUPPLEMENTAL CASH FLOW INFORMATION

     During the period ended December 31, 1995, the Company purchased fixed assets of $28,397 pursuant to a lease which has been accounted for as a capital lease.

     Cash paid for interest was $733 (unaudited), $1,383 (unaudited), $64,685 and $1,468 during the three months ended March 31, 1997 and 1996, the year ended December 31, 1996 and the nine-month period ended December 31, 1995, respectively. Noncash financing and investing activity included the conversion of trade accounts payable to notes payable of $405,316 (unaudited), $1,176,437 and $53,114 during the three months ended March 31, 1997, the year ended December 31, 1996 and the nine month period ended December 31, 1995, respectively. In addition, during the three months ended March 31, 1997 and the year ended December 31, 1996, $240,000 (unaudited) and $45,000, respectively, of accrued costs associated with the initial public offering were deferred and will be deducted from the proceeds of the Offering.

NOTE E -- INVENTORIES

     Inventories consist of the following:

                                                                            DECEMBER 31,
                                                                        ---------------------
                                                                          1996         1995
                                                         MARCH 31,      --------     --------
                                                           1997
                                                        -----------
                                                        (UNAUDITED)
    Finished goods....................................    $11,508       $ 97,536     $176,885
    Raw materials.....................................     77,289        150,072           --
                                                          -------       --------     --------
                                                          $88,797       $247,608     $176,885
                                                          =======       ========     ========

                             MIKE'S ORIGINAL, INC.

              (INFORMATION WITH RESPECT TO THE THREE MONTHS ENDED
                     MARCH 31, 1997 AND 1996 IS UNAUDITED)

NOTE F -- FIXED ASSETS

     Fixed assets consist of the following:

                                                                            DECEMBER 31,
                                                                        ---------------------
                                                                          1996         1995
                                                         MARCH 31,      --------     --------
                                                           1997
                                                        -----------
                                                        (UNAUDITED)
    Computer equipment................................    $29,447       $ 29,447     $ 29,447
    Office equipment..................................      6,000          6,000        6,000
                                                          -------       --------     --------
                                                           35,447         35,447       35,447
    Less accumulated depreciation.....................     23,723         20,969        9,953
                                                          -------       --------     --------
                                                          $11,724       $ 14,478     $ 25,494
                                                          =======       ========     ========

NOTE G -- NOTES PAYABLE TO RELATED PARTIES

     During the fiscal year ended March 31, 1994, the Company obtained loans from the founder and issued promissory notes of $40,000 and $15,000 which are payable in May and June 1998, respectively. Interest accrues at an annual rate of 8% and is payable at the maturity date of the notes. Accrued interest payable related to these notes amounts to $15,657 (unaudited), $14,557 and $10,157 at March 31, 1997, and December 31, 1996 and 1995, respectively.

     During the fiscal year ended March 31, 1994, the Company borrowed $100,000 from a stockholder of the Company. The loan, which was originally due on demand, was formalized in the form of a promissory note during September 1995. In April 1996, the maturity date of the $100,000 obligation was revised to occur subsequent to the repayment of the promissory note issued in April 1996 as further described in Note H. The loan was noninterest bearing through April 1994. From May 1994 through maturity, interest accrues at an annual rate of 6% and is payable upon maturity. In September 1996, the maturity date of this promissory note was revised to occur the earlier of: (i) February 1, 1998 or
(ii) upon the occurrence of events defined by the note as a "Change in Control." Accrued interest payable related to this note amounts to $22,991 (unaudited), $21,491 and $15,491 at March 31, 1997, December 31, 1996 and 1995, respectively.
During the fiscal year ended March 31, 1995, the Company borrowed an additional $100,000 from the same stockholder. The loan was due on demand with interest at an annual rate of 6%. The Company repaid $50,000 of this loan in March 1995, and repaid the remaining $50,000 during April 1995.

     During the fiscal year ended March 31, 1995, the Company issued two promissory notes of $25,000 each to an investor, who is related to the founder of the Company, which were originally due in November and December 1998, respectively. The Company repaid $25,000 of these notes in April 1995. In September 1995, the maturity date of the outstanding promissory note was revised to occur the earlier of the Company receiving proceeds from a securities offering or June 1, 1996. In April 1996, the maturity date of the outstanding promissory note was revised to occur subsequent to the repayment of the promissory note issued in April 1996 as further described in Note H. In September 1996, the maturity date of this promissory note was revised to occur the earlier of: (i) February 1, 1998 or (ii) upon the occurrence of events defined by the note as a "Change in Control." Interest accrues at an annual rate of 6% and is payable at the maturity date of the note. Accrued interest payable related to this note amounts to $5,049 (unaudited), $4,674 and $3,174 at March 31, 1997, and December 31, 1996 and 1995, respectively.

     In February 1996, the Company issued $325,000 of 12% promissory notes which were payable on August 31, 1996 or convertible into units upon the consummation of the Company's Second Private

                             MIKE'S ORIGINAL, INC.

              (INFORMATION WITH RESPECT TO THE THREE MONTHS ENDED
                     MARCH 31, 1997 AND 1996 IS UNAUDITED)

Placement. Such notes were converted into thirteen units pursuant to the terms of the Company's Second Private Placement. (See Note K.)

     On May 30, 1996, the Company received loans aggregating $100,000 from two stockholders. The loans were originally due on demand and bear interest at a rate of 10%. In September 1996, the maturity date of these promissory notes was revised to occur the earlier of: (i) twenty-four months from the date of the loans, or (ii) the date the Company successfully consummates an initial public offering of securities of the Company, but only to the extent that the overallotment option is exercised in such offering and only from the proceeds received by the Company from the exercise of the overallotment option. Accrued interest payable related to these notes amounts to $8,334 (unaudited) and $5,833 at March 31, 1997 and December 31, 1996, respectively.

     In August and September 1996, the Company received three loans from a stockholder aggregating $253,750. A portion of the funds that this shareholder loaned the Company was a result of the shareholder selling shares of his stock to investors. In August 1996, this shareholder sold 38,889 shares of his stock at a price of $1.12 per share. In September 1996, this shareholder sold 23,333 shares of his stock at a price of $1.50 per share. These loans each bear interest at a rate of 8% per annum and were originally payable the earlier of:
(i) thirteen months from the date of the loans, or (ii) the date the Company successfully consummates an initial public offering, but only to the extent that the overallotment option is exercised in such offering and only from the proceeds received by the Company from the exercise of the overallotment option. In September 1996, the maturity date of these promissory notes was revised to June 1, 1997. In the event that the Company successfully consummates an initial public offering prior to June 1, 1997, $123,750 will be payable from such proceeds and $130,000 will be payable 90 days therefrom. In the event the underwriter exercises its overallotment option, the balance otherwise payable in 90 days will be payable from such proceeds. The Company has not, to date, renegotiated the terms of this loan with the lender and such amounts remain outstanding. Accrued interest payable related to these borrowings amounts to $11,053 (unaudited) and $5,978 at March 31, 1997 and December 31, 1996, respectively.

     On August 28, 1996, the founder of the Company issued an additional promissory note of $206,250. The funds that the founder loaned the Company were a result of the founder selling 183,333 shares of his stock to an investor at a price of $1.12 per share. This loan bears interest at a rate of 8% and was originally payable the earlier of: (i) thirteen months from the date of the loan, or (ii) the date the Company successfully consummates an initial public offering of securities of the Company, but only to the extent that the overallotment option is exercised in such offering and only from the proceeds received by the Company from the exercise of the overallotment option. In September 1996, the maturity date of this promissory note was revised to occur twenty-four months from September 30, 1996. In addition, the revised promissory note provides that one-half of the note will be paid with accrued interest in the event the Company successfully consummates an initial public offering of securities of the Company, but only to the extent that the overallotment option is exercised in such offering and only from the proceeds received by the Company from the exercise of the overallotment option. Accrued interest related to this borrowing amounts to $9,625 (unaudited) and $5,500 at March 31, 1997 and December 31, 1996, respectively.

     Required principal payments on notes payable to related parties are $253,750 in 1997 and $486,250 in 1998.

NOTE H -- NOTES PAYABLE

     In 1995, the Company issued several promissory notes due in monthly installments through October 1996 in exchange for certain trade accounts payable aggregating $53,114. Interest on these notes accrues at annual

                             MIKE'S ORIGINAL, INC.

              (INFORMATION WITH RESPECT TO THE THREE MONTHS ENDED
                     MARCH 31, 1997 AND 1996 IS UNAUDITED)

rates ranging from prime to 10% and is payable monthly. The balance of these notes was $510 (unaudited), $4,583 and $49,114 at March 31, 1997, December 31, 1996 and 1995, respectively. Accrued interest payable related to these borrowings amounts to $445 at March 31, 1997 and December 31, 1996 and is included in accrued expenses. These notes were due to be paid in full by November 1, 1996. At March 31, 1997, the remaining outstanding balance is due to one lender. The Company has not, to date, renegotiated the terms of this loan with the lender and such amounts remain outstanding.

     In April 1996, the Company issued a promissory note in the amount of $830,275 in exchange for certain trade accounts payable. The Company was required to make payments in monthly installments beginning May 1996 consisting of: (i) accrued interest, and (ii) principal in the amount of $12,000. In addition to these monthly installments, the Company was required to pay additional amounts upon the occurrence of certain events.

     In the event the Company did not complete an initial public offering, the note was due in full on December 31, 1996. Interest on the promissory note accrues at the prime rate plus 1% per annum. This note is collateralized by substantially all of the assets of the Company. The balance of this note was $710,275 at March 31, 1997 and December 31, 1996. Accrued interest payable related to this note amounts to $19,163 (unaudited) and $2,738 at March 31, 1997 and December 31, 1996, respectively, and is included in accrued expenses. As the Company has not completed an initial public offering, the note was payable on December 31, 1996. However, the lenders involved have amended the terms of the original loan agreement to permit the Company to be in compliance with the agreement at December 31, 1996. The amended terms, as of April 1997, provide for payments to the lender from the proceeds of the Company's initial public offering in the amount of $575,000 and $135,275 payable December 31, 1997. In the event that the initial public offering is not completed by June 1, 1997, all amounts outstanding will then become immediately due and payable in full. Further, in April 1997, the Company issued a $221,550 convertible note due December 31, 1998 in exchange for a like amount of trade payables. The convertible note bears interest at 10% per annum, payable at maturity, and is convertible by the holder into the Company's common stock at a conversion rate of $3.00 principal amount for each share of common stock at the option of the holder at any time prior to maturity. In June 1997, the Company renegotiated the terms of this agreement as the initial public offering was not completed by June 1, 1997. The renegotiated terms provide that if the initial public offering is not completed by July 15, 1997, all amounts will then become immediately due and payable in full. In addition, the balance due to the lender from the proceeds of the Company's initial public offering was increased to $595,000 and the principal balance of the convertible note due December 31, 1998 was reduced to $201,000. The remaining balance of $135,275 is payable on December 31, 1997.

     On August 20, 1996, the Company issued a promissory note in the amount of $289,482 in exchange for certain trade accounts payable and inventories. The note bears interest at a rate of 10% per annum and was payable on or before November 15, 1996. The balance of this note was $210,283 at March 31, 1997 and December 31, 1996. Accrued interest payable related to this note amounts to $6,467 (unaudited) and $876 at March 31, 1997 and December 31, 1996, respectively, and is included in accrued expenses. On December 31, 1996, the Company was not in compliance with the terms of the subject loan agreement. However, the lender involved has amended the agreement to permit the Company to be in compliance with such terms at December 31, 1996. In February 1997, the Company issued a promissory note in the amount of $20,000 in exchange for a like amount of trade payables. In April 1997, the lender agreed to extend the due date of such notes to the earlier of June 1, 1997 or the closing of the Company's initial public offering. In the event the Company completes its initial public offering by June 1, 1997, the lender agreed to extend the due date of $96,000 of principal to December 31, 1998. If such amount is extended, the lender has the right to convert

                             MIKE'S ORIGINAL, INC.

              (INFORMATION WITH RESPECT TO THE THREE MONTHS ENDED
                     MARCH 31, 1997 AND 1996 IS UNAUDITED)

such amount into 32,000 shares of the Company's common stock at any time prior to maturity. The lender agreed to extend the maturity date of the promissory notes originally due on June 1, 1997 to July 31, 1997.

     In December 1996, the Company issued two additional short-term promissory notes in exchange for certain trade accounts payable aggregating $56,680. One promissory note bears interest at the rate of 10% per annum. Principal and interest are payable in installments as follows: the sum of $500, or more, semimonthly beginning on December 5, 1996, and payable thereafter on the 20th and 5th day of each month, until principal and interest have been paid in full. The second promissory note bears interest at the rate of 8% per annum. Payment of principal will be made at the rate of $5,000 per month commencing on January 1, 1997 and monthly thereafter until the earlier of: (i) May 1, 1997 or (ii) the date the Company successfully consummates an initial public offering of securities of the Company, at which time this note will be paid in full with interest. The Company has not, to date, renegotiated the terms of the second promissory note with the lender. The balance of these notes was $38,497 (unaudited) and $55,680 at March 31, 1997 and December 31, 1996, respectively. Accrued interest payable related to these borrowings amounts to $1,255 (unaudited) and $285 at March 31, 1997 and December 31, 1996, respectively, and is included in accrued expenses.

     In December 1996, the Company issued a $225,000 promissory note to an investor bearing interest at the rate of 8% per annum. This note is payable in full the earlier of: (i) December 31, 1997 or (ii) five days after the closing date of an initial public offering. In lieu of receiving payment, the investor has the right to convert this promissory note within five days of the closing of such initial public offering into 200,000 shares of common stock of the Company, par value $.001 per share. Accrued interest payable related to this note amounts to $938 at December 31, 1996. Imputed interest resulting from the difference between the estimated fair value of the Company's common stock and the conversion price has been provided for and will be charged to operations over the period this note first becomes convertible. Interest expense of $360,000 was recognized by the Company during the three months ended March 31, 1997 which represented the amortization of the imputed interest associated with this transaction. In April 1997, the investor elected to convert such note.

     In January 1997, the Company issued a convertible promissory note to an investor bearing interest at the rate of 8% per annum in the principal amount of $100,000. This convertible note will be paid in full the earlier of five days after the closing of an initial public offering or January 31, 1998. In April 1997, the investor converted the note into 78,431 shares of the Company's common stock. Interest expense of $252,940 representing the difference between the estimated fair value of the Company's common stock and the conversion price was recognized during the three months ended March 31, 1997.

     In March 1997, the Company issued a $50,000 promissory note to an investor bearing interest at the rate of 10% per annum. This note is payable on demand on or after May 12, 1997. As additional consideration for this loan, the Company issued the lender 2,000 shares of its common stock. These shares were valued at $4.50 per share, the estimated fair market value of the stock at the date of issuance. On April 3, 1997, the lender converted $25,000 of the outstanding note balance into 12,500 shares of the Company's common stock. An interest charge of $31,250 representing the difference between the estimated fair value of the Company's common stock and the value the Company ascribed to these shares on the date of issuance was recognized by the Company upon conversion. In June 1997, the lender agreed to extend the maturity date of the outstanding note balance to the earlier of July 31, 1997 or the completion of the Company's proposed initial public offering.

     In May 1997, the Company negotiated with a creditor in connection with trade accounts payable balances owed to this creditor aggregating $60,000. This creditor agreed that the Company would repay $30,000 of this balance upon completion of an initial public offering. The Company issued a convertible promissory note for the remaining outstanding balance of $30,000 bearing interest at the rate of 10% per annum. The note is

                             MIKE'S ORIGINAL, INC.

              (INFORMATION WITH RESPECT TO THE THREE MONTHS ENDED
                     MARCH 31, 1997 AND 1996 IS UNAUDITED)

payable in full on December 31, 1998. In lieu of receiving payment, the creditor has the right to convert this promissory note, at any time prior to the maturity date, into 10,000 shares of common stock of the Company.

     In May and June 1997, the Company issued three promissory notes to investors bearing interest at the rate of 12% per annum in the aggregate principal amount of $150,000. These notes are payable in full the earlier of:
(i) July 31, 1997 or (ii) on the date of an initial public offering. In connection with these transactions, the Company issued an aggregate of 75,000 warrants, expiring July 31, 2000, to these investors to purchase 75,000 shares of the Company's common stock at a price of $3.00 per share.

NOTE I -- ACCRUED EXPENSES AND OTHER LIABILITIES

     Accrued expenses and other liabilities include the following:

                                                                            DECEMBER 31,
                                                         MARCH 31,      ---------------------
                                                           1997           1996         1995
                                                        -----------     --------     --------
                                                        (UNAUDITED)
    Accrued payroll...................................   $  49,267      $ 28,000     $ 95,399
    Accrued distribution fee..........................      45,869         7,921      129,373
    Distributors' deposits............................      48,545        46,739           --
    Accrued interest payable -- other.................      47,229        12,969           --
    Professional fees payable.........................     549,513        45,000       25,000
                                                          --------      --------     --------
                                                         $ 740,423      $140,629     $249,772
                                                          ========      ========     ========

NOTE J -- INCOME TAXES

     A reconciliation between actual income tax (benefit) and the amount computed by applying the statutory Federal income tax rate to the loss before taxes is as follows:

                                          THREE MONTHS ENDED              PERIOD ENDED
                                               MARCH 31,                  DECEMBER 31,
                                        -----------------------     -------------------------
                                          1997          1996           1996           1995
                                        ---------     ---------     -----------     ---------
                                              (UNAUDITED)
    Tax expense (benefit) at statutory
      Federal income tax rates........  $(505,000)    $(176,000)    $(1,377,000)    $(669,000)
    Nondeductible compensation........         --            --         128,000            --
    Net operating loss not currently
      utilizable......................    505,000       176,000       1,249,000       669,000
                                        ---------     ---------     -----------     ---------
                                        $      --     $      --     $        --     $      --
                                        =========     =========     ===========     =========

                             MIKE'S ORIGINAL, INC.

              (INFORMATION WITH RESPECT TO THE THREE MONTHS ENDED
                     MARCH 31, 1997 AND 1996 IS UNAUDITED)

     The tax effects of temporary differences and loss carryforwards giving rise to deferred tax assets and liabilities are as follows:

                                                                         DECEMBER 31,
                                                    MARCH 31,      -------------------------
                                                      1997            1996           1995
                                                   -----------     -----------     ---------
                                                   (UNAUDITED)
    Net operating loss and other carryforwards...  $ 2,084,000     $ 1,814,000     $ 835,000
    Bad debts....................................        7,000           7,000         2,000
    Depreciation/amortization....................        2,000           2,000         1,000
    Deferred compensation........................      276,000         276,000        32,000
    Other deferred assets........................       45,000          20,000            --
                                                   -----------     -----------     ---------
    Gross deferred tax asset.....................    2,414,000       2,119,000       870,000
    Deferred tax asset valuation allowance.......   (2,414,000)     (2,119,000)     (870,000)
                                                   -----------     -----------     ---------
    Net deferred tax asset.......................  $        --     $        --     $      --
                                                   ===========     ===========     =========

     The Company anticipates that for the foreseeable future it will continue to be required to provide a 100% valuation allowance for the tax benefit of its net operating loss carryforward and temporary differences as the Company cannot presently predict when it will generate sufficient taxable income to utilize such deferred tax assets.

     At March 31, 1997 and December 31, 1996, the Company had net operating losses available to carry forward of approximately $6,113,000 (unaudited) and $5,320,000, respectively, for tax purposes. Such net operating loss carryforwards expire through the year ending 2012. No benefit has been recorded for such loss carryforwards since realization cannot be assured. The Company's use of its net operating loss carryforwards is limited as the Company is deemed to have undergone an ownership change as defined in Internal Revenue Code
Section 382.

NOTE K -- STOCKHOLDERS' EQUITY

     In May 1994, the Company issued 30,769 and 5,128 shares of its common stock to its legal counsel and an independent consultant, respectively, for services rendered. These shares are valued at $.0015 per share, the fair market value as determined by the Company's Board of Directors at the date of issuance.

     During November 1994 through May 1995, the Company completed the First Private Placement. During the nine-month period ended December 31, 1995 and the year ended March 31, 1995, the Company issued a total of 27,487 and 62,824 units, respectively, at $9.75 per unit, each unit consisting of two shares of common stock and one warrant. Each warrant, which is antidilutive, entitled the holder to purchase one share of the Company's common stock on or after August 1, 1995 through January 1997. At December 31, 1996, 151,159 of these warrants are outstanding and are exercisable at $29.13 per share and none have been exercised. These warrants expired on January 10, 1997.

     In April 1995, the Company issued 5,128 shares of its common stock to a consultant in consideration of his efforts in assisting in various matters for the Company during the fiscal years ended March 31, 1995 and 1994. These shares were valued at $2.45 per share, the estimated fair market value of the stock at the date the commitment to issue the shares was made and, accordingly, $12,500 was charged to operations.

     In September 1995, the Company issued 7,179 shares of its common stock to certain individuals for services rendered on behalf of the Company during the nine-month period ended December 31, 1995. These

                             MIKE'S ORIGINAL, INC.

              (INFORMATION WITH RESPECT TO THE THREE MONTHS ENDED
                     MARCH 31, 1997 AND 1996 IS UNAUDITED)

shares were valued at $4.88 per share, the estimated fair market value of the stock at the date of issuance and, accordingly, $35,000 was charged to operations.

     In September 1995, pursuant to a Shareholders' Agreement and associated Escrow Agreement, a shareholder of the Company placed 88,513 shares of his common stock in an escrow account. The Escrow Agreement was terminated in February 1996 and the subject shares were returned to the shareholder. Compensation expense of $265,000 was recognized based upon the estimated fair value of the shares by the Company upon the release of the shares from escrow.

     On May 30, 1996, the Board of Directors authorized a reverse stock split in the ratio of one common share for every six and one-half common shares outstanding as of that date. In addition, on such date, the Board of Directors approved an amendment to the Company's Certificate of Incorporation increasing the number of authorized shares of the Company's common stock from 3,076,923 to 20,000,000 shares. The reverse stock split and changes in authorized capital have been retroactively reflected for all periods presented.

     In May 1996, the Company issued 50,000 shares of its common stock to certain individuals for services rendered on behalf of the Company. These shares were valued at $3.00 per share, the estimated fair value of the stock at the date of issuance and, accordingly, $150,000 was charged to operations.

     During June 1996 through September 1996, the Company completed a Private Placement Offering pursuant to Rule 506 of the Securities Act of 1933 consisting of the sale of 61.5 units (the "Second Private Placement"). Each unit consisted of a $2,500, 12% subordinated promissory note and 7,500 shares of common stock at an offering price of $25,000 per unit. The note balance at March 31, 1997 and December 31, 1996 which resulted from this Second Private Placement was $153,750. These notes mature on the earlier of: (i) July 31, 1997, or (ii) the closing date of the initial public offering, provided that the maturity of the notes will be accelerated upon an Event of Default. Accrued interest payable related to these notes amounts to $12,301 (unaudited) and $7,688 at March 31, 1997 and December 31, 1996, respectively. Subsequent to December 31, 1996, $30,000 of such notes, as well as $2,100 of accrued interest, were converted to 16,050 shares of the Company's common stock.

     In September 1996, the founder of the Company transferred 33,333 shares of his common stock to certain individuals for services rendered on behalf of the Company. These shares were valued at $3.00 per share, the estimated fair value of the stock at the date of the transfer. As the Company implicitly benefited from this transaction, the value of the shares transferred was reflected as an expense in the accompanying financial statements with a corresponding credit to additional paid-in capital.

     In October 1996, the Company issued 19,231 shares of its common stock to certain individuals for services rendered during the year ended December 31, 1996. These shares were valued at $3.00 per share, the estimated fair market value of the stock at the date of issuance.

     On February 6, 1997, the Board of Directors authorized a reverse stock split in the ratio of two common shares for every three common shares outstanding as of February 7, 1997. The reverse stock split has been retroactively reflected for all periods presented.

     In March 1997, the Company, in connection with entering into a two-year exclusive East coast manufacturing agreement, issued 35,000 shares of its common stock. These shares were valued at $4.50 per share, the estimated fair market value of the stock at the date of issuance. Pursuant to the agreement, the manufacturer has agreed to provide $250,000 of 21-day trade credit terms. Further, the Company is obligated to pay the manufacturer $150,000 against existing amounts owed by April 30, 1997. In the event such amount

                             MIKE'S ORIGINAL, INC.

              (INFORMATION WITH RESPECT TO THE THREE MONTHS ENDED
                     MARCH 31, 1997 AND 1996 IS UNAUDITED)

is not paid, the Company will be obligated to issue an additional 30,000 shares of its common stock to the manufacturer. These additional shares were issued to the manufacturer in May 1997.

NOTE L -- STOCK OPTION PLANS

     At December 31, 1996, the Company has two stock-based compensation plans, which are described below. The Company applies APB Opinion 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for stock options issued to employees. The Company applies Statement of Financial Accounting Standards No. 123 ("SFAS No. 123"), Accounting for Stock-Based Compensation, in accounting for stock options issued to nonemployees. The compensation cost that has been charged against income for stock options issued to nonemployees was $812,000 for the year ended December 31, 1996.

     Had compensation cost for employees been determined based on the fair value at the grant dates consistent with the methodology of SFAS No. 123, the Company's net loss and net loss per share would have been increased to the pro forma amounts indicated below:

                                                           THREE MONTHS ENDED      YEAR ENDED
                                                               MARCH 31,          DECEMBER 31,
                                                                  1997                1996
                                                           ------------------     ------------
                                                              (UNAUDITED)
    Net loss
      As reported........................................     $ (1,485,217)       $ (4,050,547)
      Pro forma..........................................       (1,673,799)         (4,581,047)
    Net loss per share
      As reported........................................     $       (.54)       $      (1.65)
      Pro forma..........................................             (.60)              (1.86)

     The Company's net loss and net loss per share for the three months ended March 31, 1996 and the nine-month period ended December 31, 1995 would not have been impacted as no stock options were issued by the Company durin these periods.

     In August 1995, the Company formally adopted a Long-Term Incentive Plan (the "1995 Plan"), which provides that the Company may grant certain key employees or consultants either stock options, stock appreciation rights, restricted stock, performance grants or other types of awards to acquire shares of the Company's common stock or other company securities (the "Awards"). The 1995 Plan, as amended, authorizes the issuance of a maximum of 433,333 shares of common stock. As of December 31, 1996, the Company has granted an aggregate of 256,667 options to purchase common stock with exercise prices ranging from $1.50 to $3.00 under the 1995 Plan. At December 31, 1996, 33,333 options to purchase common stock at an exercise price of $3.00 were exercisable. None of these options have been exercised to date. During the year ended December 31, 1996, compensation cost recognized in income for the issuance of options under the 1995 Plan to nonemployees totaled $119,000. (See Note O for issuance of additional stock options in May 1997.)

     On October 15, 1996, the Company's Board of Directors approved a 1996 Nonqualified Stock Option Plan ("Nonqualified Plan") for officers, directors, employees and consultants of the Company. The Plan, as amended, authorizes the issuance of up to 500,000 shares of common stock. As of December 31, 1996, the Company has granted 396,666 options to purchase shares of common stock under the Nonqualified Plan at an exercise price of $1.50 per share. None of the stock options granted in 1996 were exercisable at December 31, 1996. During the year ended December 31, 1996, compensation cost recognized in income for the issuance of options under the Nonqualified Plan to nonemployees totaled $693,000. (See Note O for cancellation of stock options in June 1997.)

                             MIKE'S ORIGINAL, INC.

              (INFORMATION WITH RESPECT TO THE THREE MONTHS ENDED
                     MARCH 31, 1997 AND 1996 IS UNAUDITED)

     On January 24, 1997, the Company granted an outside director nominee and its Vice President-Finance stock options of 23,333 and 33,333, respectively, under the 1996 Nonqualified Stock Option Plan. These options have an exercise price of $1.50 per share, the estimated fair market value at the date of the grant. These options are exercisable six months from the date of grant and expire ten years from the date of grant.

     In March of 1997, the Company granted options to purchase 25,000 shares of its common stock at an exercise price of $1.50 to its Vice President -- Finance.

     A summary of stock option activity related to the Company's Plans is as follows:

                                                                WEIGHTED              1996
                                           1995 PLAN            AVERAGE         NONQUALIFIED PLAN
                                    -----------------------     EXERCISE     -----------------------
                                    SHARES      PRICE RANGE      PRICE       SHARES      PRICE RANGE
                                    -------     -----------     --------     -------     -----------
    Outstanding at 1/1/96.........       --                                       --
    Granted.......................  256,667     $ 1.50-3.00      $ 1.69      396,666        $1.50
                                    -------                                  -------
    Outstanding at 12/31/96.......  256,667       1.50-3.00        1.69      396,666
    Granted (unaudited)...........       --                                   81,666         1.50
                                    -------                                  -------
    Outstanding at 3/31/97
      (unaudited).................  256,667       1.50-3.00        1.69      478,332         1.50
                                    =======                                  =======
    Exercisable at 3/31/97
      (unaudited).................  256,667       1.50-3.00        1.69           --
                                    =======                                  =======

NOTE M -- FAIR VALUE OF FINANCIAL INSTRUMENTS AND CONCENTRATION OF
          CREDIT RISK

     The carrying amounts of cash, accounts receivable, accounts payable and other accrued liabilities are estimated to approximate their fair value. The Company believes that it is not practicable to estimate the fair value of its debt obligations due to its current financial condition.

     Concentrations of credit risk with respect to trade accounts receivable exist as the Company sells products primarily to one distributor. The Company performs periodic credit evaluations of its customers' financial condition and does not require collateral or other security. The distributor referred to in Note C accounted for approximately 76% (unaudited), 79% (unaudited), 79% and 22% of the Company's sales for the three months ended March 31, 1997 and 1996, the year ended December 31, 1996 and the nine months ended December 31, 1995, respectively. This distributor accounted for 81% (unaudited), 57% and 94% of the Company's net accounts receivable at March 31, 1997, December 31, 1996 and 1995, respectively.

     A second customer accounted for approximately 10% of the Company's sales for the nine months ended December 31, 1995.

     The Company's products have historically been manufactured by independent facilities. Certain of these facilities have ceased manufacturing on behalf of the Company due to the fact that these facilities are owed substantial sums of money by the Company and the Company's products are currently manufactured at only one facility. If this manufacturer elects to suspend the manufacturing of the Company's products, the Company's operating results may be adversely affected.

                             MIKE'S ORIGINAL, INC.

              (INFORMATION WITH RESPECT TO THE THREE MONTHS ENDED
                     MARCH 31, 1997 AND 1996 IS UNAUDITED)

NOTE N -- COMMITMENTS AND CONTINGENCIES

LEASE COMMITMENTS

     Future minimum payments under a capital lease and noncancellable operating leases for office space, equipment and vehicles, with initial terms of one or more years, consist of the following at December 31, 1996:

                                                                      CAPITAL     OPERATING
                                                                       LEASE       LEASES
                                                                      -------     ---------
    Twelve months ending December 31,
      1997..........................................................  $10,728      $29,912
      1998..........................................................    3,676       15,836
      1999..........................................................                11,025
      2000..........................................................                 2,023
      2001..........................................................
                                                                      -------      -------
    Total minimum lease payments....................................  $14,404      $58,796
                                                                                   =======
    Less amounts representing interest..............................      836
                                                                      -------
    Present value of net minimum lease payments.....................  $13,568
                                                                      =======

EMPLOYMENT CONTRACTS

     During the year ended December 31, 1996, the Company hired a Vice President of Sales and Marketing. The Company has entered into an employment agreement with this individual. The agreement provides for an annual base salary of $100,000, plus an incentive bonus. This agreement is for an initial term of one year from the earlier of the effective date of an initial public offering of the Company's securities or March 1, 1997. (See Note O for resignation of this employee effective June 20, 1997.)

     In addition, the Company has employment agreements with the founder and another employee which provide for annual base salaries of $125,000 and $40,000, respectively, and expire, as amended, in June 2001 and June 1998, respectively. During the year ended December 31, 1996, these individuals voluntarily waived all rights to receive the accrued salaries payable to them aggregating $110,565 and, accordingly, such amount has been presented as a contribution to the Company's additional paid-in capital. Further, in April 1997, the founder agreed to waive an additional $27,333 of accrued salary through February 28, 1997.

     In March of 1997, the Company entered into a two-year employment agreement with its Vice-President -- Finance which provides for an annual base salary of $95,000 for the first year and $105,000 for the second year.

CONSULTING AGREEMENTS

     On March 1, 1994, the Company entered into a consulting agreement with an investor (the "Investor"), whereby the Company shall pay the Investor $75,000 for the first year ended on March 31, 1995, $100,000 for the second year and $125,000 for the third year. The Company recorded accrued consulting expense of $89,585 during the year ended December 31, 1996 and $75,000 for the nine months ended December 31, 1995. In September 1996, this investor voluntarily waived all rights to receive the consulting fee payable to him and, accordingly, the aggregate amount waived, $247,917, has been reflected as a contribution to additional paid-in capital.

                             MIKE'S ORIGINAL, INC.

              (INFORMATION WITH RESPECT TO THE THREE MONTHS ENDED
                     MARCH 31, 1997 AND 1996 IS UNAUDITED)

     In November 1996, this consulting agreement was superseded by a new agreement. The new agreement provides that beginning January 1, 1997, the Company will pay the Investor an annual salary at the rate of $125,000 per annum for a three-year period. However, no monies will be paid to this Investor until such time as the Company shall consummate a private or public offering of its securities for not less than $2,000,000 in gross proceeds.

     In April 1997, the November 1996 consulting agreement was terminated and, in consideration for such termination, the Company issued 150,000 shares of its common stock to the consultant. At March 31, 1997, accrued compensation payable to this consultant aggregated approximately $31,000 In April 1997 the Company recognized a charge to operations of approximately $644,000 based upon the estimated fair market value of the shares issued to the consultant.

     During the year ended December 31, 1996, the Company entered into a consulting agreement with an entity that will provide sales and marketing advisory and consulting services to the Company. This entity will receive an annual consulting fee of $50,000 and has received options to purchase 133,333 shares of the Company's common stock at $1.50 per share expiring October 15, 2006. One third of such options become exercisable at the end of each successive six-month period.

LINE OF CREDIT

     In December 1995, the Company obtained an unsecured line of credit for $25,000. Borrowings under this line bear interest at 15% per annum. Borrowings made under this line aggregated $22,251 (unaudited) and $23,506 at March 31, 1997 and December 31, 1996, respectively.

LEGAL PROCEEDINGS

     The Company is subject to various legal proceedings, claims and liabilities which arise in the ordinary course of its business. In the opinion of management, the amount of ultimate liability with respect to these actions will not have a material adverse effect on the Company's results of operations, cash flow or financial position.

     In addition, the Company is subject to a proceeding that arose due to the Company's present financial condition and its delinquent payments to certain creditors. Specifically, in December 1996, the Company entered a Stipulation of Entry of Judgment with a former manufacturer, whereby the Company acknowledged an obligation in the amount of $539,482 to this manufacturer. Entry of the judgment, however, has been stayed as long as the Company continues to make payments with respect to this obligation. Pursuant to this judgment with this manufacturer, the Company is continuing to make payments to reduce this obligation, the balance of which was $245,783 (unaudited) and $276,283 at March 31, 1997 and December 31, 1996, respectively.

     Furthermore, the Company is subject to an action in which the plaintiff seeks damages in the amount of $61,510 plus interest accrued, costs and attorneys fees arising from advertising and promotion services which the plaintiff claims to have performed for the Company. Although no assurances can be given, the Company believes it has meritorious defenses to this action and will defend itself vigorously.

     In the opinion of management, the amount of any additional liability in connection with the aforementioned matters, in excess of amounts provided for in the normal course of business, will not materially affect the Company.

                             MIKE'S ORIGINAL, INC.

              (INFORMATION WITH RESPECT TO THE THREE MONTHS ENDED
                     MARCH 31, 1997 AND 1996 IS UNAUDITED)

TERMINATION OF EMPLOYMENT CONTRACT AND ASSOCIATED STOCK OPTIONS

     The Company had an employment agreement with its President which provided for an annual base salary and bonuses. The agreement also provided for the granting of 5,101 of immediately exercisable and fully vested options to purchase shares of the Company's common stock at an exercise price of $3.00. This agreement expires in February 1999. In addition, the President was granted an incentive stock option to purchase 73,205 shares of the Company's common stock at an exercise price of $3.00, which vested ratably over three years beginning February 1995.

     On September 15, 1996, the President resigned his employment with the Company. At the time of the resignation, 29,530 options to purchase shares of the Company's common stock at an option price of $3.00 per share were exercisable and the balance was cancelled. The exercisable options expired on December 15, 1996, three months from the date of the President's resignation.

NOTE O -- SUBSEQUENT EVENTS

     On May 2, 1997, the Company granted its President 50,000 stock options under the Long-Term Incentive Plan. These options have an exercise price of $1.50. The options are exercisable on November 1, 1997 and expire ten years from the date of the grant.

     In May 1997, the Company issued 100,000 shares of its common stock to its legal counsel for services rendered during March and April of 1997. These shares were valued at $4.50 per share, the estimated fair value of the stock at the date of issuance and, accordingly, $225,000 was charged to operations during the three months ended March 31, 1997. An additional charge of $225,000 will be charged to operations during the second quarter of 1997.

     On May 28, 1997, the Company entered into a Stipulation and Order of Settlement in connection with an action that was commenced against the Company in the United States District Court for the Eastern District of New York. As part of this settlement, the Company acknowledged that it is indebted to the plaintiff in an amount equal to $125,936 plus interest. The settlement establishes a schedule for the Company's payment of the outstanding balance to the plaintiff. The Company had accrued for amounts owed to the plaintiff in this matter. At December 31, 1996, such accrual amounted to approximately $119,000 and was included in accounts payable. At March 31, 1997, approximately $86,000 of this balance was reclassified as noncurrent based on the terms of the settlement agreement.

     In June 1997, the Company issued 13,307 shares of its common stock to certain individuals in settlement of amounts owed to these individuals aggregating $39,921. An interest charge of approximately $20,000 representing the difference between the estimated fair value of the Company's common stock and the value the Company ascribed to these shares on the date of issuance will be recognized by the Company in the second quarter of 1997.

     Effective June 20, 1997, the Vice President of Sales and Marketing resigned his employment with the Company. At the time of the resignation, 66,667 options to purchase shares of the Company's common stock at an option price of $1.50 were cancelled. These cancelled options have not been included in the calculation of net loss per common share. (See Note C-10.)

     On June 11, 1997, the Company's Board of Directors approved the appointment of an individual to act as Vice President -- Marketing commencing on the effective date of the Company's initial public offering.

======================================================

     NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS. ANY INFORMATION OR PRESENTATIONS NOT HEREIN CONTAINED, IF GIVEN OR MADE, MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES OFFERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES BY ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. THE DELIVERY OF THIS PROSPECTUS SHALL NOT, UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.
                            ------------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Prospectus Summary....................    4
Risk Factors..........................    8
Use of Proceeds.......................   14
Dilution..............................   15
Capitalization........................   16
Dividend Policy.......................   17
Selected Financial Data...............   18
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   19
Business..............................   30
Management............................   35
Principal Stockholders................   41
Certain Transactions..................   42
Selling Securityholders...............   44
Description of Securities.............   46
Underwriting..........................   50
Legal Matters.........................   52
Experts...............................   52
Change in Accountants.................   52
Available Information.................   52
Index to Financial Statements.........  F-1
Independent Auditor's Report..........  F-2



     Until October 30, 1997 (90 days after the commencement of the offering), all dealers effecting transactions in the Units, Common Stock or Warrants, whether or not participating in this distribution, may be required to deliver a Prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a Prospectus when acting as Underwriters and with respect to their unsold allotments or subscriptions.

======================================================

======================================================


                                 700,000 UNITS

                             MIKE'S ORIGINAL, INC.
                              --------------------
                                   PROSPECTUS
                              --------------------

                              IAR SECURITIES CORP.
                                   MILLENNIUM
                                SECURITIES CORP.

                                 JULY 31, 1997


======================================================